Exhibit 2.1

CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED WITH [***] HAS BEEN EXCLUDED IN ACCORDANCE WITH REGULATION S-K ITEM 601(B)(2) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

ZEROFOX HOLDINGS, INC.,

LGCS ACQUISITION HOLDCO, LLC,

LOOKINGGLASS CYBER SOLUTIONS, INC.,

LGCS HOLDCO, INC.,

LGCS MERGER SUB, INC.

and

Glenn Rieger,

as the Stockholders’ Representative,

Dated: April 14, 2023

TABLE OF CONTENTS

ARTICLE I Definitions and Rules of Construction		3
1.1.	Definitions	3
1.2.	Rules of Construction	25
ARTICLE II The Merger		26
2.1.	Closing	26
2.2.	The Merger	26
2.3.	Governing Documents.	26
2.4.	Managing Members of Surviving Limited Liability Company and LGCS LLC	27
2.5.	Conversion of Capital Stock	27
2.6.	Treatment of Options and Warrants	32
2.7.	Closing Consideration Shares	33
2.8.	Mechanics of Exchange and Surrender	35
2.9.	Post-Closing Adjustments	36
2.10.	Earnout Shares	38
2.11.	Parent Sale Event	39
2.12.	Tax Matters	40
2.13.	Withholding	40
2.14.	Security Deposit Shares	40
2.15	Specified Tax Matters Shares	40
ARTICLE III Representations and Warranties of the Company and LGCS Holdco		41
3.1.	Organization and Power	41
3.2.	Authorization and Enforceability	42
3.3.	Capitalization	43
3.4.	No Violation	44
3.5.	Governmental Authorizations and Consents	45

i

3.6.	Financial Statements	45
3.7.	Absence of Certain Changes	46
3.8.	Relationships with Affiliates	49
3.9.	Indebtedness to and from Officers, Directors and Stockholders of the Group Companies	49
3.10.	Assets	49
3.11.	Real Property	49
3.12.	Intellectual Property	51
3.13.	Contracts	56
3.14.	Compliance with Laws; Anti-Corruption; Anti-Money Laundering; Permits	60
3.15.	Environmental Matters	61
3.16.	Litigation	62
3.17.	Personnel Matters	62
3.18.	Labor Matters	64
3.19.	Employee Benefits	65
3.20.	Tax Matters	67
3.21.	Insurance	72
3.22.	Bank Accounts; Powers of Attorney	73
3.23.	Customers and Suppliers.	73
3.24.	Books and Records	74
3.25.	Products Liability and Warranty Liability	74
3.26.	Export Controls; Sanctions	74
3.27.	Requisite Approval	75
3.28.	No Brokers	75
3.29.	Accredited Investors	75
3.30.	No Additional Representations	75
ARTICLE IV Representations and Warranties of Parent and Merger Sub		76

4.1.	Organization and Authority of Parent and Merger Sub	76
4.2.	No Conflicts; Required Filings Consents	77
4.3.	No Prior Merger Sub Operations	77
4.4.	No Brokers	77
4.5.	SEC Filings	77
4.6.	Litigation	78
4.7.	Absence of Changes	78
4.8.	Valid Issuance	78
4.9.	Tax Matters	78
4.10.	Solvency	78
4.11.	Investigation	78
4.12.	Foreign Person	78
4.13.	No Additional Representations	78
ARTICLE V Covenants		80
5.1.	Conduct of the Company	80
5.2.	Access to Information	82
5.3.	Consents; Approvals; Efforts, Regulatory and Other Authorizations	83
5.4.	Tax Matters	85
5.5.	Confidentiality	89
5.6.	Exclusivity	89
5.7.	Public Announcements	90
5.8.	Notice of Developments	90
5.9.	Termination of Affiliated Loans	90
5.10.	Information Statement; Stockholders’ Written Consent	90
5.11.	Director and Officer Indemnification	91
5.12.	Form 8-K Filing	91
5.13.	No Parent Securities Transactions	92

5.14.	LGCS Restructuring	92
5.15.	Awards under the Parent Equity Plan	92
5.16.	Intentionally Omitted	93
5.17.	Update of Allocation Statement	93
5.18.	Payoff Closing Indebtedness	93
5.19.	Payoff Transaction Expenses	94
5.20.	Czechia Filing	94
5.21.	Funding of Specified Tax Matters Reserve	94
5.22.	Security Deposits	94
ARTICLE VI Conditions to Closing		94
6.1.	Conditions to the Obligations of the Company and LGCS Holdco	94
6.2.	Conditions to the Obligations of Parent and Merger Sub	95
ARTICLE VII Deliveries by LGCS Holdco and the Company at Closing		96
7.1.	Deliveries by LGCS Holdco and the Company at Closing	96
7.2.	Deliveries by Parent and Merger Sub at Closing	97
ARTICLE VIII Indemnification		98
8.1.	Survival of Representations and Covenants	98
8.2.	Indemnification of Parent Indemnitees	98
8.3.	Certain Limitations	99
8.4.	Procedure.	100
8.5.	Tax Treatment	102
8.6.	Indemnity Shares Offset	102
8.7.	Special Indemnity Shares	103
8.8	Exclusive Remedy	104
ARTICLE IX Termination		104

9.1.	Termination Events	104
9.2.	Procedure and Effect of Termination	105
ARTICLE X Miscellaneous		105
10.1.	Stockholders’ Representative	105
10.3.	Notices	107
10.4.	Governing Law	109
10.5.	Entire Agreement	109
10.6.	Severability	109
10.7.	Amendment	109
10.8.	Effect of Waiver or Consent	109
10.9.	Parties in Interest; Limitation on Rights of Others	110
10.10.	Assignability	110
10.11.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	110
10.12.	Specific Performance	110
10.13.	Counterparts	111
10.14.	Further Assurances	111
10.15.	Privilege.	111

EXHIBITS

EXHIBIT A – CLOSING NET WORKING CAPITAL CALCULATION

EXHIBIT B – FORM OF LETTER OF TRANSMITTAL

EXHIBIT C – CLOUDSHIELD IP LICENSE AGREEMENT

EXHIBIT D – FORM OF NOTE

v

AGREEMENT AND PLAN OF MERGER

this aGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of April 14, 2023, is by and among ZeroFox Holdings, Inc., a Delaware corporation (“Parent”), LGCS Acquisition Holdco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), LGCS Holdco, Inc., a Delaware corporation (“LGCS Holdco”), LGCS Merger Sub, Inc., a Delaware corporation (“LGCS Merger Sub”), Lookingglass Cyber Solutions, Inc., a Delaware corporation (the “Company”), and Glenn Rieger, solely in his capacity as Stockholders’ Representative hereunder.

R E C I T A L S

WHEREAS, at least two (2) Business Days prior to the Closing, the Company and LGCS Holdco will cause LGCS Merger Sub to merge with and into the Company, with the Company surviving the merger, and in such merger, (i) the shares of capital stock of the Company issued and outstanding immediately prior to the merger will be automatically cancelled and extinguished and converted into the right to receive shares of capital stock of LGCS Holdco, having the same designations, powers, preferences and rights with respect to LGCS Holdco as such issued and outstanding shares of capital stock of the Company has with respect to the Company, (ii) all shares of capital stock held in the Company’s treasury immediately prior to the effective time of such merger will be automatically cancelled and cease to exist, and (iii) each share of common stock of LGCS Merger Sub issued and outstanding immediately prior to the effective time of such merger shall be converted into and shall represent one fully paid and nonassessable share of common stock of the Company, resulting in the Company becoming the sole and direct wholly-owned subsidiary of LGCS Holdco (the “LGCS Restructuring Merger”);

WHEREAS, as a result of the LGCS Restructuring Merger, LGCS Holdco will be the sole stockholder (and after the LGCS Restructuring Conversion (defined below) the sole member) of the Company and each stockholder of the Company prior to the LGCS Restructuring Merger shall hold the same capital stock in LGCS Holdco, with the same rights, privileges and preferences, as they had in the Company prior to the LGCS Restructuring Merger;

WHEREAS, promptly following the consummation of the LGCS Restructuring Merger and in no event later than one (1) Business Day prior to the Closing Date, LGCS Holdco will cause the Company to convert from a Delaware corporation to a Delaware limited liability company with the name Lookingglass Cyber Solutions, LLC, a Delaware limited liability company (the Company as converted, “LGCS LLC”) (the “LGCS Restructuring Conversion” and, together with the LGCS Restructuring Merger, the “LGCS Reorganization”);

WHEREAS, the LGCS Reorganization is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code;

WHEREAS, at least one (1) Business Day prior to the Closing, after the consummation of the LGCS Reorganization, the Company will distribute to LGCS Holdco all of the shares of Parent Common Stock held by the Company on such date (the “Lookingglass-ZF Stock”), which in turn will distribute the Lookingglass-ZF Stock to (i) third parties to pay certain Transaction Expenses or obtain funds necessary to pay Transaction Expenses and (ii) certain holders of Preferred Stock of LGCS Holdco in partial satisfaction of the liquidation preferences of such holders in accordance with the LGCS Holdco Charter (which for purposes of such distribution and as reflected in the Allocation Statement shall be valued at the VWAP ending five (5) Business Days prior to such distribution) (the “ZF Stock Distribution”, and together with the LGCS Reorganization, the “LGCS Restructuring”);

WHEREAS, Parent desires to acquire LGCS Holdco following the consummation of the LGCS Restructuring and following the ZF Stock Distribution in a merger transaction, pursuant to which LGCS Holdco will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the Surviving Limited Liability Company (as defined below) and a wholly-owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of Parent, LGCS Holdco and the Company, and the sole managing member of Merger Sub have on the terms and subject to the conditions set forth in this Agreement, (i) determined and declared that the Merger is advisable to, and in the best interest of, each corporation and its respective stockholders and member, as applicable, (ii) authorized and approved this Agreement, the Ancillary Documents, the Merger and the consummation of the Contemplated Transactions and (iii) in the case of the Company’s and LGCS Holdco’s boards of directors, have directed that this Agreement be submitted to the Stockholders for its adoption and recommended that the Stockholders vote to adopt the Agreement, in accordance with the DGCL, and their respective charters and bylaws (the “Board Approval”);

WHEREAS, promptly, and in any event no later than two (2) days, following the execution and delivery of this Agreement, the Company will solicit, obtain and deliver to Parent (i) the written consent of those Stockholders constituting the Requisite Approval in accordance with the Company Charter, the bylaws of Company and the DGCL (A) adopting this Agreement and approving the consummation of the Contemplated Transactions, (B) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such stockholder has received a copy of Section 262 of the DGCL, and (C) acknowledging that by its approval of the Merger that it is not entitled to appraisal rights with respect to its shares of capital stock in the Company (or in its capital stock in LGCS Holdco upon consummation of the LGCS Restructuring) in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock in the Company (or in its capital stock in LGCS Holdco upon consummation of the LGCS Restructuring) under the DGCL (such matters, the “Company Stockholder Matters”), and (ii) to be held in escrow by Parent and released immediately upon the consummation of the LGCS Restructuring Merger, the written consent of those Stockholders constituting the Requisite Approval in accordance with the LGCS Holdco Charter, the bylaws of LGCS Holdco and the DGCL, approving the Company Stockholder Matters (collectively, clauses (i) and (ii), the “Written Consent”);

WHEREAS, promptly following the receipt of the Written Consent, the Company will transmit to each Company Stockholder who did not execute the Written Consent any notices required under Section 228(e) and Section 262 of the DGCL; and

WHEREAS, concurrently with the execution and delivery of this Agreement, each Person listed on Schedule 1.1(a) (each Person listed, a “Key Employee”) is delivering a duly executed employment agreement and restrictive covenant agreement to Parent, in form and substance reasonably satisfactory to Parent and the respective Key Employee, to be effective as of the Closing;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1. Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Principles” means the principles, practices, methodologies and procedures used by the Company in the preparation of the balance sheet of the Company as of the Balance Sheet Date to the extent consistent with GAAP.

“Accredited Investors” shall have the meaning set forth in Rule 501(a) under the Securities Act.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For all purposes of this Agreement, the Company and LGCS Holdco shall not be deemed to be an Affiliate of Parent prior to the Closing, and shall be deemed to be an Affiliate of Parent from and after the Closing.

“Affiliate Agreement” has the meaning set forth in Section 3.8.

“Affiliated Loans” means those items that are set forth on Section 3.9 of the Company Disclosure Schedule, together with those arrangements entered into between the date hereof and the Closing that, if in place as of the date hereof, would have been required to have been included on Section 3.9 of the Company Disclosure Schedule.

“Agreement” has the meaning set forth in Preamble.

“Allocation Statement” means the allocation statement described in more detail in Section 2.7(d), as updated from time to time in accordance with Section 5.17, which shall (i) reflect the terms and conditions of the liquidation preferences and rights to liquidating distributions of the Capital Stock under the LGCS Holdco Charter as applied to the Merger Consideration, and (ii) account for and set forth the manner of (A) the ZF Stock Distribution, (B) the CloudShield Distribution, in each case in accordance with the terms and provisions of the LGCS Holdco Charter, and (C) all prior distributions of Merger Consideration to the Stockholders.

“Ancillary Documents” means any other document expressly required to be executed and delivered in connection with this Agreement and the transactions contemplated hereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78m and 15 U.S.C. § 78dd-1 et seq.), and analogous applicable Laws and regulations of all other jurisdictions in which the Company conducts business.

“Auditor” has the meaning set forth in Section 2.9(b).

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Board Approval” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 2.5(c).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Capital Stock” means, collectively, the Common Stock and the Preferred Stock.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended, and the rules and regulations promulgated thereunder.

“Cash” means cash, cash equivalents, and marketable securities; provided that “Cash” shall not include (i) restricted cash or similar restricted balances, (ii) the security deposits and other cash collateral set forth on Schedule 1.1(b) or (iii) the cash set aside in respect of the Specified Tax Matters Reserve pursuant to Section 5.21. Cash shall be decreased on a dollar for dollar basis by the amount of any cash received by the Company between April 1, 2023 and the Closing Date from customers who entered into Contracts with the Company between April 1, 2023 and the Closing Date; provided, however, that such decrease may be reduced on a dollar for dollar basis by an amount equal to all operational expenses and liabilities incurred by the Company on or after April 1, 2023, to the extent such operational expenses and liabilities have not been taken into account as an offset to the accounts receivable exclusion described in the last sentence of “Closing Net Working Capital”.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“CISA Contract” means collectively (i) the Reseller Agreement, dated April 19, 2013, between the Company and EC America, Inc. (a subsidiary of immixGroup) and (ii) the Purchase Order, dated September 21, 2022, between the Company and EC America, Inc., all in connection with that certain Prime Contract GS-35F-0511T, expiring June 26, 2027, between EC America, Inc. and the U.S. General Services Administration.

“CISA Purchase Order” means the Purchase Order, dated August 10, 2022, between the Company and EC America, Inc.

“CISA Renewal” has the meaning set forth in Section 2.10(c).

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means all Cash held by the Company immediately prior to the Closing, determined in accordance with the Accounting Principles; provided, that “Closing Cash” shall be (i) increased by the amount of deposits or other payments received by any of the Group Companies but not yet credited to the bank accounts of the applicable Group Company as of such time, (ii) reduced by the amount of any outstanding checks or other payments issued by any Group Company but not yet deducted from the bank accounts of the applicable Group Company as of such time (to the extent not already accounted for by the definition of Cash), and (iii) calculated net of any amounts overdrawn from the bank accounts of the Company as of such time.

“Closing Consideration Shares” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Statement” has the meaning set forth in Section 2.7(c).

“Closing Indebtedness” means all of the Indebtedness of the Group Companies as of immediately prior to the Closing.

“Closing Net Working Capital” means (a) the sum of the total current assets of the Company minus (b) the sum of the total current liabilities of the Company, in each case, immediately prior to the Closing as calculated in accordance with the Accounting Principles and in accordance with the illustrative example set forth on Exhibit A; provided that “Closing Net Working Capital” shall exclude the security deposits and other cash collateral set forth on Schedule 1.1(b), Indebtedness, Transaction Expenses, deferred revenue and Cash of the Company. Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that the dollar amount of any accounts receivable from customers regarding Contracts entered into with the Company between April 1, 2023 and the Closing Date shall be excluded from Closing Net Working Capital; provided, however, that such exclusion may be reduced on a dollar for dollar basis by an amount equal to all operational expenses and liabilities incurred by the Company on or after April 1, 2023.

“Closing Transaction Expenses” means all Transaction Expenses that are unpaid immediately prior to the Closing.

“CloudShield Distribution” has the meaning set forth in Section 7.1(j).

“CloudShield IP” has the meaning set forth in Section 7.1(j).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Commercial Software” means non-customized, off-the-shelf, commercially-available Software (excluding any Software which constitutes CloudShield IP) licensed pursuant to a standard form license agreement, used internally (and not licensed or sublicensed to third parties) by the Group Companies in connection with the business of the Group Companies as currently conducted, and with annual royalty, license, maintenance, support and other fees of fifty thousand dollars ($50,000) or less.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, or, as applicable, the common stock, par value $0.0001 per share, of LGCS Holdco following the LGCS Restructuring Merger, which shall have the same designations, powers, preferences and rights as the Common Stock of the Company.

“Company” has the meaning set forth in the Preamble, which following the LGCS Restructuring Conversion shall mean LGCS LLC.

“Company 2012 Equity Plan” means the Lookingglass Cyber Solutions, Inc. 2012 Stock Incentive Plan, as amended or restated from time to time.

“Company 2022 Equity Plan” means the Lookingglass Cyber Solutions, Inc. 2022 Equity Incentive Plan, as amended or restated from time to time.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated May 10, 2022, as amended and corrected on January 25, 2023.

“Company D&O Tail Policy” has the meaning set forth in Section 5.11(b).

“Company Data” has the meaning set forth in Section 3.12(n).

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof, delivered by the Company to Parent in connection with the execution and delivery of this Agreement.

“Company Employment Contracts” means all employment contracts to which the Company is, and, to the Knowledge of the Company, the other Group Companies are a party.

“Company Equity Plans” means, together, the Company 2012 Equity Plan and the Company 2022 Equity Plan.

“Company Group” means the Company, the Group Companies and their respective Restricted Affiliates (other than, following the Closing, LGCS Holdco).

“Company Indemnified Persons” has the meaning set forth in Section 5.11(a).

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Group Companies, excluding all CloudShield IP.

“Company Intellectual Property Registration” means any registration of any Company Intellectual Property with any Governmental Authority.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video, but excluding all CloudShield IP) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by or for the Group Companies.

“Company Material Adverse Effect” means, with respect to the Group Companies, an Event that, individually or collectively, has, or would reasonably be expected to have, a material adverse effect either (a) on the business, condition (financial or otherwise), assets, liabilities, results of operation or prospects of the Group Companies taken as a whole or (b) that prevents or materially delays or materially impacts the ability of the Group Companies to consummate the Contemplated Transactions or would reasonably be expected to have any such effect; provided, that any effect resulting from any of the following shall not be considered when determining whether, and none of the following will be taken into account in determining whether there has been, a Company Material Adverse Effect shall have occurred: (i) conditions affecting generally the United States economy, including the financial, credit, or securities markets, (ii) acts of terrorism (including cyber terrorism), armed hostilities or war, including civil unrest or cyberattacks, (iii) any change in Law or GAAP, (iv) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the Contemplated Transactions (including the Merger) and the taking of any action required by this Agreement, (v) any failure by the Group Companies to meet any internal or published projections, forecasts, or revenue or earnings predictions (it being understood and agreed that the circumstances underlying any such failure may, unless otherwise excluded by another clause in this definition, be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur), (vi) natural disasters or acts of God, including pandemics and epidemics, (vii) any changes in conditions generally affecting the industry in which the Group Companies operate, (viii) interest, currency or exchange rates or the price of any commodity, security or market index, or (ix) COVID-19, any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, except, in the case of clauses (i), (ii), (iii), (vi), (vii), (viii) and (ix) to the extent (and only to the extent) that the Group Companies are materially and disproportionately adversely impacted, or would reasonably be expected to be materially and disproportionately adversely impacted, by such events in comparison to others in the industry in which the Group Companies operate (in which case only the incremental disproportionate effect may be taken into account, and only then to the extent otherwise permitted by this definition).

“Company Products” means all Software products and related services of the Group Companies (excluding all CloudShield IP) that are currently offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Group Companies.

“Company Series 1 Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 1 Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 1 Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 1 Preferred Stock.

“Company Series 1A Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 1A Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 1A Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 1A Preferred Stock.

“Company Series 1B Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 1B Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 1B Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 1B Preferred Stock.

“Company Series 2-A-1 Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 2-A-1 Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 2-A-1 Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 2-A-1 Preferred Stock.

“Company Series 2-A-2 Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 2-A-2 Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 2-A-2 Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 2-A-2 Preferred Stock.

“Company Series 2-B Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 2-B Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 2-B Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 2-B Preferred Stock.

“Company Series 2-C Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 2-C Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 2-C Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 2-C Preferred Stock.

“Company Series 2-D Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 2-D Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 2-D Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 2-D Preferred Stock.

“Company Series 3-A-1 Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 3-A-1 Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 3-A-1 Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 3-A-1 Preferred Stock.

“Company Series 3-A-2 Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 3-A-2 Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 3-A-2 Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 3-A-2 Preferred Stock.

“Company Series 3-B Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 3-B Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 3-B Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 3-B Preferred Stock.

“Company Series 3-C Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 3-C Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 3-C Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 3-C Preferred Stock.

“Company Series 3-C-1 Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 3-C-1 Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 3-C-1 Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 3-C-1 Preferred Stock.

“Company Series 3-D Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series 3-D Preferred Stock,

with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series 3-D Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series 3-D Preferred Stock.

“Company Series A-1 Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series A-1 Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series A-1 Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series A-1 Preferred Stock.

“Company Series A-2 Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series A-2 Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series A-2 Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series A-2 Preferred Stock.

“Company Series B Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series B Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series B Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series B Preferred Stock.

“Company Series D Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated in the Company Charter as Series D Preferred Stock, with all the rights, preferences and privileges set forth in the Company Charter, or as applicable, the LGCS Holdco Series D Preferred Stock following the LGCS Restructuring Merger, which shall have the same designations, powers preferences and rights as the Company Series D Preferred Stock.

“Company Site” has the meaning set forth in Section 3.12(m).

“Company Stockholder Matters” has the meaning set forth in the Recitals.

“Consultant” means all Persons who are or have been engaged as consultants by the Group Companies or who otherwise provide services to the Group Companies under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any agreement, contract, lease, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“Copyrights” means copyrights and copyrightable works of authorship (registered or otherwise), and all registrations, applications for registration, and renewals of any of the foregoing and all rights therein provided by multinational treaties or conventions.

“Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 19, 2021, by and among the Company and the investors party thereto, as amended from time to time.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority or public health agency in connection with or in response to COVID-19, such as social distancing, cleaning, and other similar or related measures.

“Current Government Contract” means any Government Contract respect to which (a) the period of performance has not yet expired, (b) final payment has not been received, or (c) any claims have not been fully and finally resolved.

“Customer Data” means all data, meta data, Personal Information, other information or other content (i) transmitted to the Group Companies by users or customers of the Company Products or Company Sites or collected in the course of business of the Group Companies or (ii) otherwise stored, transmitted, used or hosted by or on behalf of the Group Companies or the Company Products.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dispute Resolution Submission” has the meaning set forth in Section 2.9(b).

“Disputed Line Item” has the meaning set forth in Section 2.9(b).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Earnout Shares” has the meaning set forth in Section 2.10(a).

“Effective Time” has the meaning set forth in Section 2.2(b).

“End Date” has the meaning set forth in Section 9.1(d).

“Enforceability Exceptions” has the meaning set forth in Section 3.2(d).

“Environmental Laws” means any federal, state or local Law relating to pollution, contamination, protection of the environment, worker health or safety (to the extent relating to exposure to Hazardous Materials), and any Law relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

“Equity Securities” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with one or more of the Group Companies within the meaning of Code Section 414(b), a trade or business which is or was under common control with one or more of the Group Companies within the meaning of Code Section 414(c), a member of an affiliated service group with one or more of the Group Companies within the meaning of Code Sections 414(m), or an entity otherwise aggregated with one or more of the Group Companies under Code Section 414(o).

“Estimated Closing Cash” has the meaning set forth in Section 2.7(c).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.7(c).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.7(c).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.7(c).

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company, in its capacity as exchange agent.

“Facility Security Clearances” has the meaning set forth in Section 3.13(d)(i).

“Final Closing Cash” means the amount of Closing Cash as finally determined pursuant to Section 2.9(a).

“Final Closing Indebtedness” means the amount of Closing Indebtedness as finally determined pursuant to Section 2.9(a).

“Final Closing Net Working Capital” means the amount of Closing Net Working Capital as finally determined pursuant to Section 2.9(a).

“Final Closing Transaction Expenses” means the amount of Closing Transaction Expenses as finally determined pursuant to Section 2.9(a).

“Final Statement” means the Preliminary Statement, as adjusted to reflect the final determination of Final Closing Cash, Final Closing Net Working Capital, Final Closing Indebtedness, and Final Closing Transaction Expenses in accordance with Section 2.9(a).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Fraud” means intentional fraud (as defined under the Laws of the State of Delaware) by a Stockholder with respect to the making of the representations and warranties pursuant to ARTICLE III of this Agreement; provided, that such intentional fraud by such Stockholder was made with actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made pursuant to ARTICLE III as qualified by the Company Disclosure Schedules were false when made and were made with the express intention that the Parent rely thereon to its detriment.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“Government Bid” means a pending bid submitted by the Company to a Governmental Authority, including a prime contractor or a higher tier subcontractor to the U.S. Government or any foreign government for the design, manufacture or sale of products or the provision of services by the Company.

“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, purchase order, delivery order, change order or other contractual arrangement of any kind, between any of the Group Companies on the one hand, and (i) any Governmental Authority (acting on its own behalf or on behalf of another Governmental Authority or international organization), (ii) any prime contractor of any Governmental Authority or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above on the other hand.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county or municipal authority thereof and any foreign or domestic governmental authority exercising executive, legislative, judicial, regulatory, administrative authority or taxing functions, including any court.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Group Company” or “Group Companies” means, individually or collectively, as applicable, LGCS Holdco, the Company and any Subsidiaries of the Company.

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, carcinogenic or mutagenic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

“Indebtedness” means, without duplication, all obligations and indebtedness of the Group Companies (i) for borrowed money, including any and all termination, pre-payment, balloon or similar fees or payments and penalties resulting from the pre-payment of any such indebtedness in connection with the Contemplated Transactions, (ii) evidenced by a note, bond, debenture or similar instrument (including any interest rate swaps, collars, caps and similar hedging obligations), (iii) under letters of credit, banker’s acceptances, performance bonds, surety bonds or similar credit transactions, (iv) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (v) any loss of a deduction to the Group Companies related to the payment of excess parachute payments under Section 280G(a) of the Code or any gross-up of the excise taxes resulting under Section 4999(a) of the Code with respect to excess parachute payments that are paid in connection with the Closing, (vi) any employer contributions or premium payments due or owed regarding any Plans for service or coverage through the Closing, (vii) for interest on any of the foregoing, and/or (viii) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing; provided that “Indebtedness” shall exclude (a) accounts payable to trade creditors and accrued expenses, in each case to the extent included in the calculation of Closing Net Working Capital, (b) deferred revenue (c) any other amounts to the extent included in the calculation of Closing Net Working Capital and (d) Transaction Expenses.

“Indemnity Shares” means a number of shares of Parent Common Stock equal to fifteen percent (15%) of (A) the sum of (i) Closing Consideration Shares, (ii) the True-up Shares (whether positive or negative), (iii) the Earnout Shares, (iv) the Seller Bonus Pool Shares, (v) the Security Deposit Shares (if any) and (vi) the Specified Tax Matters Shares (if any), minus (B) the Special Indemnity Shares.

“Indirect Taxes” has the meaning set forth in Section 3.20(gg).

“Information Statement” has the meaning set forth in Section 5.10(a).

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property” means any and all rights (including the right to sue for past, present, or future infringement (or violation) and collect damages from same) in, arising out of, or associated with any of the following in any jurisdiction throughout the world: Copyrights; Patents; Trademarks; Trade Secrets; Software, internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, and all other intellectual or industrial property and proprietary rights, including any moral rights or rights of publicity.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(a).

“Intended Tax Treatment” has the meaning set forth in Section 5.4(j)(i).

“Investors’ Rights Agreement” means that certain Amended and Restated Voting Agreement, dated August 19, 2021, by and among the Company and the investors party thereto, as amended from time to time.

“Key Employee” has the meaning set forth in the Recitals.

“Knowledge of the Company” means the actual knowledge of any of the individuals listed on Section 1.1(e) of the Company Disclosure Schedule, and such knowledge that such individuals would reasonably be expected to be discovered by any such individual in the ordinary course of performing their respective responsibilities on behalf of the Company.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other similar requirements of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.11(a).

“Letter of Transmittal” has the meaning set forth in Section 2.8(a).

“LGCS Europe” has the meaning set forth in Section 3.11(b).

“LGCS Holdco” has the meaning set forth in the Recitals.

“LGCS Holdco Cancelled Stock” has the meaning set forth in Section 2.5(e).

“LGCS Holdco Charter” means the Certificate of Incorporation of LGCS Holdco filed in connection with the LGCS Restructuring, which shall contain substantially similar terms, conditions and designations as the Company Charter, substantially in the form previously provided to Parent.

“LGCS Holdco Dissenting Stock” has the meaning set forth in Section 2.5(g).

“LGCS LLC” has the meaning set forth in the Recitals.

“LGCS Merger Sub” has the meaning set forth in the Recitals.

“LGCS Reorganization” has the meaning set forth in the Recitals.

“LGCS Restructuring” has the meaning set forth in the Recitals.

“LGCS Restructuring Conversion” has the meaning set forth in the Recitals.

“LGCS Restructuring Merger” has the meaning set forth in the Recitals.

“Liability” means, with respect to any Person, any and all liabilities, claims, debts, obligations and similar commitments of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or determinable (including those arising out of any Law, Contract, breach, violation, infringement or tort, whether based on negligence, strict liability or otherwise) and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Intellectual Property in which the Group Companies hold any rights or interests granted by any other Person, excluding all CloudShield IP.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, right of first refusal or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Litigation” has the meaning set forth in Section 3.16.

“Lookingglass-ZF Stock” has the meaning set forth in the Recitals.

“Loss” or “Losses” has the meaning set forth in Section 8.2.

“Malicious Code” has the meaning set forth in Section 3.12(l).

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (a) the Closing Consideration Shares, plus or minus, as applicable (b) the True-up Shares (if any), plus (c) the Earnout Shares (if any), plus (d) the Security Deposit Shares (if any), plus or minus, as applicable (e) the Specified Tax Matters Shares (if any).

“Merger Consideration Payment Date” or “Merger Consideration Payment Dates” means the date of each of the six (6) month, twelve (12) month and eighteen (18) month anniversaries of the Closing Date or the first Business Day thereafter and, solely with respect to the Special Indemnity Shares, July 31, 2025.

“Merger Sub” has the meaning set forth in the Preamble.

“Most Recent Annual Financial Statements” has the meaning set forth in Section 3.6(a).

“Most Recent Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“NASDAQ” means the Nasdaq Stock Market LLC.

“NDA” has the meaning set forth in Section 5.5(a).

“Non-CISA Contracts Condition” has the meaning set forth in Section 2.10(c).

“Objections Statement” has the meaning set forth in Section 2.9(b).

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including, without limitation, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Option” means any option to purchase shares of Common Stock granted under either the Company 2012 Equity Plan or the Company 2022 Equity Plan or otherwise.

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Disclosure Schedule” means the disclosure schedule dated as of the date hereof, delivered by Parent to the Company in connection with the execution and delivery of this Agreement.

“Parent Equity Plan” means the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan.

“Parent Equity Plan Bonus Pool” has the meaning set forth in Section 5.15.

“Parent Indemnitees” has the meaning set forth in Section 8.2.

“Parent Material Adverse Effect” means any Event that, individually or in the aggregate with all other Events, materially impairs the ability of Parent to consummate, or prevents or materially delays the consummation of the Contemplated Transactions.

“Parent Sale Event” means (i) the sale of all or substantially all of the assets of the Parent on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Parent’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, or (iii) any other transaction in which the owners of the Parent’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Parent or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Parent.

“Parent SEC Documents” has the meaning set forth in Section 4.5.

“Patents” means United States and foreign issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations or otherwise resulting from any post grant review, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models).

“PCBs” has the meaning set forth in the definition of “Hazardous Materials.”

“Pending Claim” has the meaning set forth in Section 8.6(b).

“Permissible K&S Clients” has the meaning set forth in Section 10.15(a).

“Permits” has the meaning set forth in Section 3.14(e).

“Permitted Lien” shall mean any (i) Lien in respect of current Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP, (ii) mechanics’, materialman’s, carriers’, workmen’s, repairmen’s, landlord’s, warehousemen’s or other similar Liens arising, incidental to or incurred in the ordinary course of business, (iii) easements, rights-of-way, covenants, conditions, restrictions and other similar matters affecting title and other title defects, if any, which, are not substantial in amount, and which do not in any case materially interfere with the ordinary conduct of the Company, and none of which materially impairs the use or occupancy of any assets of the Company, (iv) purchase money liens and liens securing rental payments under capital lease arrangements, (v) any non-exclusive license of Intellectual Property or licenses or other rights granted with respect to Intellectual Property, (vi) liens reflected or reserved against or otherwise disclosed in the Financial Statements, (vii) Liens that will be released concurrently with or prior to the Closing; (viii) zoning, entitlement, building code and other land use and environmental regulations imposed by any Governmental Authority, or (ix) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Information” means any data or other information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “medical information,” “personal information”, or similar term under any applicable Law, including any such data or information that alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual or natural person, consumer or household, including any personally identifiable data (e.g., name, address, geolocation information, Internet Protocol (IP) address, financial account number, payment card data, government-issued identifier, health or medical information, cookies, and unique device identifiers).

“Personnel” has the meaning set forth in Section 3.17(a).

“Plan” or “Plans” has the meaning set forth in Section 3.19(a).

“PPP Loan” means any loans provided under the CARES Act or any related Laws.

“Pre-Closing Covenant” has the meaning set forth in Section 8.1.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means: (i) all Taxes of Group Companies (including any former Subsidiary of any Group Company) with respect to any Pre-Closing Tax Periods; (ii) any Liabilities of any Group Company (including any former Subsidiary of any Group Company) for Taxes of another Person (a) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of such Group Company or former Subsidiary (or any predecessor) having been a member of a consolidated, combined or similar Tax group at any time prior to Closing, (b) as a transferee or successor, where such status arose prior to Closing, (c) under any Contract to which a Group Company (including any former Subsidiary of any Group Company) was obligated, or was a party, prior to the Closing Date, or (d) by Law, which Taxes relate to an event or transaction occurring before the Closing; (iii) any and all Taxes arising in connection with the Contemplated Transactions and the LGCS Restructuring (excluding any Transfer Taxes arising in connection with the Contemplated Transactions that are the responsibility of Parent pursuant to Section 5.4(d)); (iv) any Taxes, including employment, payroll or other Taxes with respect to compensatory payments paid in connection with the Closing; (v) any indemnity or gross up made to service providers of any Group Company for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local, or non-U.S. Tax Law) with respect to compensation arrangements entered into with service providers in a Pre-Closing Tax Period; (vi) any Taxes imposed on or with respect to Parent and/or any Group Company with respect to any Tax period (or portion thereof) beginning after the Closing that are attributable to the forgiveness, cancellation or other discharge of any Group Company’s PPP Loan or the denial or reversal of any deductible expenses (regardless of when such expenses are paid or accrued) funded by the proceeds of any Group Company’s PPP Loan; (vii) any Taxes arising from the settlement, repayment, retirement, cancellation or elimination of any intercompany balances between any Group Companies (including any former Subsidiary of any Group Company) existing as of the beginning of the day on the Closing Date; (viii) any Taxes payable under Section 965 of the Code, regardless of whether an election under Section 965(h) of the Code has been made; (ix) any Taxes arising under Section 951, Section 951A or Section 965 of the Code (or similar provisions of state, local or non-U.S. Law) with respect to the income, business or operations of any Group Company (including any former Subsidiary of any Group Company) for any Pre-Closing Tax Period; and (x) any Taxes required to be withheld as a result of the indirect transfer of any Group Company (including any former Subsidiary of any Group Company) (other than LGCS Holdco) prior to Closing.

“Preferred Stock” means the Company Series 1B Preferred Stock, Company Series 1A Preferred Stock, Company Series 1 Preferred Stock, Company Series 2-A-1 Preferred Stock, Company Series 2-A-2 Preferred Stock, Company Series 2-B Preferred Stock, Company Series 2-C Preferred Stock, Company Series 2-D Preferred Stock, Company Series 3-A-1 Preferred Stock, Company Series 3-A-2 Preferred Stock, Company Series 3-B Preferred Stock, Company Series 3-C Preferred Stock, Company Series 3-C-1 Preferred Stock, Company Series 3-D Preferred Stock, Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock, Company Series B Preferred Stock and Company Series D Preferred Stock, or, as applicable, the preferred stock of LGCS Holdco following the LGCS Restructuring, which shall be identical in designations, powers preferences and rights of the Preferred Stock of the Company.

“Preliminary Statement” has the meaning set forth in Section 2.9(a).

“Press Release” has the meaning set forth in Section 5.12.

“Privacy and Security Laws” means all applicable Laws concerning data protection, privacy, or data security with respect to the Processing of Personal Information (including any security breach notification requirements), which may, as applicable, include the Health Insurance Portability and Accountability Act (HIPAA), the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Gramm-Leach-Bliley Act (GLBA), the Fair Credit Reporting Act (FCRA), the Fair and Accurate Credit Transaction Act (FACTA), the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act (TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Family Educational Rights and Privacy Act (FERPA), the Children’s Online Privacy Protection Act (COPPA), state Social Security number protection Laws, state data breach notification Laws, the California Consumer Privacy Act (CCPA), the California Privacy Rights Act (CPRA), the Virginia Consumer Data Protection Act (VCDPA), the Privacy and Electronic Communications (EC Directive) Regulations 2003, the Data Protection (Processing of Sensitive Personal Data) Order 2000, the Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 (also referred to as the General Data Protection Regulation or GDPR), the UK Data Protection Act 2018, the Dutch Personal Data Protection Act (WBP), the United Kingdom’s Data Protection Act 1998 (DPA) and Alberta’s Personal Information Protection Act.

“Privacy and Security Requirements” has the meaning set forth in Section 3.12(m).

“Privacy Policy” means any external or internal past or present published privacy policy of the Group Companies that describes the Group Companies’ collection, storage, disclosure or transfer of any Personal Information, including employee Personal Information.

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Real Property Leases” has the meaning set forth in Section 3.11(a).

“Registration Statement” has the meaning in Section 2.5(i)(ii).

“Regulatory Approvals” has the meaning set forth in Section 5.3(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, Affiliates, employees and agents.

“Requisite Approval” means (i) the affirmative vote of the holders of (A) a majority of the issued and outstanding shares of Company Series 1B Preferred Stock, Company Series 1A Preferred Stock and Company Series 1 Preferred Stock, voting together as a single class on an as-converted basis, and (B) a majority of the issued and outstanding shares of Capital Stock of the Company, voting together as a single class on an as-converted basis, and (ii) to be effective immediately following the LGCS Restructuring, the affirmative vote of the holders of (A) a majority of the issued and outstanding shares of LGCS Holdco Series 1B Preferred Stock, LGCS Holdco Series 1A Preferred Stock and LGCS Holdco Series 1 Preferred Stock, voting together as a single class on an as-converted basis, and (B) a majority of the issued and outstanding shares of Capital Stock of LGCS Holdco, voting together as a single class on an as-converted basis.

“Restricted Affiliates” means, with respect to any Person, (i) such Person’s controlled Affiliates, (ii) any direct or indirect parent entity of such Person, and (iii) the controlled Affiliates of each such parent entity referenced in clause (ii).

“Sale Notice” has the meaning set forth in Section 2.11.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Trade Laws and Regulations, including but not limited to Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk and Luhansk regions of Ukraine.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Trade Laws and Regulations, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions-or export-related restricted party list, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals (“SDN”) and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national or resident of a Sanctioned Country.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5.

“SEC” has the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Clearances” has the meaning set forth in Section 3.13(d)(ii).

“Security Deposit Shares” has the meaning set forth in Section 2.14.

“Seller Bonus Pool Shares” has the meaning set forth in Section 5.15.

“Software” means computer programs, operating systems, applications, firmware, and programming code, including all source code and object code, and any application programming interfaces, data files, databases, protocols, specifications, and related documentation thereof or therefor.

“Special Indemnity” means the potential liability of the Company for certain mutually agreed upon pre-Closing Tax matters including penalties and interest and anticipated tax preparer filing fees and costs, as more particularly described on Schedule 1.1(c).

“Special Indemnity Pending Claim” has the meaning set forth in Section 8.7(c).

“Special Indemnity Shares” means 500,000 shares of Parent Common Stock.

“Specified Tax Matters” means the potential liability of the Company for certain mutually agreed upon pre-Closing Tax matters including penalties and interest and anticipated tax preparer filing fees and costs, as more particularly described on Schedule 1.1(c).

“Specified Tax Matters Reserve” means $200,000.

“Specified Tax Matters Shares” has the meaning set forth in Section 2.15.

“Stock Consideration Shares” means twelve million two hundred thousand (12,200,000) shares of Parent Common Stock.

“Stockholder(s)” means the holders of shares of (i) Common Stock or (ii) Preferred Stock, which in all cases shall mean the stockholders of LGCS Holdco upon consummation of the LGCS Restructuring Merger.

“Stockholder Notice” has the meaning set forth in Section 5.10(b).

“Stockholders’ Representative” has the meaning set forth in Section 10.1(a).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization (including a limited liability company or a partnership), of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by the terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such

Person or any of its Subsidiaries is, directly or indirectly, owned or controlled by such Person or by any one or more of such Person’s Subsidiaries.

“Surviving Limited Liability Company” has the meaning set forth in Section 2.2(a).

“Target Net Working Capital” means $(464,262).

“Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. income, profits, franchise, gross receipts, alternative minimum, add-on minimum, estimated, environmental, customs, duty, premium, capital stock, severances, stamp, payroll, sales, service, service use, digital services, natural resources, employment, unemployment, disability, use, real property, personal property, ad valorem, unclaimed property, escheat, social security, unemployment, payroll, license, employee, withholding, excise production, value added, occupancy, transfer, real property gains, excise, occupation, documentary, registration, base erosion and anti-abuse (including taxes under Section 59A of the Code), transition (including taxes under Section 965 of the Code), any assessable payment under Section 4980H of the Code, and other taxes, duties or assessments of any nature, whatsoever imposed by a Governmental Authority, together with all interest, penalties or additions to tax attributable to such taxes or failing to file such taxes, and any Liability for Taxes of another Person by Contract (including any Tax Sharing Agreement), as a transferee or successor, or under Treasury Regulations Section 1.1502-6 or analogous state, local or non-U.S. Law, or otherwise, whether disputed or not.

“Tax Proceeding” has the meaning set forth in Section 5.4(i).

“Tax Return” means any report, return, statement, claim for refund, form or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed by the Group Companies with a Taxing Authority in connection with any Taxes and any amendment thereto, including (i) any report, return, declaration, claim for refund or information return or statement provided or required to be provided to any Person for compliance with Code Sections 1471-1474 (including any intergovernmental agreements thereunder and any Treasury Regulations or other official interpretations with respect thereof) and (ii) any return, declaration, report or other statement provided or required to be provided to any Person as part of a Foreign Bank Account Report.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document), other than an ordinary commercial agreement the primary purpose of which is not the indemnification, sharing, or allocation of Tax.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third-Party Approvals” has the meaning set forth in Section 5.3(a).

“Top Customers” has the meaning set forth in Section 3.23(a).

“Top Suppliers” has the meaning set forth in Section 3.23(b).

“Trade Laws and Regulations” means customs Laws and regulations administered by U.S. Customs and Border Protection, sanctions Laws and regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, export controls Laws and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the U.S. Department of State’s Directorate of Defense Trade Controls, the anti-boycott Laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service, and other applicable restrictions by other countries on holding foreign currency and repatriating funds and other Laws adopted by the Governmental Authorities or agencies of other countries relating to the same subject matter as the United States Laws described above.

“Trade Secrets” means trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein.

“Trademarks” means trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with all associated goodwill, and all registrations, applications for registration, and renewals of, any of the foregoing.

“Transaction Expenses” means all third party fees, costs and expenses incurred or to be paid, at the Closing, by the Company or LGCS Holdco in connection with, arising from or relating to consummation of the Contemplated Transactions, including (i) fees and disbursements of counsel, financial advisors, Consultants and accountants, (ii) filing fees and expenses incurred by the Company or LGCS Holdco in connection with any filing by the Company with a Governmental Authority, (iii) payment for accrued and unused vacation time and/or paid time off for the employees listed on Schedule 1.1(f), as required by applicable Law and Company policy to be paid to any such employee in connection with such individual’s termination of employment prior to the Closing together with the employer portion of any applicable payroll, social security, unemployment or similar Taxes in connection with such payments, (iv) any change-in-control, Tax gross-up, retention, sale bonus, incentive or similar amounts or benefits payable or due to any current or former employee, director or independent consultant of the Company or LGCS Holdco as a result of or in connection with the Contemplated Transactions, together with the employer portion of any applicable payroll, social security, unemployment or similar Taxes owed with respect to the foregoing and (v) any severance amounts payable to employees listed on Schedule 1.1(g), together with the employer portion of any applicable payroll, social security, unemployment or similar Taxes owed with respect to the foregoing.

“Transaction Form 8-K” has the meaning set forth in Section 5.12.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, recording, conveyance, and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“True-up Shares” has the meaning set forth in Section 2.9(a).

“Voting Agreement” means that certain Amended and Restated Voting Agreement, dated August 19, 2021, by and among the Company and the investors party thereto, as amended from time to time.

“VWAP” means, with respect to a given date, the volume weighted average price for a share of Parent Common Stock on the principal United States securities exchange on which such security is traded (which is currently the Nasdaq Global Market) during the twenty (20)-day period ending at 4:00 p.m. New York time (or such other time as such exchange publicly announces is the official close of trading) on such date.

“WARN Act” has the meaning set forth in Section 3.17(c).

“Warrants” means warrants to purchase shares of (i) Common Stock, (ii) Company Series 1 Preferred Stock or (iii) Company Series 1A Preferred Stock, as applicable.

“Written Consent” has the meaning set forth in Recitals.

“ZF Holdings LLC” has the meaning set forth in the Recitals.

“ZF Inc.” has the meaning set forth in the Recitals.

“ZF Stock Distribution” has the meaning set forth in Recitals.

1.2. Rules of Construction. Unless the context of this Agreement otherwise requires, (a) a capitalized term has the meaning assigned to it, (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, (c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be, (d) references to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified, (e) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof, (f) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted, (g) all monetary figures shall be in United States dollars unless otherwise specified, (h) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified, (i) the word “or” shall be disjunctive but not exclusive, (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if” and (k) the word “will” shall be construed to have the same meaning and effect as the word “shall.” The phrases “has provided,” “made available,” “delivered” “furnished to” or similar phrases used in this Agreement mean that, for any document, the subject document was posted to the virtual data room called “Camaro”

maintained on Box.com by the Company prior to Closing and available to Parent and its Representatives in connection with transactions contemplated by this Agreement prior to 5:00 p.m. Eastern Time at least two (2) Business Days prior to the date of this Agreement or otherwise delivered a copy of such document to Parent (including by email).

ARTICLE II
The Merger

2.1. Closing. The closing of the Contemplated Transactions (the “Closing”) will take place remotely via the electronic exchange of signature pages and closing deliverables at 5:00 P.M. Eastern time on the third (3rd) Business Day immediately following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date or at such other time as Parent and LGCS Holdco may otherwise agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2. The Merger.

(a) Upon the terms and subject to the conditions hereof, and in accordance with the DGCL and DLLCA, at the Effective Time, for the consideration specified in this Article II, LGCS Holdco shall be merged with and into Merger Sub and the separate existence of LGCS Holdco shall thereupon cease, and Merger Sub, as the limited liability company surviving the Merger (the “Surviving Limited Liability Company”), shall by virtue of the Merger continue its limited liability company existence under the laws of the State of Delaware.

(b) The Merger shall become effective at the date and time (the “Effective Time”) when the certificate of merger (the “Certificate of Merger”) shall have been duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and DLLCA, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL and DLLCA, which Certificate of Merger shall be filed on the Closing Date.

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL and Section 18-209(g) of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of LGCS Holdco and Merger Sub shall vest in the Surviving Limited Liability Company, and all debts, liabilities, and duties of LGCS Holdco and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Limited Liability Company. For the avoidance of doubt, all references herein to LGCS Holdco or Merger Sub relating to the period following the Closing shall be deemed to refer to the Surviving Limited Liability Company.

2.3. Governing Documents. At the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub shall be the certificate of formation and limited liability company agreement of the Surviving Limited Liability Company, respectively, until thereafter amended in accordance with the DLLCA.

2.4. Managing Members of Surviving Limited Liability Company and LGCS LLC. The parties shall take all reasonably necessary actions such that immediately after the Effective Time, (a) the managing member of the Surviving Limited Liability Company shall be Parent and the Surviving Limited Liability Company shall have no managers, officers, or directors and (b) the managing member of LGCS LLC shall be the Surviving Limited Liability Company and LGCS LLC shall have no managers, officers or directors.

2.5. Conversion of Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of LGCS Holdco Capital Stock issued and outstanding immediately prior to the Effective Time (other than LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock), shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth below, subject to the terms and conditions specified herein:

(i) Each share of LGCS Holdco Series 1B Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(ii) Each share of LGCS Holdco Series 1A Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(iii) Each share of LGCS Holdco Series 1 Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(iv) Each share of LGCS Holdco Series 2-A-1 Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(v) Each share of LGCS Holdco Series 2-A-2 Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(vi) Each share of LGCS Holdco Series 2-B Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(vii) Each share of LGCS Holdco Series 2-C Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(viii) Each share of LGCS Holdco Series 2-D Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(ix) Each share of LGCS Holdco Series 3-A-1 Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(x) Each share of LGCS Holdco Series 3-A-2 Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(xi) Each share of LGCS Holdco Series 3-B Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(xii) Each share of LGCS Holdco Series 3-C Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(xiii) Each share of LGCS Holdco Series 3-C-1 Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(xiv) Each share of LGCS Holdco Series 3-D Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(xv) Each share of LGCS Holdco Series A-1 Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(xvi) Each share of LGCS Holdco Series A-2 Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(xvii) Each share of LGCS Holdco Series B Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17);

(xviii) Each share of LGCS Holdco Series D Preferred Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17); and

(xix) Each share of LGCS Holdco Common Stock outstanding immediately prior to the Effective Time (other than shares of LGCS Holdco Dissenting Stock and LGCS Holdco Cancelled Stock) shall be automatically converted into the right to receive a number of shares of the Merger Consideration, if any, as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17).

(b) Notwithstanding any other provision in this Agreement, the aggregate number of shares of Parent Common Stock which is distributed or to be distributed to the holders of LGCS Holdco Capital Stock shall in no event exceed the Merger Consideration.

(c) As of the Effective Time, each share of LGCS Holdco Capital Stock converted into the right to receive shares of the Merger Consideration as set forth in the Allocation Statement, in each case subject to the terms and conditions specified herein, shall be automatically cancelled and shall cease to exist, and the holders of Capital Stock in uncertificated book-entry form (the “Book-Entry Shares”) immediately prior to the Effective Time shall cease to have any rights with respect to such LGCS Holdco Capital Stock other than the right to receive, upon surrender of such Book-Entry Shares in accordance with Section 2.8, shares of the Merger Consideration as set forth in the Allocation Statement (as may be updated from time to time pursuant to Section 5.17), in each case subject to the terms and conditions specified herein.

(d) From and after the Effective Time, the stock transfer ledger of LGCS Holdco shall be closed and there shall be no further registration of transfers on the ledger of LGCS Holdco of any shares of LGCS Holdco Capital Stock. If, after the Effective Time, Book-Entry Shares formerly representing shares of LGCS Holdco Capital Stock are presented to Parent or Surviving Limited Liability Company, they shall be surrendered and canceled as provided in this Article II.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of LGCS Holdco Capital Stock that is owned by LGCS Holdco as treasury shares immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (the “LGCS Holdco Cancelled Stock”).

(f) After the Effective Time, Parent shall be the holder of all of the issued and outstanding membership interests of the Surviving Limited Liability Company and the Surviving Limited Liability Company shall be the holder of all of the issued and outstanding membership interests of the Company.

(g) Notwithstanding any other provision of this Agreement to the contrary, any shares of LGCS Holdco Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL, and has not effectively withdrawn or lost such appraisal rights (collectively, the “LGCS Holdco Dissenting Stock”) shall not be converted into or represent the right to receive the consideration for such LGCS Holdco Capital Stock set forth in Section 2.5(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under Section 262 of the DGCL; provided, that if any holder of LGCS Holdco Dissenting Stock shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, the right of such holder to receive the rights as may be granted under Section 262 of the DGCL shall cease and such LGCS Holdco Dissenting Stock shall be deemed to have been converted as of the Effective Time into, and shall become exchangeable solely for, the right to receive the consideration for shares of LGCS Holdco Capital Stock set forth in Section 2.5(a), without interest.

(h) Parent intends to issue the shares of Parent Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act and under applicable state securities laws. All shares of Parent Common Stock issued pursuant to this Agreement shall bear a legend (and Parent will make a notation on its transfer books to such effect) prominently stamped or printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent for Parent Common Stock with respect to book-entry shares, in each case reading substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE

SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

(i)

(i) For so long as the shares of Parent Common Stock issued pursuant to the terms of this Agreement constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, Parent shall use commercially reasonable efforts to assist the Stockholders and their permitted transferees in the removal of legends in connection with resales of Parent Common Stock, including commercially reasonable efforts to obtain a blanket opinion of counsel supporting legend removal in connection with any such resales, to the extent that the shares of Parent Common Stock issued pursuant to the terms of this Agreement are transferable pursuant to Rule 144 (in each case subject to any other restrictions on transfer imposed under the Ancillary Documents). In addition, with a view to making available to Stockholders and their permitted transferees the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Stockholder to sell shares of Parent Common Stock issued pursuant to this Agreement to the public without registration, beginning on the Closing Date, Parent shall use commercially reasonable efforts to (x) make and keep available adequate current public information, as those terms are defined in Rule 144, (y) file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Exchange Act so long as Parent remains subject to such requirements and (z) furnish to each Stockholder or permitted transferee upon request a written statement by Parent as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act as such may reasonably request.

(ii) To the extent Parent is unable to facilitate the legend removal as contemplated by Section 2.5(i)(i) within five (5) Business Days of a request by a Stockholder (such five (5)-Business Day period to commence after such Stockholder shall have provided certificates of such Stockholder and its broker in customary forms reasonably required by the transfer agent for Parent Common Stock, which for the avoidance of doubt may not occur until after the applicable Merger Consideration Payment Date for such Parent Common Stock) due to a determination that the holding period under Rule 144(d) has not been satisfied, then Parent shall use commercially reasonable efforts to obtain approval from the requisite stockholders of Parent to provide registration rights to the Stockholders and, if such approval is obtained, Parent shall as soon as reasonably practicable file with the SEC (subject to each of the Stockholders furnishing such information concerning such Stockholders as reasonably required; and Parent shall not be required to include shares of any Stockholder who has not furnished such information), and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable after filing, a registration statement on Form S-3 or, if Form S-3 is not available to Parent, a Form S-1 or other appropriate form (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the shares of Parent Common Stock issued or to be issued as part of the Merger Consideration. Once the Registration Statement becomes effective, Parent will use commercially reasonable efforts to maintain the effectiveness of the Registration Statement until such earlier time as all of the shares of Parent Common Stock covered by such Registration Statement (i) have been sold pursuant to such Registration Statement, (ii) may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no restrictions or limitations as to manner or timing of sale or the availability of current public information) and internal or external counsel for the Company has issued a legal opinion to such effect, or (iii) cease to be outstanding;

(iii) The Stockholders shall be intended third-party beneficiaries of Section 2.5(i) of this Agreement.

2.6. Treatment of Options and Warrants.

(a) Immediately prior to the Effective Time, each Option that is outstanding, whether or not then vested or exercisable, shall be cancelled and extinguished and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, in each case, in accordance with the terms of such Option and the Company Equity Plans.

(b) Immediately prior to the Effective Time, each outstanding Warrant exercisable for shares of LGCS Holdco Series 1 Preferred Stock or LGCS Holdco Series 1A Preferred Stock shall either (i) be exercised on a cashless basis in accordance with the terms of such Warrant and immediately converted into a number of shares of applicable LGCS Holdco Preferred Stock equal to the total number of shares of applicable LGCS Holdco Preferred Stock underlying such Warrant after taking into account Warrants surrendered to cover the exercise price thereof or (ii) cease to exist, and each holder thereof will cease to have any rights with respect thereto. At the Effective Time, each outstanding Warrant exercisable for shares of LGCS Holdco Common Stock, shall be automatically exercised on a cashless basis in accordance with the terms of such Warrant and immediately converted into a number of shares of LGCS Holdco Common Stock, if any, equal to the total number of shares of applicable LGCS Holdco Common Stock underlying such Warrant after taking into account Warrants surrendered to cover the exercise price thereof. Following such exercise, each such Warrant will no longer be outstanding and will automatically be cancelled and extinguished and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the applicable capital stock into which such Warrants are exercised. Notwithstanding, to the extent that the fair market value of a share of LGCS capital stock as determined in good faith by the Board of Directors of the Company is less than the applicable exercise price of the outstanding Warrant which would otherwise automatically be exercised in accordance with the term of such Warrant, then such Warrant will automatically be cancelled and extinguished and will cease to exist and no consideration shall be payable with respect to such Warrant.

2.7. Closing Consideration Shares.

(a) As consideration for the LGCS Holdco Capital Stock effective upon the Closing, subject to the provisions set forth in Section 2.5, this Section 2.7, Section 2.8, Section 2.9, Section 2.10, Section 2.14 and Section 2.15, the Stockholders shall be entitled to receive an aggregate number of shares of Parent Common Stock (the “Closing Consideration Shares”) equal to (i) the Stock Consideration Shares, minus (ii) the Earnout Shares, minus (iii) the Seller Bonus Pool Shares, plus or minus, as applicable, (iv) the number of shares of Parent Common Stock equal to the quotient of (A) the sum of (I) the Estimated Closing Cash, plus (II) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (III) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital, minus (IV) Estimated Closing Indebtedness , minus (V) the Estimated Closing Transaction Expenses, and (B) five dollars ($5.00).

(b) [Intentionally Omitted].

(c) At least three (3) Business Days prior to the Closing, LGCS Holdco shall deliver to Parent a statement, certified by the Chief Executive Officer or Chief Financial Officer of LGCS Holdco, setting forth (i) a projected consolidated balance sheet of the Group Companies as of the Closing prepared in accordance with the Accounting Principles as set forth on Section 2.7(c)(i) of the Company Disclosure Schedule, (ii) a calculation of the Company’s good faith estimates of the Closing Net Working Capital (as updated in the Closing Date Statement, the “Estimated Closing Net Working Capital”), Closing Cash (as updated in the Closing Date Statement, the “Estimated Closing Cash”), Closing Indebtedness (as updated in the Closing Date Statement, the “Estimated Closing Indebtedness”), and Closing Transaction Expenses (as updated in the Closing Date Statement, the “Estimated Closing Transaction Expenses”), together with reasonable supporting documentation, and (iii) a calculation of the Closing Consideration Shares based upon such estimates. Parent shall have the opportunity to review all materials and information used by LGCS Holdco and its respective Representatives in preparing such estimates and LGCS Holdco shall make available such personnel as are reasonably necessary to assist Parent in its review of the balance sheet, estimates and calculations described above and shall consider Parent’s comments in good faith. No later than one (1) Business Day prior to the Closing Date, LGCS Holdco shall deliver to Parent the final estimated statement pursuant to this Section 2.7(c) (such statement, the “Closing Date Statement”).

(d) At least three (3) Business Days prior to the Closing, LGCS Holdco shall deliver to Parent a pro forma Allocation Statement that sets forth an estimated allocation of the Merger Consideration pursuant to this Article II (and in accordance with the terms of this Agreement), assuming a VWAP ending five (5) Business Days prior to the Closing, including:

(i) the names and addresses of each Stockholder;

(ii) the number of shares of LGCS Holdco Capital Stock held by each Stockholder as of immediately prior to the Effective Time; and

(iii) the calculation and methodology for the issuance at each of the Merger Consideration Payment Dates, of the Closing Consideration Shares to the holders of LGCS Holdco Capital Stock.

The Allocation Statement shall set forth the allocation of the Merger Consideration to each Stockholder based upon the distribution procedures set forth in the LGCS Holdco Charter based upon the value of those shares determined in accordance with this Agreement, after accounting for (i) the ZF Stock Distribution, (ii) the Cloudshield Distribution, and (iii) all prior distributions of

Merger Consideration to the Stockholders. The pro forma Allocation Statement delivered pursuant to this Section 2.7(d) shall be subject to Parent’s review and comment, but Parent shall have no responsibility for the calculations and methodologies included in the pro forma Allocation Statement or in the Allocation Statement (as updated prior to each Merger Consideration Payment Date). The Chief Executive Officer or Chief Financial Officer of LGCS Holdco shall certify the pro forma Allocation Statement and the complete and accurate calculation of the distributions of the Merger Consideration to be made in accordance with Article II of this Agreement, subject to updating as provided in Section 5.17. Prior to each of the Merger Consideration Payment Dates, the Allocation Statement shall be updated as provided in Section 5.17.

(e) The Closing Consideration Shares (other than the Special Indemnity Shares) shall be issued by Parent to the Exchange Agent in three (3) equal installments of one third (1/3) on each of the first three Merger Consideration Payment Dates, subject to adjustments described herein. On each date that is five (5) Business Days prior to each of the first three Merger Consideration Payment Dates, Parent shall deliver, or cause to be delivered, to the Exchange Agent, for further distribution to the Stockholders on each of the first three Merger Consideration Payment Dates in accordance with the Allocation Statement (as updated pursuant to Section 5.17), one-third (1/3) of the sum of (i) Closing Consideration Shares (other than the Special Indemnity Shares) plus or minus, as applicable (iii) the True-up Shares, plus or minus, as applicable (iv) the Specified Tax Matters Shares; provided, that each such installment shall be (A) subject to increase to accommodate for the distribution of the Earnout Shares (if any) over the remaining first three Merger Consideration Payment Dates pursuant to Section 2.10, (B) subject to increase to accommodate for the distribution of the Security Deposit Shares (if any) pursuant to Section 2.14 determined prior to the date of such distribution and not previously issued, (C) subject to increase or decrease to accommodate for the distribution or the withholding of the Specified Tax Matter Shares (if any) pursuant to Section 2.15 determined prior to the date of such distribution and not previously issued, and, (D) in the case of the third installment, subject to decrease pursuant to Section 8.6 and/or Section 8.7. On each date that is four (4) Business Days prior to each Merger Consideration Payment Date, Parent shall deliver to the Stockholders’ Representative an accurate written calculation of the VWAP ending five (5) Business Days prior to such Merger Consideration Payment Date for the shares of Merger Consideration to be issued, for purposes of the Allocation Statement. The Stockholders’ Representative shall update the Allocation Statement in accordance with this Agreement and Section 5.17 to reflect the terms and conditions of the liquidation preferences and rights to liquidating distributions of the LGCS Holdco Capital Stock under the LGCS Holdco Charter as applied to the shares of Merger Consideration to be issued in such installment, after accounting for (x) the ZF Stock Distribution, (y) the CloudShield Distribution, and (z) in the case of the second, third and fourth installments, all prior distributions of Merger Consideration to the Stockholders, and shall deliver the updated Allocation Statement to the Exchange Agent and Parent no later than three (3) Business Days prior to such Merger Consideration Payment Date; provided, that such updated Allocation Statement shall be subject to review by Parent and objection by Parent only if there is a manifest error.

(f) The Merger Consideration delivered by or at the direction of Parent in exchange for the Book-Entry Shares in accordance with this Article II shall be deemed to be full payment and satisfaction of all rights pertaining to all shares of Capital Stock. The parties hereto acknowledge and agree that (i) the delivery to the Stockholders of the Merger Consideration pursuant to this Agreement shall be administered by, and shall be the sole responsibility of, Parent and the Exchange Agent upon delivery by or at the direction of Parent to the Exchange Agent, as applicable, of the Merger Consideration in accordance with the terms of this Agreement, (ii) Parent shall be entitled to rely on the Allocation Statement in delivering the Merger Consideration under this Agreement and neither Parent nor its Affiliates shall be responsible for the calculations or the determinations regarding such calculations in the Allocation Statement and (iii) after delivering, or causing to be delivered, the Merger Consideration to the Exchange Agent neither Parent nor its Affiliates shall have any liability to any Person for the allocation or distribution of the Merger Consideration among the Stockholders.

2.8. Mechanics of Exchange and Surrender.

(a) As soon as practicable after the date of this Agreement, Parent shall cause the Exchange Agent to deliver or cause to be delivered to each Stockholder a letter of transmittal substantially in the form attached hereto as Exhibit B (the “Letter of Transmittal”). Upon surrender of a Book-Entry Share(s) for cancellation to the Exchange Agent, together with a duly completed and validly executed Letter of Transmittal (or, if such surrender occurs prior to the Closing, then upon the Closing), the holder of such Book-Entry Share(s) shall be entitled to receive, at each Merger Consideration Payment Date, in exchange therefor, the Merger Consideration to which such holder is entitled pursuant to the Allocation Statement, if any, for each share of LGCS Holdco Capital Stock formerly represented by such Book-Entry Share(s), and the Book-Entry Share(s) so surrendered shall be cancelled. Until so surrendered in accordance with this Section 2.8, each outstanding Book-Entry Share will be deemed for all corporate purposes to evidence only the right to receive the amount of consideration into which such shares of LGCS Holdco Capital Stock shall be so exchanged. Parent shall cause the Exchange Agent to deliver to the holder of each such Book-Entry Share:

(i) promptly after the later to occur of (A) the respective Merger Consideration Payment Dates and (B) the Exchange Agent’s receipt of an “agent’s message” or such other evidence of transfer as the Exchange Agent may reasonably request with respect to such Book-Entry Share(s), together with a duly completed and validly executed Letter of Transmittal, the aggregate number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.7(e), and as set forth in the Allocation Statement, which shares of Parent Common Stock shall be distributed by the Exchange Agent to such holder; and

(ii) promptly after the later to occur of (A) the Exchange Agent’s receipt of shares of Parent Common Stock in respect of the Earnout Shares released in accordance with Section 2.10 and (B) the Exchange Agent’s receipt of such Book-Entry Share(s), together with a duly completed and validly executed Letter of Transmittal, the aggregate number of Earnout Shares to which such holder is entitled pursuant to Section 2.10 and as set forth in the Allocation Statement, shall be distributed to such holder in equal amounts on the remaining Merger Consideration Payment Dates.

(b) Any portion of the Merger Consideration remaining unclaimed by Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, be returned to Parent and any Stockholder with any claim to such Merger Consideration shall be directed to Parent. Neither Parent nor the Exchange Agent shall be liable to a holder of shares of Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, it shall be a condition to such payment that (i) such holder of the Book-Entry Share shall properly execute a stock power or such other evidence of transfer as the Exchange Agent may reasonably request and such Book-Entry Share shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.

(d) Unless otherwise provided herein, no interest shall be paid or shall accrue on any consideration payable or deliverable upon delivery of a Book-Entry Share(s), together with a duly completed and validly executed Letter of Transmittal.

(e) No fractional shares of Parent Common Stock shall be issued by the Parent or released by the Exchange Agent upon exchange of Book-Entry Shares. To the extent the number of shares of Parent Common Stock to be delivered pursuant to this Article II would include a fraction of a share of Parent Common Stock, each Stockholder who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash without interest, in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the applicable VWAP on the applicable Merger Consideration Payment Date.

2.9. Post-Closing Adjustments.

(a) As promptly as possible, but in any event within one hundred twenty (120) days after the Closing Date, Parent shall deliver to the Stockholders’ Representative a statement (the “Preliminary Statement”) showing (i) the consolidated closing balance sheet of the Group Companies as of the Closing prepared in accordance with the Accounting Principles as set forth on Section 2.7(c)(i) of the Company Disclosure Schedule, (ii) the calculation of the Closing Cash, the Closing Net Working Capital, the Closing Indebtedness and the Closing Transaction Expenses, (iii) the calculation of the net aggregate increase or decrease in the Merger Consideration (the “True-up Shares”) by adding the amounts, if any, by which Closing Cash exceeds Estimated Closing Cash, Closing Net Working Capital exceeds Estimated Closing Net Working Capital, Estimated Closing Indebtedness exceeds Closing Indebtedness and Estimated Closing Transaction Expenses exceeds Closing Transaction Expenses and subtracting the amounts, if any, by which Estimated Closing Cash exceeds Closing Cash, Estimated Closing Net Working Capital exceeds Closing Net Working Capital, Closing Indebtedness exceeds Estimated Closing Indebtedness and Closing Transaction Expenses exceeds Estimated Closing Transaction Expenses, and dividing such resulting amount by five dollars ($5.00). The positive or negative number of the True-up Shares shall be an adjustment to the Merger Consideration. Each of Parent and the Stockholders’ Representative shall provide the other party and its Representatives with reasonable access to the books and records of the Company and relevant personnel and properties during the preparation of the Preliminary Statement and the resolution of any disputes that may arise under this Section 2.9.

(b) If the Stockholders’ Representative has any objections to the Preliminary Statement, the Stockholders’ Representative shall deliver to Parent a statement setting forth its objections thereto in reasonable detail and with reasonable supporting documentation (an “Objections Statement”). If an Objections Statement is not delivered to Parent within thirty (30) days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non‑appealable by the parties hereto. Any item or amount as to which no dispute is raised in the Objections Statement shall be final, binding and non-appealable on the parties hereto, unless such item or amount is by its nature adjusted in connection with the matters raised in the Objections Statement. The Stockholders’ Representative and Parent shall negotiate in good faith to resolve any objections set forth in an Objections Statement, and any resolution agreed to in writing by the Stockholders’ Representative and Parent shall be final and binding upon the parties. If the Stockholders’ Representative and Parent are unable to reach a resolution of all such objections within thirty (30) days after the delivery of the Objections Statement, the Stockholders’ Representative and Parent shall submit such dispute to a jointly selected arbiter from a nationally recognized independent public accounting firm (the “Auditor”), who shall be appointed as an expert and not as an arbitrator. If the Stockholders’ Representative and Parent are unable to agree upon an Auditor, each party shall select a nationally recognized independent public accounting firm and such chosen firms shall mutually agree upon a nationally recognized independent public accounting firm that shall serve as the Auditor; provided, that such firm shall not be the independent auditor of (or otherwise serve as a Consultant to) Parent, the Company, or any of their respective Restricted Affiliates. Each of the Stockholders’ Representative and Parent shall furnish to the Auditor a statement setting forth its position with respect to each item or amount set forth in the Objections Statement that remains unresolved following such thirty (30) day period (each, a “Disputed Line Item”), together with such other information and documents as it deems relevant (each such party’s “Dispute Resolution Submission”), with copies of such submission and all such documents and information being concurrently given to the other party. The Auditor shall consider only the Disputed Line Items identified in the Dispute Resolution Submission. The Auditor’s determination shall be based solely on (i) the definitions of Closing Cash, Closing Net Working Capital, Closing Indebtedness, and Closing Transaction Expenses contained herein and (ii) the Dispute Resolution Submissions provided by Parent and the Stockholders’ Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Auditor shall resolve any Dispute Resolution Submission by delivery of a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and based solely on the Dispute Resolution Submissions) to Parent and the Stockholders’ Representative as soon as practicable, but in any event no later than sixty (60) days following receipt of both Dispute Resolution Submissions. In resolving any disputed item, the Auditor may not assign a value to any item that is greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in their respective Dispute Resolution Submission. The resolution of all Disputed Line Items by the Auditor shall be final, binding and non‑appealable on the parties hereto. The costs and expenses of the Auditor shall be allocated between Parent and the Stockholders’ Representative (on behalf of the Stockholders) (as determined by the Auditor) so that the Stockholders’ Representative’s share (on behalf of the Stockholders) of such fees and expenses shall be equal to the product of (x) the aggregate amount of such fees and expenses, and (y) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Stockholders’ Representative (as determined by the Auditor) and the denominator of which is the total amount in dispute submitted to the Auditor for resolution. The remaining balance of such fees and expenses shall be paid by Parent.

(c) If and to the extent that the True-up Shares as set forth in the Final Statement is a positive number, then the Closing Consideration Shares shall be increased by the True-up Shares, in accordance with Section 2.8(a)(i).

(d) If and to the extent that the True-up Shares as set forth in the Final Statement is a negative number, then the Closing Consideration Shares shall be reduced by the True-up Shares.

(e) Notwithstanding anything herein to the contrary, the authority of the Auditor under this Section 2.9 shall be limited solely to the resolution of the calculation of the Disputed Line Items, and all other disputes between the parties (including with respect to the contractual interpretation of this Section 2.9) shall be resolved in accordance with Section 10.11.

2.10. Earnout Shares.

(a) At the Closing, Parent shall withhold from the Stock Consideration Shares and reserve two million (2,000,000) shares of unissued Parent Common Stock (the “Earnout Shares”), subject to potential reduction pursuant to Section 2.10(c), on its books and records. The Earnout Shares represent a contingent right to receive consideration from Parent. No interest shall accrue or be payable in respect of the Earnout Shares.

(b) Promptly following achievement of the Non-CISA Contracts Condition (as defined below) or CISA Renewal (as defined below), as applicable, Parent shall inform the Stockholders’ Representative of such achievement and cause to be delivered to the Exchange Agent, for distribution to the Stockholders, the Earnout Shares in equal installments over the remaining of the first three Merger Consideration Payment Dates in accordance with Section 2.8(a)(ii) and allocate them in accordance with the Allocation Statement. For purposes of the Allocation Statement, the value of the Earnout Shares shall be the VWAP of the Earnout Shares ending five (5) Business Days prior to each such Merger Consideration Payment Date.

(c) The Stockholders shall be deemed to have satisfied the requirements to be entitled to receipt of all of the Earnout Shares in full upon the earlier to occur (even if such event or events occur prior to the date of this Agreement or prior to Closing) of (i) the booking reasonably attributable to the business of the Company of $[***] of commercial or government customer contracts (excluding the CISA Contract but including the CISA Purchase Order) within Parent’s 2024 fiscal year ending on January 31, 2024 (the “Non-CISA Contracts Condition”), or (ii) issuance of an executed Contract related to any work currently performed by the Company under the CISA Contract and/or the CISA Purchase Order, which shall have a contract value of at least $[***] (the “CISA Renewal”); provided, however, that if the Non-CISA Contracts Condition has not been achieved by January 31, 2024 and the CISA Renewal is achieved (A) after January 31, 2024 but no later than February 28, 2024, the Earnout Shares shall be earned but reduced by two hundred fifty thousand (250,000) shares, (B) after March 1, 2024 but no later than March 31, 2024, the Earnout Shares shall be earned but reduced by five hundred thousand (500,000) shares or (C) after April 1, 2024 but no later than April 30, 2024, the Earnout Shares shall be earned but reduced by seven hundred fifty thousand (750,000) shares. If the Non-CISA Contracts Condition is not achieved by January 31, 2024 and the CISA Renewal is not achieved by April 30, 2024, then all Earnout Shares shall be forfeited.

(d) Prior to the Closing, Parent and LGCS Holdco shall mutually agree on the key Company personnel that will support the Company’s pursuit of the CISA Renewal and Non-CISA Contracts Condition bookings during Parent’s 2024 fiscal year. During Parent’s 2024 fiscal year, Parent shall provide the Stockholders’ Representative with periodic updates, upon request by the Stockholders’ Representative, of the timing, process, progress and material terms relating to the CISA Renewal and the Non-CISA Contracts Condition.

(e) Following Closing, the Parent shall use commercially reasonable efforts to cause the Company to achieve the Non-CISA Contracts Condition and the CISA Renewal described in Section 2.10 of this Agreement and shall not take actions intended to avoid the Non-CISA Contracts Condition or the CISA Renewal; provided, that Parent shall not be required to execute the CISA Renewal in the event the terms of the CISA Renewal are not substantially similar to the terms of the current CISA Agreement.

2.11. Parent Sale Event. Notwithstanding anything to the contrary set forth herein, if a Parent Sale Event occurs prior to the Merger Consideration Payment Date on the 18-month anniversary of the Closing, then Parent shall, at least three (3) Business Days prior to the consummation of such Parent Sale Event, issue to the Exchange Agent for further distribution to the Stockholders in accordance with an updated Allocation Statement prepared in accordance with Section 5.17, all Merger Consideration that remains to be issued to the Exchange Agent for the distribution to the Stockholders under this Agreement, including, without limitation, (i) any Closing Consideration Shares that have not been delivered by Parent to the Exchange Agent, as increased by the Security Deposit Shares which, as of the date of the consummation of such Parent Sale Event, Parent becomes obligated to issue pursuant to Section 2.14, if any, as increased or decreased by the True-up Shares, and as increased or decreased by the Specified Tax Matters Shares, which, as of the date of the consummation of such Parent Sale Event, have been determined pursuant to Section 2.15 and (ii) any Earnout Shares that have been earned pursuant to Section 2.10 on or before the consummation of the Parent Sale Event, but which have not been delivered by Parent to the Exchange Agent. To the extent any Earnout Shares have not been earned pursuant to Section 2.10 prior to the Parent Sale Event, Section 2.10 shall survive such Parent Sale Event and the obligations of Parent pursuant to Section 2.10 shall be assumed by the successor to Parent in the Parent Sale Event, and if subsequently earned shall be paid out to the Stockholders as if the shares of Parent Common Stock issuable upon achieving a condition to receive the Earnout Shares had been issued prior to the Parent Sale Event; provided, that if the Parent Common Stock shall have changed into a different number of shares by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred as a result of a Parent Sale Event, then such Earnout Shares will be appropriately adjusted to provide to the Stockholders the same economic effect as contemplated by this Agreement prior to the consummation of such Parent Sale Event. The Parent shall provide the Stockholders’ Representative and the Exchange Agent fifteen (15) days prior written notice of a potential Parent Sale Event (“Sale Notice”), which notice shall include a calculation of the remaining shares to be delivered by Parent to the Exchange Agent. The Stockholders’ Representative shall prepare and deliver to Parent and the Exchange Agent the final Allocation Statement no later than five (5) Business Days prior to the expected closing of the Parent Sale Event, based on the price per share of the Parent Stock as set forth in the definitive agreement for the Parent Sale Event. Following receipt of the Merger Consideration shares from Parent, the Exchange Agent shall, as promptly as practicable, distribute such shares to the Stockholders in accordance with the final Allocation Statement received from the Stockholders’ Representative.

2.12. Tax Matters. The parties acknowledge that Parent has no payment obligations to the Stockholders for any Taxes that will be incurred by the Stockholders by reason of the LGCS Restructuring.

2.13. Withholding. Notwithstanding anything to the contrary herein, Parent, its Affiliates and any other applicable withholding agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it reasonably determines that it is required to deduct and withhold from such Person with respect to the making of such payment under any applicable provision of Law. To the extent that amounts are properly deducted, withheld and remitted to the appropriate Taxing Authority, such deducted, withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction, withholding and remittance was made.

2.14. Security Deposit Shares. If any security deposits or cash collateral accounts set forth on Schedule 1.1(b) are received by the Company in cash on or prior to the 18-month anniversary of the Closing from the third parties in possession of those security deposits or cash collateral accounts as of the date hereof, then the Merger Consideration shall be increased by the Security Deposit Shares. The “Security Deposit Shares” shall be the number of shares of Parent Common Stock equal to the quotient of (a) the aggregate dollar amount of cash received as described in the immediately preceding sentence and (b) five dollars ($5.00). At least four (4) Business Days prior to each Merger Consideration Payment Date, Parent shall provide the Stockholders’ Representative with a calculation of the Security Deposit Shares based on any cash received by the Company as described in the first sentence of this Section 2.14, including any supporting documentation related thereto, and Parent shall issue the Security Deposit Shares so calculated on such Merger Consideration Payment Date.

2.15 Specified Tax Matters Shares.

(a) Prior to each Merger Consideration Payment Date, Parent shall provide the Stockholders’ Representative with a calculation of the Specified Tax Matters Shares as described herein, including any supporting documentation related thereto, and Parent shall consider the comments of the Stockholders’ Representative and revise the calculation of the Specified Tax Matters Shares, as necessary. Parent shall consult in good faith with the Stockholders’ Representative prior to incurring any Liabilities in respect of the Specified Tax Matters that would affect the number of Specified Tax Matters Shares pursuant to this Section 2.15.

(b) If (i) Parent in good faith determines in accordance with this Section 2.15 prior to the 18-month anniversary of the Closing that the actual Liabilities incurred by Parent in respect of the Specified Tax Matters is less than the Specified Tax Matters Reserve based on the Tax Return filings described in Section 5.4(m) and/or (ii) the Company obtains refunds from certain Tax Authorities related to the Specified Tax Matters pursuant to and in accordance with Section 5.4(m) prior to the 18-month anniversary of the Closing, then the Merger Consideration shall be increased by a number of Specified Tax Matters Shares determined as provided below.

(c) If Parent in good faith determines in accordance with this Section 2.15 prior to the 18-month anniversary of the Closing that the actual Liabilities incurred by Parent in respect of the Specified Tax Matters is greater than the Specified Tax Matters Reserve, net of any refunds obtained by the Company as described in clause (ii) of Section 2.15(a), then the Merger Consideration shall be decreased by a number of Specified Tax Matters Shares determined as provided below.

(d) If the Specified Tax Matters Shares as determined by this Section 2.15 are a positive number of shares of Parent Common Stock equal to the quotient of (I) the sum of the dollar amounts set forth in clauses (i) and (ii) of Section 2.15(a) and (II) five dollars ($5.00), and Parent shall issue such Specified Tax Matters Shares so calculated on the next Merger Consideration Payment Date. If the Specified Tax Matters Shares as determined by this Section 2.15 are a negative number of shares of Parent Common Stock equal to the quotient of (x) the net dollar amount set forth in Section 2.15(b) and (y) five dollars ($5.00), and Parent shall withhold such Specified Tax Matters Shares so calculated from the shares of Merger Consideration that would otherwise have been issuable on the next Merger Consideration Payment Date.

ARTICLE III
Representations and Warranties of the Company and LGCS Holdco

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to which such matter relates so long as the relation of such matter to such other section is readily apparent from the description of such matter), the Company and LGCS Holdco represent and warrant to Parent and Merger Sub as of the date hereof (except as otherwise expressly contemplated by this Agreement) as follows:

3.1. Organization and Power.

(a) Each Group Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. LGCS Holdco is a corporation validly existing and in good standing under the Laws of Delaware and, upon consummation of the LGCS Restructuring, the Company will be a limited liability company validly existing and in good standing under the Laws of Delaware.

(b) The Company has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. LGCS Holdco has and LGCS LLC will have full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions.

(c) Except as set forth on Section 3.1(c) of the Company Disclosure Schedule, each Group Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(d) The copies of the certificate of incorporation, bylaws, certificate of formation and operating agreement, as applicable, of each Group Company, as in effect on the date hereof, previously made available to Parent are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Parent (excluding any such amendments in connection with the LGCS Restructuring).

3.2. Authorization and Enforceability.

(a) The execution and delivery of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party and the performance by the Company of the Contemplated Transactions that are required to be performed by the Company have been duly and validly authorized by all necessary corporate or other action of the Company in accordance with applicable Law and the certificate of incorporation and bylaws of the Company, and no other corporate or other actions on the part of the Company or any other Group Company are necessary to authorize the execution, delivery and performance of this Agreement (as applicable) and the Ancillary Documents to which the Company is a party or the consummation of the Contemplated Transactions that are required to be performed by the Company.

(b) The execution and delivery of this Agreement (as applicable) and the Ancillary Documents to which LGCS Holdco is a party and the performance by LGCS Holdco of the Contemplated Transactions that are required to be performed by LGCS Holdco have been duly and validly authorized by all necessary corporate or other action of LGCS Holdco in accordance with applicable Law and the certificate of incorporation and bylaws of LGCS Holdco, and no other corporate or other actions on the part of LGCS Holdco or any other Group Company are necessary to authorize the execution, delivery and performance of this Agreement (as applicable) and the Ancillary Documents to which LGCS Holdco is a party or the consummation of the Contemplated Transactions that are required to be performed by LGCS Holdco.

(c) Upon consummation of the LGCS Reorganization, the execution and delivery of this Agreement (as applicable) and the Ancillary Documents to which LGCS LLC is a party and the performance by LGCS LLC of the Contemplated Transactions that are required to be performed by LGCS LLC will be duly and validly authorized by all necessary limited liability company or other action of LGCS LLC in accordance with applicable Law and the certificate of formation and operating company of LGCS LLC, and no other limited liability company or other actions on the part of LGCS LLC or any other Group Company are necessary to authorize the execution, delivery and performance of this Agreement (as applicable) and the Ancillary

Documents to which LGCS LLC is a party or the consummation of the Contemplated Transactions that are required to be performed by LGCS LLC.

(d) This Agreement and each of the Ancillary Documents to be executed and delivered at or prior to the Closing by LGCS Holdco, the Company or LGCS LLC will be, at the Closing, duly and validly authorized, executed and delivered by LGCS Holdco, the Company or LGCS LLC, as applicable, and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of LGCS Holdco, the Company and LGCS LLC enforceable against LGCS Holdco, the Company and LGCS LLC in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles (the “Enforceability Exceptions”).

3.3. Capitalization.

(a) The authorized capital stock of the Company consists solely of one hundred ten million (110,000,000) shares of Common Stock and seventy-five million eight thousand one (75,008,001) shares of Preferred Stock of the Company, of which three million one hundred twenty-seven thousand sixty-nine (3,127,069) shares of Common Stock are issued and outstanding prior to giving effect to the exercise of each outstanding Warrant exercisable for shares of Common Stock, and, immediately prior to giving effect to the exercise of any of the outstanding Warrants exercised for shares of Company Series 1 Preferred Stock and Company Series 1A Preferred Stock into shares of applicable Preferred Stock pursuant to Section 2.6(b), seventy-two million two hundred seventy-two thousand seven hundred fifty (72,272,750) shares of Preferred Stock are issued and outstanding. The record owners of all of the issued and outstanding shares of Capital Stock are as set forth on Section 3.3(a)(i) of the Company Disclosure Schedule. All issued and outstanding shares of Capital Stock are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by the Stockholders, free and clear of any Lien (other than those arising from applicable securities Laws) and, except as set forth on Section 3.3(a)(ii) of the Company Disclosure Schedule, are free of any restriction on the right to vote, sell or otherwise dispose of such shares of Capital Stock, and were not issued in violation of any preemptive or similar rights. Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no (i) outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, in writing, to purchase or acquire from the Company any shares of Capital Stock, or any securities or notes convertible into or exchangeable for shares of Capital Stock or (ii) agreements providing for any calls against, commitments by, or claims against the Company relating to any shares of Capital Stock. Except as set forth on Section 3.3(a)(ii) of the Company Disclosure Schedule, the Company is not a party to any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, with respect to the purchase, sale or voting of any shares of Capital Stock or any other Equity Securities of the Company. All of the shares of Capital Stock have been issued in compliance with all applicable Laws and the organizational documents of the Company.

(b) Options to purchase twelve million eight hundred twenty-eight thousand sixty-one(12,828,061) shares of Common Stock are outstanding. There are no shares of Common Stock reserved for issuance under the Company 2012 Equity Plan. There are six million eighty-four thousand one hundred eighty-seven (6,084,187) shares of Common Stock reserved for issuance under the Company 2022 Equity Plan. Except for such Company Equity Plans, the Company does not maintain any equity incentive plan or other plan providing for equity compensation of any Person. The Company has furnished to Parent complete and accurate copies of any stock purchase agreements.

(c) Section 3.3(c) of the Company Disclosure Schedule sets forth a true and correct list of each Group Company (other than the Company), listing for each such Group Company its name, its jurisdiction of organization, its authorized capital stock or other Equity Securities, the number and type of its issued and outstanding shares of capital stock or other Equity Securities and the current record and beneficial ownership of such shares and/or other Equity Securities. Other than the Persons listed on Section 3.3(c) of the Company Disclosure Schedule, there are no other corporations, partnerships, joint ventures or other similar entities in which any Group Company owns, of record or beneficially, directly or indirectly, any such equity, or controlling interest or majority voting interest or any right (contingent or otherwise) to acquire the same. All issued and outstanding shares of the capital stock of each Group Company (other than the Company) are duly authorized, have been validly issued and are fully paid and non-assessable, and are free and clear of any Lien (other than those arising from applicable securities Laws) and free of any restriction on the right to vote, sell or otherwise dispose of such shares of Capital Stock, and were not issued in violation of any preemptive or similar rights. No Person has preemptive or similar rights with respect to any capital stock or other Equity Securities of such Group Company, and there are no agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by, or claims against such Group Company relating to, any shares of capital stock of such Group Company. Other than as listed on Section 3.3(c) of the Company Disclosure Schedule, such Group Company is not a party to and there is not a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, with respect to the purchase, sale or voting of any shares of capital stock or any other Equity Securities of such Group Company. All of the capital stock and other Equity Securities of each Group Company (other than the Company) have been issued in compliance with all applicable Laws.

(d) Upon consummation of the LGCS Restructuring, (i) the record owners of all of the issued and outstanding shares of Capital Stock of the Company as set forth on Section 3.3(a)(i) of the Company Disclosure Schedule will become the record owners of all of the issued and outstanding shares of Capital Stock of LGCS Holdco exactly as set forth on Section 3.3(a)(i) of the Company Disclosure Schedule, and (ii) LGCS Holdco will become the record owner of all of the issued and outstanding membership interests of the Company.

3.4. No Violation. Except as set forth on Section 3.4 of the Company Disclosure Schedule, the execution and delivery by the Company and LGCS Holdco of this Agreement and the Ancillary Documents to which the Company and LGCS Holdco are a party, consummation of the Contemplated Transactions that are required to be performed by the Company or LGCS Holdco, as applicable, and compliance with the terms of this Agreement (as applicable) and the Ancillary Documents to which the Company (and LGCS Holdco will be) is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of any Group Company, (b) result in any material violation of or default, give rise to a right of termination, cause the forfeiture of any material right, or require any notice or consent, under (with or without notice or lapse of time or both) any provision of any Material Contract to which a Group Company is a party, (c) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate any Law in any material respects applicable to a Group Company, or (d) result in the creation of, or require the creation of, any material Lien (other than those arising from applicable securities Laws) upon any shares of capital stock or any property of a Group Company, except, with respect to clauses (b)-(d), as would not reasonably be expected to have and have not had, or be reasonably be excepted to result in a Company Material Adverse Effect.

3.5. Governmental Authorizations and Consents. Except as set forth in Section 3.5 of the Company Disclosure Schedule, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by any Group Company in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents or the consummation by the Company or LGCS Holdco of the Contemplated Transactions, except, where the failure to obtain any Governmental Consent would not reasonably be expected to have a Company Material Adverse Effect.

3.6. Financial Statements.

(a) Section 3.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the audited consolidated balance sheet of the Company as of December 31, 2021, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for the year ending December 31, 2021 (the “Most Recent Annual Financial Statements”), (ii) the audited consolidated balance sheet of the Company as of December 31, 2020, and the related consolidated statements of income, changes in stockholder’s equity and cash flows, for the year ending December 31, 2020, (iii) the unaudited, internally prepared consolidated balance sheet of the Company as of December 31, 2022, and the related unaudited, internally prepared consolidated statements of income, changes in stockholder’s equity and cash flows, respectively, for the twelve (12)-month period ended on such date, and (iv) the unaudited, internally prepared consolidated balance sheet of the Company as of March 31, 2023 (the “Balance Sheet Date”), and the related unaudited, internally prepared consolidated statements of income, changes in stockholder’s equity and cash flows, respectively, for the three (3)-month period ended on such date (the “Most Recent Unaudited Financial Statements”). Each of the Financial Statements has been prepared in accordance with the Company’s Accounting Principles applied on a basis consistent with prior periods and fairly presents in all material respects the financial condition of the Company as of its respective date and the consolidated results of operations, as the case may be, of the Company for the period covered thereby.

(b) The financial books and records of the Company have been maintained in all material respects with the customary business practices of the Company and fairly and accurately reflect, in all material respects the consolidated financial position of the Company, taken as a whole. Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, during the past three (3) years, the Company has not received any material advice or notification from its independent accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(c) No Group Company has any Liabilities (whether or not the subject of any other representation or warranty hereunder) that would be required by GAAP to be reflected or reserved against on a balance sheet of the Company, except for Liabilities (i) reflected in the Most Recent Unaudited Financial Statements, (ii) set forth in Section 3.6(c) of the Company Disclosure Schedule, (iii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iv) the Transaction Expenses, (v) incurred under this Agreement and the Ancillary Documents or in connection with the Contemplated Transactions, (vi) performance or payment obligations under any executory Contracts or (vii) liabilities that are not, individually or in the aggregate, material to the Company.

(d) Except as set forth on Section 3.6(d) of the Company Disclosure Schedule, the Company has established and maintains a system of internal accounting controls which are sufficient in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including procedures for (i) the maintenance of records in reasonable detail, (ii) assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and (iii) prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. The Company has not identified or been made aware during the past three (3) years of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any Fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.7. Absence of Certain Changes.

(a) Except as set forth in Section 3.7 of the Company Disclosure Schedule or as reflected on the Most Recent Unaudited Financial Statements, since the Balance Sheet Date, the Company has conducted its business and each other Group Company has conducted its business, in all material respects, in the ordinary course and in a manner consistent with past practice (except for actions related to the negotiation, execution or delivery of this Agreement or the Contemplated Transactions) and there has not been any Event, individually or together with any other Event, that has had, or would be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect on the Group Companies. Without limiting the generality of the foregoing, except as set forth in Section 3.7 of the Company Disclosure Schedule, as reflected on the Most Recent Unaudited Financial Statements, or as expressly contemplated by this Agreement, except as (i) would not reasonably be expected to be material to the Group Companies, taken as a whole (ii) required by applicable Law (including any COVID-19 Measures) or (iii) required by a Contract entered into and disclosed to the Parent prior to the date of this Agreement, since the Balance Sheet Date, the Company has not and the other Group Companies have not:

(i) acquired, sold, leased, abandoned, allowed to lapse, licensed, transferred, mortgaged or assigned any material assets, tangible or intangible, other than sales of goods or services in the ordinary course of business consistent with past practice;

(ii) newly incurred, assumed, guaranteed or discharged any Liability, including any Indebtedness or mortgages, or otherwise created or permitted to exist any Lien (other than Permitted Liens) on any of their respective assets, other than (except in the case of Indebtedness) in the ordinary course of business consistent with past practice;

(iii) cancelled any material debts or claims owed to a Group Company or amended, terminated, compromised, released or waived any material rights or claims of a Group Company;

(iv) acquired or sold, assigned, transferred, terminated, disposed of, or licensed from or to any Person, any Intellectual Property other than in the ordinary course of business;

(v) changed or modified any of the credit, collection or payment policies, procedures or practices of a Group Company, including accelerating collections of receivables, failing to collect or delaying collection of receivables, accelerating payment of payables or other Liabilities or failing to pay or delaying payment of payables or other Liabilities;

(vi) canceled, compromised, knowingly waived or released any right, claim or account receivable involving amounts that exceed one hundred thousand dollars ($100,000) in the aggregate;

(vii) canceled, compromised, knowingly waived or released any right or claim (or series of related rights and claims) under Material Contracts or Intellectual Property;

(viii) committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed one hundred thousand dollars ($100,000) in the aggregate;

(ix) suffered any damages to or destruction or other casualty loss of any tangible assets (whether or not covered by insurance), involving amounts that exceed one hundred thousand dollars ($100,000)in the aggregate;

(x) modified any of their respective certificates of incorporation, bylaws, certificates of formation, operating agreements or similar organizational documents (excluding the LGCS Holdco Restructuring and amendments which have been provided to Parent);

(xi) issued, sold or otherwise permitted to become outstanding any shares of their respective capital stock, bonds, options or other securities of any type whatsoever of any Group Company, or split, combined, reclassified, repurchased or redeemed any such shares (excluding the LGCS Holdco Restructuring);

(xii) declared, set aside or paid any cash or non-cash dividend or made any cash or non-cash distribution in respect of any Equity Securities of the Group Companies (excluding the LGCS Holdco Restructuring);

(xiii) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of inventory and supplies in the ordinary course of business consistent with past practice;

(xiv) failed to maintain in full force and effect insurance policies on their respective properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under their policies of insurance in effect on the Balance Sheet Date in any material respects;

(xv) made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, any change in control payment, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, other than increases and payments in the ordinary course of business consistent with past practice in the compensation payable to employees (none of whom is a director or officer of the Group Companies);

(xvi) materially and adversely modified or changed their respective relationships with its Top Suppliers and Top Customers;

(xvii) except as otherwise required by Law or in the ordinary course of business consistent with past practice or the terms of any Plan, entered into, amended, modified, varied, altered or otherwise changed any of the Plans;

(xviii) entered into, modified, terminated, waived, amended or otherwise altered the terms or provisions of any Material Contract outside the ordinary course of business;

(xix) settled or compromised any action, suit or proceeding by or against the Company;

(xx) abandoned, permitted to lapse or failed to maintain in full force and effect any Company Intellectual Property, or failed to take or maintain reasonable measures to protect the confidentiality of any material Intellectual Property used by or for the Company;

(xxi) made, revoked or changed any Tax election, changed any annual Tax accounting period, changed any method of Tax accounting, entered into any closing agreement with respect to any Tax, settlement, concession, compromise or abandonment of any Tax claim or assessment or surrendered any right to claim a Tax refund, filed any amended Tax Return, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, failed to pay any Tax as it becomes due, or taken any action or omitted to take any action or entered into any transaction that would have the effect of increasing the Tax Liabilities or reducing any Tax assets of the Company or any Group Company, as applicable, in respect of any taxable period beginning after the Closing Date or any Straddle Period;

(xxii) adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization; or

(xxiii) authorized, agreed, resolved or committed to any of the foregoing.

3.8. Relationships with Affiliates. Except as set forth in Section 3.8 of the Company Disclosure Schedule, no officer, director, Stockholder or any Affiliate of any of the foregoing (i) has entered into a Contract where it owns any property (real, personal, or mixed and whether tangible or intangible), used in the businesses of the Group Companies as currently conducted or (ii) is a party to any Contract that constitutes a material transaction or relationship (except for agreements related to the Contemplated Transactions, employment agreements, stock options and other equity awards) with the Group Companies (each Contract described in (i) and (ii), an “Affiliate Agreement”).

3.9. Indebtedness to and from Officers, Directors and Stockholders of the Group Companies. Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company does not owe any money to, nor is it owed any money by, any Person who is a Stockholder, officer or director of a Group Company, or any Affiliate thereof (other than another Group Company) in any amount whatsoever, other than (i) for salaries for services rendered or reimbursable business expenses, (ii) for advances made to employees of the Group Companies in the ordinary course of business consistent with past practice to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor and (iii) as otherwise expressly provided in this Agreement, any Ancillary Document or the organizational documents of the Company.

3.10. Assets.

(a) The tangible assets and personal property of the Company and the other Group Companies include all of the tangible assets and personal property of the Company and the other Group Companies which are used in and necessary for the conduct of its business as conducted as of the Balance Sheet Date in all material respects, subject to such changes as have occurred in the ordinary course of business or that are otherwise permitted by this Agreement since such date. All of such tangible assets and personal property necessary for the conduct of the business of the Company and the other Group Companies, are in all material respects in normal operating condition and repair, ordinary wear and tear excepted.

(b) The Company has and the other Group Companies have, good and valid title in, all of the material tangible assets and personal property owned by them and in the case of leased properties and assets, valid leasehold interests in, with respect to the Company and the other Group Companies, on the Most Recent Unaudited Financial Statements or acquired thereafter, free and clear of any Lien, except for (i) assets disposed of since such date in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement, (ii) Liens reflected in the Financial Statements or the notes thereto, (iii) assets validly leased from third parties, and (iv) Permitted Liens. Such tangible assets and personal property constitute all of the tangible assets personal property assets and properties necessary to conduct the business of the Group Companies in substantially the manner conducted immediately prior to the Closing.

3.11. Real Property.

(a) Section 3.11(a) of the Company Disclosure Schedule includes a true and complete list of all real property leases or subleases used by the Company and any Group Company or to which the Company or any Group Company is a party as lessee (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”).

(b) No Group Company, other than the Company and Lookingglass Cyber Solutions Europe s.r.o. (“LGCS Europe”), leases any real property. The Company and the other Group Companies do not currently own, and have never owned, any real property.

(c) The Company and LGCS Europe have a good and valid leasehold interest in and to the Leased Real Property, and each Real Property Lease is valid, binding and enforceable against the Company and LGCS Europe (as applicable), subject to the Enforceability Exceptions. Other than the Real Property Leases, there are no agreements or arrangements whatsoever relating to the Company’s or any Group Company’s use or occupancy of any of the Leased Real Property. As of the date of this Agreement, there are no amounts due or owning pursuant to any expired or terminated leases that the Company or any Group Company were a party to.

(d) All material covenants to be performed or observed under the Real Property Leases by the Company or any Group Company, have been duly performed and observed in all material respects and no waiver, indulgence or postponement of any of the Company’s or other Group Company’s obligations, as lessee, has been granted by any owner or lessor of the Leased Real Property.

(e) No party to any Real Property Lease has received any written notice from the landlord or lessor to any Real Property Lease of the termination or proposed termination thereof.

(f) Neither the Company nor any Group Company has transferred, mortgaged or assigned any interest in any of the Leased Real Property or the Real Property Leases. There is no pending or, to the Knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Real Property or any portion thereof.

(g) The Leased Real Property is in good operating condition and repair and is suitable for the conduct of business as presently conducted therein and, to the Knowledge of the Company, no casualty has occurred at the Leased Property.

(h) Neither the Company nor any Group Company is in default under any Real Property Lease.

(i) There are no amounts due under the Real Property Leases that remain unpaid.

(j) Except as listed on Section 3.11(j) of the Company Disclosure Schedule, there are no security deposits or letters of credit related to the Real Property Leases. None of the foregoing security deposits or letters of credit have been used, applied, or retained by the applicable landlord or lessor.

3.12. Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule includes a true and complete list of: (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including issued Patents, registered Trademarks, domain names, and Copyrights, and all applications for any of the foregoing, and specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all material unregistered Trademarks included in the Company Intellectual Property; and (iii) all Company Products and any proprietary Software owned or claimed to be owned by any of the Group Companies. To the Knowledge of the Company, no Company Intellectual Property Registration has been opposed, cancelled, held unenforceable or otherwise challenged. No Litigation is pending, or to the Knowledge of the Company, threatened in relation to any Company Intellectual Property Registration. All Company Intellectual Property Registrations are, to the Knowledge of the Company, valid, subsisting and in full force and effect. Each of the Intellectual Property Registrations is duly registered or filed in the name of a Group Company as set forth in Section 3.12(a) of the Company Disclosure Schedule. All assignments and other instruments necessary to establish, record, and perfect the Group Companies’ ownership interest in the Company Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. All required filings and fees related to the Intellectual Property Registrations (and any applications therefor) have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. The Company has provided Parent with true and complete copies of all file histories, documents, certificates, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(b) The Group Companies collectively are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property that is set forth in Section 3.12(a) of the Company Disclosure Schedule (except with respect to rights granted by the Group Companies to others, as described in Section 3.12(d) of the Company Disclosure Schedule), and have the valid right to use all other Intellectual Property (including all Licensed Intellectual Property) used or necessary for the conduct of the business of the Group Companies as currently conducted, in each case, free and clear of all Liens other than Permitted Liens. The Company Intellectual Property and Licensed Intellectual Property (including all rights, title(s), or interest(s) under any rights or licenses to Commercial Software), together with all other Intellectual Property in the public domain which the Group Companies have the valid right to use, constitutes all of the Intellectual Property that is used in the operation of or is necessary for the conduct of the business of the Group Companies (excluding the business of the Group Companies which is subject to the CloudShield IP). Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, there is no Litigation (including any opposition, cancellation, revocation, review, post grant reviews or other proceeding) pending or, to the Knowledge of the Company, threatened challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the Group Companies’ right, title, or interest in or to any Company Intellectual Property. No Group Company is subject to any Order (including, to the Knowledge of the Company, any motion or petition therefor) that does or would reasonably be expected to restrict or impair in any material manner, the ownership or use of any Company Intellectual Property or the Group Companies’ use of any Licensed Intellectual Property, and, to the Knowledge of the Company, no Group Company

is aware of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.

(c) Section 3.12(c)(i) of the Company Disclosure Schedule is a true and complete list of all licenses, sublicenses and other agreements as to which the Group Companies are a party and pursuant to which the Group Companies have acquired or are authorized to use any Intellectual Property (other than those comprising or reflected in Commercial Software or the CloudShield IP, or otherwise subject to the CloudShield Distribution), and except as set forth in Section 3.12(c)(ii) of the Company Disclosure Schedule, the Group Companies are not obligated to make any payment or grant any rights to any third party in respect of Intellectual Property used by the Group Companies or in connection with the business of the Group Companies as currently conducted (other than those comprising or reflected in Commercial Software or the CloudShield IP, or otherwise subject to the CloudShield Distribution). Except as set forth on Section 3.12(c)(iii) of the Company Disclosure Schedule, there are no Contracts providing for (i) agreements to jointly own Company Intellectual Property, or (ii) limitations on the Company’s ability to commercialize, or patent (as applicable) any Company Intellectual Property, Licensed Intellectual Property or Company Products.

(d) Except as set forth in Section 3.12(d)(i) of the Company Disclosure Schedule or pursuant to a license agreement entered into with a Group Company in the ordinary course of business consistent with past practice, no Person (other than the Group Companies) has an interest in or any right to use any of the Company Intellectual Property. Except as set forth in Section 3.12(d)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, there has not been, and there is not now, any unauthorized use, infringement or misappropriation by any third party, including by any employee or former employee of the Group Companies, of any of the Company Intellectual Property. Except as set forth in Section 3.12(d)(iii) of the Company Disclosure Schedule, no stockholder, director, officer or employee of, or Consultant to, the Group Companies has any right to use, other than in connection with the business activities of the Group Companies as presently conducted, any of the Company Intellectual Property.

(e) The operation of the business of the Group Companies (other than the business of the Group Companies subject to the CloudShield IP) as currently conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, does not and has not misappropriated, infringed or otherwise violated in any respect, any Intellectual Property right of any Person. Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, there is no Litigation (including any opposition, cancellation, revocation, review, post grant review or other proceeding) pending or, to the Knowledge of the Company, threatened alleging any misappropriation, infringement, or other violation by the Group Companies of the Intellectual Property of any Person, and no Group Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Litigation.

(f) The Group Companies have taken commercially reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Company Intellectual Property and Licensed Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. To the Knowledge of the Company, such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged to or appropriated by any Person (other than the Group Companies).

(g) The Group Companies have entered into binding and valid, written Contracts with each current and former Personnel and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Company Intellectual Property during the course of employment or engagement with the Group Companies whereby such Personnel or independent contractor (i) acknowledges the applicable Group Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Group Companies; (ii) grants to the applicable Group Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Except as disclosed on Section 3.12(g) of the Company Disclosure Schedule, the Company has provided Parent with true and complete copies of all such Contracts.

(h) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the Contemplated Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Group Companies’ right to own or use any Company Intellectual Property or Licensed Intellectual Property. No government funding, facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of the Company Intellectual Property. No Group Company is a party to any Contract with any Governmental Entity that grants to such Governmental Entity any right or license with respect to any Company Intellectual Property.

(i) All Company IT Systems are in substantially good working condition and are sufficient for the operation of the Group Companies’ business as currently conducted (excluding the Group Companies’ business subject to the CloudShield IP). Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, to the Knowledge of the Company, there have been no unauthorized intrusions or breaches of security, continued substandard performance (including continued malfunctions, failures, or breakdowns), denials-of-service, or other cyber incidents, including any cyberattacks, or other similar adverse events affecting the Company IT Systems. Except as set forth in Section 3.12(i) of the Company Disclosure Schedule, to the Knowledge of the Company, the Group Companies have not experienced any (i) data security breaches of the Company IT Systems, (ii) unauthorized access or use of any of the Company IT Systems, or (iii) unauthorized acquisition, access to, disclosure, or use of any Personal Information, Trade Secrets, or other confidential or proprietary information owned by or under the custody or control of the Group Companies (excluding any such Personal Information, Trade Secrets, or other confidential or proprietary information subject to the CloudShield IP), and the Group Companies have not received any written complaints from any Person with respect thereto. The Group Companies use commercially reasonable efforts (and requires their third-party contractors) to protect the confidentiality, availability, integrity and security of Company IT Systems, including with respect to unauthorized use, access, interruption or modification by third parties. The Group Companies have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements for the Company IT Systems.

(j) The Group Companies are in actual possession of and have exclusive control over a complete and correct copy of the source code for all proprietary Software or the proprietary components of the Company Products, including all previous major releases, other than where an employee, independent contractor, or Consultant of the Group Companies has actual possession and/or control over such source code pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Group Companies. Except as set forth on Section 3.12(j) of the Company Disclosure Schedule, the Group Companies have not disclosed, delivered, licensed, or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Software to any escrow agent or any other Person, other than an employee, independent contractor, or Consultant of the Group Companies pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Group Companies. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Software. There has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Software.

(k) Section 3.12(k) of the Company Disclosure Schedule sets forth a correct, current, and complete list of each item of Open Source Software that is or has been used by the Group Companies in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Product or proprietary Software, and for each such item of Open Source Software, (i) the applicable Company Product or proprietary Software and (ii) the name and version number of the applicable license agreement. The Group Companies have complied in all material respects with all notice, attribution, and other requirements of each license applicable to the Open Source Software disclosed in Section 3.12(k) of the Company Disclosure Schedule. The Group Companies have not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (x) disclosure or distribution of any Company Product or any other proprietary Software in source code form; (y) license or other provision of any Company Product or any other proprietary Software on a royalty-free basis; or (z) grant of any patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Product or any other proprietary Software.

(l) To the Knowledge of the Company, no Company Product contains any bug, defect, or error that materially adversely affects, or could reasonably be expected to materially adversely affect, the value, functionality, or performance of such Company Product. To the Knowledge of the Company, none of the Company Products contain any “time bomb,” “Trojan horse,” “back door,” “worm,” “virus,” “malware,” “spyware,” “ransomware,” or “drop dead device” (as such terms are commonly understood in the software industry), or other device or code (“Malicious Code”) designed or intended to, or that would reasonably be expected to, (x) disrupt, disable, harm, interfere with or otherwise impair in any manner the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Product is installed, stored, or used; or (y) damage, destroy, or prevent the access to or use of any data or file without the user’s consent, except, for the avoidance of doubt, the routine operation of the Company Product and the use of license keys and other code intended to limit access to or use of such Company Product to an authorized user. The Group Companies have taken all commercially reasonable steps to prevent the introduction of Malicious Code into the Company Products.

(m) Section 3.12(m) of the Company Disclosure Schedule accurately describes the type of Personal Information and Customer Data collected (and the process by which such information is collected) by the Group Companies through internet websites, mobile applications and online services owned, maintained or operated by or on behalf of the Group Companies (collectively, the “Company Sites”), and through any Company Products or any other method, including the types of Personal Information and Customer Data, and the method of collection for each. Except as set forth on Section 3.12(m) of the Company Disclosure Schedule, to the Knowledge of the Company, the Group Companies have, in the last three (3) years, complied in all material respects with all applicable Privacy and Security Laws, contractual obligations or other representations, obligations, or commitments to which the Group Companies are bound, requirements of self-regulatory organizations binding upon the Group Companies, and each Privacy Policy (collectively, the “Privacy and Security Requirements”). The Group Companies have in place, maintain and enforce commercially reasonable policies, procedures, and rules to address applicable Privacy and Security Requirements. To the Knowledge of the Company, no Group Company has received any subpoenas, demands or other notices or communications from any Governmental Authority investigating, inquiring into or otherwise relating to any actual or potential violation of any Privacy and Security Requirements or applicable Laws, and no Group Company is under investigation by any Governmental Authority for any violation of any Privacy and Security Requirements or applicable Privacy and Security Laws. The Company has made available to Parent complete and accurate copies of all written complaints or notices delivered to the Group Companies during the past twelve (12) months alleging or providing notice of a violation of any Privacy and Security Requirement. The terms of use and accompanying user agreements made available to individuals who download Company computer programs reasonably and accurately describe and disclose information transmitted by the Company computer program to a third party.

(n) The Group Companies have at all times taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent in all material respects with requirements of applicable Laws or contractual obligations to protect the confidentiality, availability, security and integrity of the Group Companies’ data, information technology assets and all Personal Information and Customer Data Processed by the Group Companies (collectively, the “Company Data”). Such steps and procedures comply in all material respects with all applicable Privacy and Security Requirements and all applicable Laws relating to the security of the Company Data. This includes, but is not limited to, the Group Companies having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security designed to preserve and protect the confidentiality, availability, security, and integrity of all Company Data (including such measures designed to protect the foregoing from infection by Malicious Code, access by unauthorized Persons or access by authorized Persons that exceeds the Person’s authorization). Except as set forth on Section 3.12(n) of the Company Disclosure Schedule, there is no, nor has there ever been any, complaint to, or to the Knowledge of the Company, any audit, proceeding or investigation (formal or informal), or any claim against, any Group Company, initiated by a private Person or any Governmental Authority with respect to the collection, use, obtainment, interception, retention, disclosure, security, confidentiality, transmission, availability, integrity, or other Processing of any Company Data. To the Knowledge of the Company, there has been no material unauthorized access to or acquisition of the Company Data or Company Intellectual Property.

(o) Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated hereunder, will violate any Privacy Policy of the Group Companies or any Privacy and Security Laws, except as would not reasonably be expected to cause a Company Material Adverse Effect.

3.13. Contracts.

(a) Material Contracts. Section 3.13(a) of the Company Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following active and currently enforceable Contracts to which the Company and, to the Knowledge of the Company, the other Group Companies is a party (the “Material Contracts”):

(i) all Real Property Leases;

(ii) Contracts evidencing or relating to Indebtedness;

(iii) Contracts evidencing any obligations of a Group Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of such Group Company;

(iv) Contracts with any customers of, or suppliers to, the Group Companies which involved aggregate payments to or from the Group Companies in the most recent twelve (12)-month period of in excess of one hundred thousand dollars ($100,000);

(v) all Company Employment Contracts with consideration in excess of one hundred thousand dollars ($100,000) in the most recent twelve (12)-month period that are not terminable at will without any Liability to any Group Company;

(vi) Contracts providing for the indemnification, solely to the extent the Company still has indemnification obligations under, of any current or former director, officer, manager or employee of any Group Company;

(vii) collective bargaining agreements or other Contracts with any labor unions or associations representing employees;

(viii) Contracts evidencing legal partnerships, limited liability companies, limited liability partnerships or similar legal entities in which any Group Company has an economic interest;

(ix) Contracts that obligate a Group Company to make any contingent payments of any type, including continuing earn-out obligations, but excluding bonus and commission agreements with Company employees and contractors disclosed on Section 3.17(a) of the Company Disclosure Schedule;

(x) Material Contracts relating to Intellectual Property listed in Sections 3.12(a) and Section 3.12(c) of the Company Disclosure Schedule;

(xi) leases of personal property under which a Group Company is the lessee and is obligated to make payments more than fifty thousand dollars ($50,000) per annum;

(xii) Contracts relating to the acquisition or disposition of any capital stock of any other Person entered into at any time during the last five (5) years (other than in the ordinary course of business);

(xiii) Contracts limiting the freedom of a Group Company to engage in any line of business, acquire any entity or compete with any Person in a market or geographical area;

(xiv) any Contract pursuant to which a Group Company is subject to continuing indemnification obligations, other than indemnification obligations contained in commercial Contracts entered into in the ordinary course of business that would not reasonably be likely to result in payments by a Group Company;

(xv) Contracts providing for any registration rights with respect to any securities of any Group Company;

(xvi) any Contract that contains a “most-favored nation” or “most-favored-customer” clause in favor of a party other than a Group Company; and

(xvii) any Contract not otherwise listed above that is, individually or in the aggregate, material to the Group Companies.

(b) Status of Material Contracts. A true and complete copy of each Material Contract has been made available to Parent. All Material Contracts are valid, binding and in full force and effect, subject to the Enforceability Exceptions. The Group Companies have complied in all material respects with the terms and conditions of the Material Contracts. As to each Material Contract, there does not exist thereunder any material breach, violation or default on the part of the Group Companies or, to the Knowledge of the Company, any other party to such Material Contract. To the Knowledge of the Group Companies, there does not exist any event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a material breach, violation, right of termination or default thereunder on the part of the Group Company party thereto. No material waiver has been granted by the Company or the other Group Companies or any of the other parties thereto under any of the Material Contracts. To the Knowledge of the Company, there exists no suspension, stop work order, cure notice or show cause notice in effect for any Material Contract and no Group Company has been notified in writing of the same. To the Knowledge of the

Company, no complaints or threats relating to the Company’s, or the other Group Companies’, performance thereunder have been asserted by any counterparty with respect to any Material Contract. No party to any Material Contract has repudiated any provision thereof, terminated any Material Contract or given notice of any such termination, nor is the Company aware of any party’s intent to do so.

(c) Government Contracts.

(i) Section 3.13(c)(i) of the Company Disclosure Schedule sets forth a true and correct list of the following (1) each Current Government Contract; and (2) each Government Bid to which the Company is a party and for which an award has not been issued, including (A) the contract number, internal project charge number, contract name, the award date, the customer, contract value and the contract end date for each of the Current Government Contracts, and (B) the request for proposal number, date of actual or estimated proposal submission, expected award date, estimated period of performance, estimated value and customer name for each of the Government Bids. Except as set forth in Section 3.13(c)(i) of the Company Disclosure Schedule, there are no Current Government Contracts or Government Bids in connection with which any of the Group Companies represented itself as having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status and/or other preferential status.

(ii) Except as set forth on Section 3.13(c)(ii) of the Company Disclosure Schedule, or except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, (1) each of the Group Companies has complied in all material respects with all statutory and regulatory requirements, where and as applicable to each of the Government Contracts and Government Bids, and (2) the representations, certifications, and warranties made by any of the Group Companies with respect to the Government Contracts or Government Bids were accurate in all material respects as of their effective date, and each of the Group Companies has complied in all material respects with all such certifications.

(iii) Except as set forth on Section 3.13(c)(iii) of the Company Disclosure Schedule, (1) the Group Companies have not received any written termination for default or convenience, cure notice, stop work, or show cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to performance by any of the Group Companies under a Government Contract, and (2) the Group Companies have complied with all material terms and conditions of the Government Contracts.

(iv) As of the date hereof, neither the Company nor the Group Companies have any outstanding Government Bids that, if accepted or a Contract relating thereto awarded to the Group Companies, are expected to result in a material loss to the Group Companies. Except as set forth on Section 3.13(c)(iv) of the Company Disclosure Schedule, neither the Company nor the other Group Companies are a party to any Current Government Contract which is expected to result in a material loss to the Group Companies.

(v) As of the date hereof, no payment due to the Company nor the Group Companies under a Government Contract has been withheld or set off, and, to the Knowledge of the Company, the Company and each other Group Company are entitled to all progress or other payments received to date with respect thereto.

(vi) Except as set forth on Section 3.13(c)(vi) of the Company Disclosure Schedule, with respect to any Government Contract, no Group Company has received written or to the Knowledge of the Company, oral notice of a pending (1) civil fraud or criminal investigation by any Governmental Authority, (2) suspension or debarment proceeding (or equivalent proceeding) against the Group Companies, (3) audit, review, inspection, survey or examination of records relating to a Government Contract (outside of the normal course of business), (4) disclosure to any Governmental Authority (pursuant to FAR 52.203-13 or any other similar disclosure requirement or program), nor is the Company or the Group Companies aware of any facts or circumstances, or “credible evidence” (as that term is defined at FAR 52.203-13) that should have given rise to any such disclosure, (5) request by a Governmental Authority for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing, (6) dispute between the Group Companies and a Governmental Authority, which has resulted in a government contracting officer’s final decision, or (7) claim or request for equitable adjustment by the Group Companies against a Governmental Authority.

(vii) Neither the Group Companies nor any of their Principals (as that term is defined under Federal Acquisition Regulation 2.101) are, or within the past three (3) years have been, proposed for debarment, debarred, suspended, or otherwise declared ineligible from participation in the award of a Government Contract by a Government Authority.

(viii) The Company and each other Group Company has complied in all material respects with all material requirements with respect to safeguarding of, and access to, classified information (or, in the case of Contracts governed by legal requirements other than the state or federal laws of the United States, the functional equivalent thereof, if any).

(ix) Except as set forth in Section 3.13(c)(ix) of the Company Disclosure Schedule, there is no Government Contract that a Group Company is currently bound by with an expired or concluded period of performance, pursuant to which a Group Company is bound by any continuing non-solicitation, non-competition, or exclusivity restrictions that applies after such expiration or conclusion.

(d) Facility Security Clearances; Personal Security Clearances.

(i) The Company and each of the other Group Companies possess all facility security clearances required to perform the applicable Current Government Contracts (“Facility Security Clearances”). Such clearances are (i) all of the Facility Security Clearances reasonably necessary to conduct the current business of the Company and each of the other Group Companies and (ii) valid and in full force and effect. No termination, denial of eligibility, notice of rescission, notice of wrongdoing, marginal or unsatisfactory or failed vulnerability assessment, notice of breach, cure notice or show cause notice from Defense Counterintelligence and Security Agency or any other Governmental Authority has been issued and remains unresolved with respect to any of the Facility Security Clearances, and to the Knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

(ii) The appropriate employees of the Company and each of the other Group Companies possess all United States Government security clearances required to perform the applicable Current Government Contracts (“Security Clearances”). Such clearances are (i) all of the personnel Security Clearances reasonably necessary to conduct the current business of the Company and each of the Group Companies and (ii) valid and in full force and effect. No termination, denial of eligibility, notice of rescission, notice of wrongdoing, notice of breach, cure notice or show cause notice from Defense Counterintelligence and Security Agency or any other Governmental Authority has been issued and remains unresolved with respect to any of the personnel Security Clearances held by any of the employees of the Company and each of the other Group Companies to the extent held or required in connection with the conduct of the business of the Company and each of the other Group Companies.

(iii) The Company, each of the other Group Companies and their respective employees who hold Security Clearances, are in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual (37 CFR Part 117), and any supplements, amendments or revised editions thereof. To the Knowledge of the Company, there has been no audit relating to the Company’s or any other Group Company’s compliance with the requirements of the National Industrial Security Program that resulted in material adverse findings against the Company or any of the other Group Companies.

3.14. Compliance with Laws; Anti-Corruption; Anti-Money Laundering; Permits.

(a) During the past five (5) years each Group Company has been in compliance in all material respects with applicable Laws, and, no Group Company has in the past three (3) years received any written notice of any material violations or material non-compliance by a Group Company of any such Laws.

(b) In the past five (5) years, the Group Companies, their owners, managers, directors, officers, employees or any Person acting on behalf of the Group Companies, have not, directly or indirectly, (i) used any funds of the Group Companies for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payments, unlawful promises of payment or unlawful authorizations of payment of money, gifts or anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Group Companies; (iii) made any unlawful payments, promises of payment or authorizations of payment of money, gifts or anything of value to any official, agent or employee of any Governmental Authority or any official of a political party or a candidate for political office from funds of the Group Companies (but excluding payments to Governmental Authorities in amounts legally due and owing by the Group Companies or reasonable and bona fide payments directly related to the execution or performance of a written agreement); (iv) established or maintained any unlawful fund of monies or other assets of the Group Companies; (v) made any unlawful payment, promise of payment or unlawful authorization of payment of money, gifts or anything of value to any Person or entity, private or public, regardless of form, whether in money, property or services, to receive favorable treatment in obtaining or retaining business for the Group Companies; (vi) otherwise made any unlawful payment within the meaning of, or is in any other way in violation of, Anti-Corruption Laws; (vii) made any disclosure to a Governmental Authority concerning any corruption, fraud, or violation of any Anti-Corruption Law; or (viii) conducted an internal investigation or audit that resulted in the discovery or disclosure of corruption, fraud, or violation of any Anti-Corruption Laws.

(c) The Group Companies have in material respect during the past five (5) years kept all required records and have filed with Governmental Authorities and all material required notices, supplemental applications and annual or other reports required by applicable Laws for the operation of the business of the Group Companies. Without limiting the generality of the foregoing, the Group Companies have not directly or indirectly taken any action which would cause it to be in violation of Anti-Corruption Laws.

(d) In the past five (5) years, the Group Companies’ business has been conducted in compliance with any applicable U.S. anti-money laundering Laws, and no investigation or suit involving the Group Companies or, to the Knowledge of the Company, any owners, managers, directors, officers, employees or any Person acting on behalf of the Group Companies with respect to anti-money laundering laws is pending or threatened.

(e) Except as would not reasonably be expected to cause a Company Material Adverse Effect, the Company and the other Group Companies have in effect all approvals, authorizations, certificates, franchises, licenses and permits of or with all Governmental Authorities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted. All such Permits are set forth in Section 3.14(e) of the Company Disclosure Schedule. There has occurred no default under, any such Permit, and each such Permit is in full force and effect. Except as set forth on Section 3.14(e) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, does not and will not result in a default under and will not cause the suspension, revocation or cancellation of any such Permit.

3.15. Environmental Matters. Each Group Company is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Environmental Laws. There is no material contamination of, and there have been no material releases or threatened releases of, Hazardous Materials at the Leased Real Property by the Group Companies or any real property formerly owned, leased or operated by the Group Companies, in each case, that would require current notification to governmental entities, investigation and/or remediation pursuant to any Environmental Laws. No Group Company has received prior to the date hereof during the past three (3) years, any notice of any material claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened with respect to any matters arising out of any Environmental Laws relating to the businesses of the Group Companies. No Group Company is subject to any Orders or other arrangements with any Governmental Authority under any Environmental Law or relating to any Hazardous Materials.

3.16. Litigation. Except as set forth in Section 3.16 of the Company Disclosure Schedule, there are no claims, actions, arbitrations, suits, audits, inquiries, proceedings or governmental investigations (“Litigation”) pending or, to the Knowledge of the Company, threatened against, affecting or involving the Company, any other Group Company, this Agreement or the transactions contemplated by this Agreement, at Law or in equity or before any Governmental Authority, or that have been settled, dismissed or resolved in the preceding three (3) years. The Company and the other Group Companies are not subject to any Order arising from any Litigation affecting or involving the Company or such Group Company or any of its assets, properties or rights, this Agreement or the Contemplated Transactions, and to the Knowledge of the Company, no such Order is threatened to be imposed by any Governmental Authority.

3.17. Personnel Matters.

(a) True, accurate, and complete lists of all of the directors, officers, and employees of the Company and the other Group Companies (individually and collectively, “Personnel”) as of the date hereof and their positions are included in Section 3.17(a) of the Company Disclosure Schedule together with the following as to each: (i) name, (ii) job title or description, (iii) principal place of employment, (iv) base salary or wage level (including any bonus opportunities or deferred compensation arrangements) and also showing any bonus or other remuneration other than salary paid during the Company’s fiscal year ending December 31, 2022, (v) date of hire, (vi) leave of absence status (including expected return to work date if known), (vii) whether classified as exempt or non-exempt under the Fair Labor Standards Act, (viii) the full balance of accrued and unused vacation or paid time off days, and (ix) visa status (if any). True and complete information concerning the respective salaries, wages, bonuses and other compensation paid or payable by the Company and the other Group Companies during 2022 and through the Balance Sheet Date, as well as dates of employment and date and amount of last salary increase, of such Personnel has been made available to Parent.

(b) Except as set forth on Section 3.17(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no employee of the Group Companies is in any material respect in violation of any term of any employment agreement, offer letter, nondisclosure agreement, severance agreement, common law nondisclosure obligation, fiduciary duty, non-competition and/or non-solicitation agreement, assignment of invention covenant or restrictive covenant of any kind to (i) the Group Companies or (ii) to the employee’s former employer relating to (1) the right of the employee to be employed by the Group Companies, or (2) the use of trade secrets or proprietary information of the employee’s former company. To the Knowledge of the Company, no former employee of the Group Companies is in any material respect in violation of any term of a restrictive covenant of any kind to the Group Companies.

(c) Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, the Company has not and the other Group Companies have not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program for the past four (4) years that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar non-U.S., state, provincial, or local plant closing or mass layoff law, nor has any Group Company planned or announced any such action or program for the future that will implicate the WARN Act. During the ninety (90)-day period preceding the date hereof, no employee of the Company or the Group

Companies have suffered an “employment loss” as defined in the WARN Act. The Company is and the other Group Companies are in compliance with its obligations pursuant to the WARN Act and all other related or similar notification and bargaining obligations arising under applicable Laws.

(d) Except as set forth on Section 3.16 of the Company Disclosure Schedule, there are no material complaints, lawsuits, claims (other than ordinary claims under Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened, by or between the Company and the other Group Companies on one hand and any Personnel, former employee, job applicants or other current or former service providers on the other hand.

(e) The most recent written personnel policies and manuals of the Group Companies have been made available to Parent.

(f) Except as set forth on Section 3.17(f) of the Company Disclosure Schedule, the Company is and the other Group Companies are in compliance in all material respects with all applicable Laws relating to employment or hiring or termination of employment, including those related to labor, employment standards, wages, hours, compensation, benefits, terms and conditions of employment, employee background checks, equal employment opportunity, contractual obligations, workplace health and safety, workers’ compensation, medical or family leave, discrimination or harassment, retaliation, human rights, unemployment insurance, employee whistle-blowing, employee privacy and right to know statutes, pay equity, disability, notice of termination, classification of workers (i.e., as employees versus independent contractors, or as exempt versus non-exempt employees), immigration, collective bargaining, plant closings and mass layoffs, and the payment of COVID-19-related paid sick or family leave or other benefits and withholding of taxes and other sums as required by the appropriate Governmental Authority. Except as would not result in material liability to the Company or Group Companies, the Company has and the other Group Companies have paid in full to all employees all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees through the pay period preceding the Effective Time. Except as disclosed on Section 3.17(f) of the Company Disclosure Schedule, there is no claim with respect to employment, leave from employment, or termination of employment, discrimination, retaliation, whistleblower, or payment of wages, salary or overtime pay that has been asserted within the past four (4) years or no claim that is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority, and no audit or investigation by any Governmental Authority is currently pending or, to the Knowledge of the Company, threatened. Except as would not result in material liability to the Company or Group Companies, the Company has and the other Group Companies have, and within the past four (4) years have had, no liability, whether direct or indirect, absolute or contingent, with respect to any misclassification of a Person performing services as an independent contractor or other non-employee service provider rather than as an employee. To the Knowledge of the Company, no group of employees and no key employee, manager or executive including, without limitation, the employees set forth on Section 3.17(f) of the Company Disclosure Schedule, has given any notice (whether written or verbal) to terminate employment in connection with the Closing or otherwise within one (1) year of the Closing.

(g) To the Knowledge of the Company, during the past four (4) years, no Person has complained internally to the Company or to any Governmental Authority concerning any discrimination, harassment, wage and hour violations, misclassification, and/or violation of any Laws on the part of the Company or any employee thereof, nor has the Company conducted any internal investigations concerning any of the foregoing.

(h) True, accurate, and complete lists of all current independent contractors of the Company are included in Section 3.17(h) of the Company Disclosure Schedule, including the following for each such contractor (i) total compensation, (ii) the location (city and state and, if applicable, country) where such contractor performs services, (iii) the initial date of such individual’s engagement, (iv) the term of engagement and any notice period related to the termination of such engagement, (v) a summary of the services provided, and (vi) any prior periods of service provided by such contractor to the Company.

(i) The Group Companies have complied in all material respects with the following government orders related to COVID-19, as applicable: (i) restricting activity, such as “stay-at-home” orders or business closure orders, (ii) imposing duties or obligations on employers to make modifications to the workplace, provide personal protective equipment, undertake employee temperature or health screening or implement other measures for the protection of employee health and welfare related to the COVID-19 pandemic, and (iii) other similar directives issued by federal, state, or local executive authorities applicable to any location in which the Group Companies operate.

(j) Except as set forth on Section 3.17(j) of the Company Disclosure Schedule, the employment of all Personnel is terminable at-will, and the Company has and the other Group Companies have not made any written commitment to any employee with respect to such employee’s compensation, promotion, retention, termination, severance or related matters, whether in connection with the Contemplated Transactions or otherwise.

(k) The Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986.

(l) There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigation by any current or former employee or applicant for employment against any Group Company.

3.18. Labor Matters. The Company and the other Group Companies are not a party to or bound by any collective bargaining or labor contract, voluntary recognition agreement or other binding commitment to any labor union, trade union, works council or employee organization in respect of any of its employees. There are not currently, and in the four (4) years preceding the date hereof, there have not been, nor to the Knowledge of the Company, are there now threatened, any: (a) strikes, work stoppages, slowdowns, lockouts, picketing, leafletting, or arbitrations; or (b) employee or union grievances, claims, charges, unfair labor practice charges, harassment charges, grievances or complaints or other labor disputes with respect to the Group Companies. In the four (4) years preceding the date hereof, none of the employees of the Company or the other Group Companies is or has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement in connection with such employment or has been subject to or involved in, or, to the Knowledge of the Company, threatened, any union elections, petitions or other organizational or recruiting activities, nor are any such labor organizing activities now pending or, to the Knowledge of the Company, threatened against the Group Companies. The Company and the other Group Companies are not obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

3.19. Employee Benefits.

(a) Section 3.19(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, phantom stock, stock appreciation rights, equity-based, profit sharing, savings, disability, incentive, deferred compensation, retirement, simplified employee pension, severance, retention, change in control or other employee benefit plans, programs, or arrangements, and all employment or compensation agreements for the benefit of, or relating to, current employees of the Company or with respect to which the Company or any Group Company could have any Liability (individually, a “Plan,” collectively, the “Plans”). The Company has not made any written or, to the Knowledge of the Company, oral commitment or promise to any employee to amend any Plan or adopt a new plan, program or arrangement that upon adoption would be a Plan.

(b) With respect to each Plan, the Company has provided to Parent true and complete copies of (to the extent applicable): (i) all operative Plan documents and amendments, (ii) all funding and administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, (iii) the latest favorable determination letter (or as to an IRS preapproved plan, a preapproval letter) received from the Internal Revenue Service regarding the qualification of each Plan covered by Section 401(a) of the Code, (iv) the three most recently filed Forms 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (v) the most recent summary plan description and any summaries of material modification regarding the terms and provisions thereof that supplement such summary plan description, (vi) the most recent actuarial report, (vii) any nondiscrimination or other required testing under each Plan for the last three years, and (viii) any material communication with any Governmental Authority, including without limitation correspondence to or from the government in connection with any audit or investigation of or correction filing for any Plan.

(c) Each Plan (i) is in compliance in all material respects with all applicable governmental Laws, Orders, statutes, regulations, and rules issued by a Governmental Authority and with any agreement entered into with a union or labor organization, and (ii) has been operated in compliance in all materials respects with all applicable Laws and its terms.

(d) Except as would not result in any liability to the Group Companies, each ERISA Affiliate, and each Plan that is a group health plan as defined in Section 733(a)(1) of ERISA, is in material compliance with the Patient Protection and Affordable Care Act and Section 4980B of the Code. Except as would not result in any liability to the Group Companies, no penalties under Section 4980H of the Code and the regulations thereunder have been assessed or are assessable on any ERISA Affiliate with respect to any employee. Further, if required by the

Code, and except as would not result in any liability to the Group Companies, each ERISA Affiliate has timely filed, or is prepared to timely file by any applicable extended deadline, its IRS Forms 1094-C and Forms 1095-C for each calendar year.

(e) No Group Company or ERISA Affiliate currently or has in the past six (6) years participates or participated in, or has or had an obligation to contribute to, a voluntary employees beneficiary association, as defined in Section 501(c)(9) of the Code.

(f) No Plan provides retiree medical, dental, vision, disability or life insurance benefits, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or state law.

(g) Each Plan intended to qualify under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or has been established under a standardized prototype plan for which an IRS opinion or notification letter has been obtained by the plan sponsor and is valid as to the adopting employer, and the Plan complies in all material respects with the tax qualification requirements of the Code. None of such Plans or related trusts, or any administrator or trustee thereof, or party-in-interest or disqualified person thereto has engaged in a transaction that could cause a Plan or any ERISA Affiliate, whether directly or through an indemnification requirement, to be liable for a civil penalty under Section 409 or 502(i) or any other section of ERISA or result in a tax under Section 4975 or 4976 or any other section of Chapter 43 of Subtitle D of the Code.

(h) Except as set forth in Section 3.19(h) of the Company Disclosure Schedules, no Plan is subject to the laws or regulations of any non-U.S. jurisdiction.

(i) All material payments and contributions, including but not limited to, payments to remediate any nondiscrimination or operational errors, required to be made with respect to any Plan by applicable Law, any Order or any Plan document or other contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Plan have been timely paid in full or, to the extent not required to be made or paid on or before Closing, have been or will be accrued in accordance with normal accounting practices.

(j) No Liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code is reasonably expected to be incurred by the Group Companies including by virtue of any ERISA Affiliate. Neither the Group Companies nor any ERISA Affiliate has within the past six (6) years maintained, sponsored, contributed to, or had any obligation to contribute to, or had any liability (contingent or otherwise) with respect to: (i) a multiemployer plan (within the meaning of Section 3(37) or ERISA), (ii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA), (iii) a multiple employer plan (within the meaning of Section 413 of the Code), or (iv) a pension plan subject to Section 412, 430 or 431 of the Code.

(k) Except as disclosed on Section 3.19(k) of the Company Disclosure Schedule, the execution of this Agreement or any of the Ancillary Documents, and performance of the Contemplated Transactions, will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former Personnel, (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Group Companies to amend or terminate any Plan (or result in any adverse consequence for so doing) or (iii) result in any payment or benefit that will or may be made by the Group Companies that may be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. The Group Companies do not have any obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 4999 of the Code.

(l) There are no pending or, to the Knowledge of the Company, threatened claims, actions, proceedings or litigations by or on behalf of any Plan, any employee or beneficiary covered under any Plan, any Governmental Authority, or otherwise involving any Plan (other than routine claims for benefits). No Plan is under audit or investigation by any Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened.

(m) Any Plan that is subject to Section 409A of the Code has, at all times, materially complied in form and operation with Section 409A of the Code. The Group Companies do not have any obligation or requirement to indemnify or make any Person whole with respect to taxes under Section 409A of the Code.

3.20. Tax Matters.

(a) The Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) have duly and timely filed all Tax Returns required to be filed by or with respect to them, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. The Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) have timely paid all Taxes due and owing (whether or not shown due on any Tax Return). No Group Company (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time not requiring the consent of any Governmental Authority.

(b) The Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party.

(c) The Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such

Group Company) have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party.

(d) No Governmental Authority is conducting or has threatened in writing to conduct an audit, review, examination, investigation, or administrative or judicial proceeding with respect to Taxes or any Tax Returns of the Group Companies (or any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company). No extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by any Group Company (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) which remains in effect. There have been no historical claims, actions, audits, reviews, investigations or assessments with respect to any Liability for Tax, or with respect to any Tax Return, of any Group Company (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) in the most recent six taxable years. All Tax deficiencies which have been proposed, asserted or assessed against the Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) have been fully paid or finally settled. No Group Company (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) has received written notice of a claim by any Taxing Authority in any jurisdiction where such Group Company does not file Tax Returns that such Group Company is or may be subject to Tax by that jurisdiction. No Group Company (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) has a taxable presence or nexus other than in the jurisdictions in which it currently files Tax Returns.

(e) The Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) have not received or requested any ruling, closing agreement, transfer pricing agreement or similar agreement from any Taxing Authority.

(f) No Group Company (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) has ever been included in an affiliated group (as defined in Section 1504 of the Code or any similar group defined under a similar provision of state, local, or non-U.S. Law).

(g) The Group Companies have no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee, successor or as a result of similar liability, operation of Law, by Contract (including any Tax Sharing Agreement) or otherwise. None of the Group Companies is party to any Contract or arrangement to pay, indemnify or make any payment with respect to any Tax liabilities of any stockholder, member, manager, director, officer or other employee or contractor of any Group Company.

(h) None of the Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) have participated in a listed transaction or a reportable transaction within the meaning of Code Section 6707A(c)(2), Treasury Regulations Section 1.6011-4 or Section 1.6011-4T, or any analogous provision of state, local or non-U.S. Law. The Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) None of the equity interests of any Group Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(j) No Group Company is a party to any “gain recognition agreements” as such term is used in the Treasury Regulations promulgated under Code Section 367.

(k) There are no joint ventures, partnerships, limited liability companies, or other arrangements or Contracts to which any Group Company is a party and that constitute a partnership for federal income tax purposes.

(l) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date, (v) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (vi) intercompany transaction or excess loss account described in the regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (vii) election under Section 108(i) of the Code, (viii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) of any Group Company attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, or (ix) “subpart F income” within the meaning of Section 952 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) accruing on or prior to the Closing Date. The Group Companies will not be required to pay any Tax after the Closing Date as a result of an election made pursuant to Section 965(h) of the Code.

(m) The Company has delivered or otherwise made available to Parent true, correct and complete copies of all income and other material Tax Returns of the Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) for all Tax periods beginning on or after January 1, 2019. The Company has delivered or otherwise made available to Parent true, correct and complete copies of any examination reports received by, and statements of deficiencies assessed against or agreed to by, the Group Companies (including any former Subsidiary of any

Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company).

(n) None of the Group Companies have in the past five years, been a “distributing corporation” or a “controlled corporation” in a transaction that qualifies under Sections 355 or 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(o) No Group Company (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) is or has been subject to Tax in a country other than the country of its organization by virtue of conducting a trade or business in such foreign jurisdiction or maintaining a permanent establishment therein. None of the Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) is or has been a resident for Tax purposes in any jurisdiction other than the jurisdiction of its formation, is or has ever been engaged in a trade or business in any jurisdiction other than the jurisdiction of its formation, has or has ever had any branch, agency, permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of its formation.

(p) No Group Company has any obligation to make a payment for which a deduction would be disallowed in whole or part under Section 162(m) of the Code or that is under a plan or agreement.

(q) Each Group Company has taken commercially reasonable steps to ensure that all transactions (including but not limited to sales of goods, loans, and provision of services) between any Group Company (including any former Subsidiary of any Group Company), on the one hand, and any other Person, on the other hand, that is controlled directly or indirectly by any Group Company or any shareholder thereof (including any former Subsidiary of any Group Company), were effected on arms’ length terms and for fair market value consideration in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of foreign, state or local Law. Any intercompany accounts payable or receivable between the Group Companies (including any former Subsidiary of any Group Company) have been fully and finally settled, and there are no amounts accrued or owing under any agreement between such entities. The Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) are in compliance with all transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodologies of the Group Companies. All intercompany agreements have been documented and such documents have been duly executed in a timely manner.

(r) The Group Companies have delivered to Parent true, correct and complete copies of any transfer pricing studies prepared by, or in respect of the Group Companies (including any former Subsidiary of any Group Company).

(s) Each Group Company (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) has provided reasonable documentation or other proof of compliance with any applicable Tax holiday or other similar incentives, and such compliance shall not be negatively affected by the transactions contemplated by this Agreement.

(t) Except as set forth on Section 3.20(t) of the Company Disclosure Schedule , no Group Company that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) has or has ever had signatory authority over, or with respect to, any foreign bank accounts and has no FBAR filing requirements.

(u) None of the assets of any Group Company are “section 197(f)(9) intangibles” (as defined in Treasury Regulation Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993).

(v) No Group Company (i) has received or requested any administrative relief, technical advice, change of a method of accounting or similar agreement from any taxing authority with respect to any Tax or (ii) has granted a power of attorney with respect to Taxes that is currently in force.

(w) At all times since its date of formation, LGCS Holdco has been classified as a corporation under subchapter C of the Code for U.S. Federal and state income Tax purposes. At all times since its date of formation through the LGCS Restructuring Conversion, the Company was classified as a corporation under subchapter C of the Code for U.S. Federal and state income Tax purposes. At all times since the LGCS Restructuring Conversion, the Company has been “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) for U.S. federal (and, where applicable, state and local) income Tax purposes. The Company has not made an election to be treated as an association within the meaning of Treasury Regulations Section 301.7701-3 effective as of or after the LGCS Restructuring.

(x) The unpaid Taxes of the Group Companies (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Unaudited Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies in filing their Tax Returns.

(y) None of the Group Companies non-U.S. Subsidiaries (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(b) of the Code.

(z) None of the Group Companies non-U.S. Subsidiaries (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) is, or at any time has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code and none of the Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) is a stockholder, directly or indirectly, in a passive foreign investment company.

(aa) [Intentionally Omitted].

(bb) None of the Group Companies non-U.S. Subsidiaries (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) holds, or at any time has held, a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

(cc) Each of the Group Companies non-U.S. Subsidiaries (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) is, and has been since the date of its formation, a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(dd) Except as set forth on Section 3.20(dd) of the Company Disclosure Schedule, none of the Group Companies has received or accrued income that was required to be included in the income of a “United States Shareholder” (as defined under Section 951(b) of the Code or similar provision of state or local Law) that is related or attributable to: (i) “subpart F income” (within the meaning of Section 952 of the Code or similar provision of state or local Law) arising on or prior to the Closing Date; or (ii) the holding of “United States property” (within the meaning of Section 956 of the Code or similar provision of state or local Law) on or prior to the Closing Date.

(ee) None of the Group Companies is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(ff) None of the Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) is, or ever has been, a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

(gg) The existence, amount or usability of the Tax attributes of the Group Companies (such as net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credit, and depreciation periods) for Tax periods (or portions thereof) are not currently subject to limitation under any Section of the Code or the Treasury Regulations thereunder, or any applicable provision of state, local or non-U.S. Law, and will not be subject to any limitation for any period beginning on or after the Closing Date.

3.21. Insurance. The Company and the other Group Companies maintain general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance shown in Section 3.21 of the Company Disclosure Schedule (the “Insurance Policies”), which insurance is in full force and effect and substantially comprising the types and in the amounts customarily carried by businesses of similar size in the same industry. All premiums due and owing with respect to the Insurance Policies covering all periods up to the day hereof have been paid. The Company and the other Group Companies have not received any written notice of a material increase in premiums with respect to, or cancellation, termination or non-renewal of, any of the Insurance Policies, except for general increases in rates.

The Company and the other Group Companies have not made, during the last two (2) years, any claim against an Insurance Policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. The Company and the other Group Companies are not in default in any material respect under any Insurance Policy. Except for Insurance Policies that have expired under their terms in the ordinary course of business, the Insurance Policies are valid, outstanding and enforceable policies. Neither the Company nor the other Group Companies have been refused any insurance by any insurance carrier to which any Group Company has applied for any such insurance or with which the Company or any of the other Group Companies has carried insurance during the last three (3) years.

3.22. Bank Accounts; Powers of Attorney. Section 3.22 of the Company Disclosure Schedule sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control of the Company and the other Group Companies, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes, and (c) all active powers of attorneys or similar authorizations granted by the Company or the other Group Companies that authorize drawing on or otherwise having access to such accounts and safe deposit boxes.

3.23. Customers and Suppliers.

(a) Section 3.23(a) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest customers of the Company, determined on a consolidated basis by dollar volume of sales, for the fiscal year ended December 31, 2022 and the two (2)-month period ended on the Balance Sheet Date (collectively, the “Top Customers”) and the applicable dollar amounts with respect to each Top Customer. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) there are no terminations, cancellations or, to the Knowledge of the Company, threatened terminations or cancellations of, or limitation of, or any material modification or change in, a Contract between the applicable Group Company and any of the Top Customers, and (ii) to the Knowledge of the Company, no Top Customer intends to, as a result of the Contemplated Transactions, cease to contract with the Group Companies or substantially reduce its business with the Group Companies, and no Group Company has been notified in writing regarding the same.

(b) Section 3.23(b) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest suppliers of the Company, determined on a consolidated basis by dollar volume of expenditures, for the fiscal year ended December 31, 2022, and the two (2)-month period ended on the Balance Sheet Date (collectively, the “Top Suppliers”) and the applicable dollar amounts with respect to each Top Supplier. To the Knowledge of the Company no Top Supplier intends to, as a result of the Contemplated Transactions, cease to contract with or supply to the Group Companies or substantially reduce its business with the Group Companies, and no Group Company has been notified in writing regarding the same.

3.24. Books and Records. The books and records of the Company and the other Group Companies have been maintained in accordance with sound business practices and all applicable Laws in all material respects. The minute books of director (including committees thereof) and stockholder meetings of the Group Companies, as previously made available to Parent, in all material respects contain accurate records of all such meetings and accurately reflect all other corporate action of the stockholders and directors material to the business of the Company and material to the respective businesses of the other Group Companies.

3.25. Products Liability and Warranty Liability. No Group Company (a) has any material Liability arising out of any product designed, manufactured, assembled, repairs, maintained, delivered, sold, or installed, or any services rendered, by or on behalf of such Group Company, other than those (i) that have been reserved against on the Most Recent Unaudited Financial Statements or (ii) would not be material to the Group Companies, taken as a whole, or (c) is aware of any facts or circumstances which, given the passage of time, would reasonably be expected to result in a material claim against such Group Company for product liability or breach of warranty. The Company has made available to Parent copies of all active guarantees, warranties, and indemnities given by the Company and the other Group Companies to third-party customers in connection with their products that are material to their respective businesses. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each product and service offering designed, manufactured, sold, or delivered by the Company and the other Group Companies, has been in material conformity with all applicable Laws, and (ii) to the Knowledge of the Company, there are no latent or overt design, manufacturing, or other defects in any products or service offerings designed, manufactured, assembled, repairs, maintained, delivered, sold, or installed, or service offerings rendered, by or on behalf of the Company and the other Group Companies, and, during the past three (3) years, no such products or service offerings have been the subject of any recall. The warranty reserves on the Most Recent Unaudited Financial Statements are reasonable based on past experience and have been accrued in accordance with the Company’s Accounting Principles. Complete and correct copies of all documentation related to all material warranty claims made against the Company and the other Group Companies since January 1, 2020 have been made available to Parent, in each case, that are material to the respective Group Company’s business.

3.26. Export Controls; Sanctions.

(a) Except as set forth on Section 3.26(a) of the Company Disclosure Schedule, each Group Company has at all times, during the past five (5) years, been in compliance in all material respects with all applicable Trade Laws and Regulations and there are no completed, current, pending or threatened claims, complaints, charges, investigations, voluntary disclosures or proceedings between a Group Company, on the one hand, and any Governmental Authority under any Trade Laws and Regulations, on the other hand.

(b) During the past five (5) years the Group Companies have in material respects prepared and timely applied for all import and export licenses required in accordance with Trade Laws and Regulations, for the business of the Group Companies.

(c) The Group Companies have made available to Parent true and complete copies of all issued and pending import and export licenses, and all documentation required by,

and necessary to evidence compliance with, all Trade Laws and Regulations applicable to the business of the Group Companies.

(d) During the past five (5) years no Group Company, nor any of its owners, managers, directors, officers, nor to the Knowledge of the Company its employees, any agent or other third party representative acting on behalf of the Group Companies is currently, or has been: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaged in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under applicable Trade Laws and Regulations, or (iv) otherwise in violation of applicable Trade Laws and Regulations.

3.27. Requisite Approval. Except as set forth in Section 3.27 of the Company Disclosure Schedule, the Requisite Approval is the only vote (or written consent) of the holders of any class or series of Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions. No other corporate proceedings by the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions, other than the LGCS Restructuring.

3.28. No Brokers. Except as set forth in Section 3.28 of the Company Disclosure Schedule, neither the Company, any Group Company nor any of their respective directors or officers has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.29. Accredited Investors. The Company and LGCS Holdco each do not have more than thirty-five (35) stockholders that are not “accredited investors” as defined in Regulation D and each such stockholder who is not an accredited investor either alone or with such stockholder’s purchaser representative(s) has such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of the Merger.

3.30. No Additional Representations.

Except as expressly set forth in ARTICLE III, neither the Company nor any of the other Group Companies, or any other Person (including any Representatives of the Group Companies) makes or have made any other representation or warranty with respect to the Group Companies (including their respective business, operations, properties, or Liabilities) express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Without limiting the foregoing, none of the Group Companies (including any Representative of the Group Companies) makes or has made any representation or warranty to the Parent, any Parent securityholder, or any other Person with respect to (i) any projections, forecasts, estimates or budgets heretofore delivered to or made available to the Parent, any Parent securityholder or any of their Representatives of future revenues, expenses or expenditures or future results of operations of the Group Companies, or (ii) except as expressly covered by a representation and warranty contained in this ARTICLE III, any other information or documents (financial or otherwise) made available to the Parent, any Parent securityholder or any of their respective Representatives with respect to the Group Companies. The Parent and Merger Sub expressly acknowledge and agree that none of Parent, Merger Sub nor any of their respective agents, employees or Representatives is relying on any other representation or warranty of the Company or any of its agents, employees or Representatives, including regarding the accuracy or completeness of any such other representations and warranties, whether express or implied. Parent understands and hereby acknowledges and agrees that neither Parent nor Merger Sub shall have any right to file, bring or make (and hereby expressly waives to the fullest extent allowable under applicable Law the right to file, bring or make) any lawsuit or other claims against the Company under this Agreement or otherwise as a result of any inaccuracies in any such information or statements unless and solely to the extent that such information or statements (i) are the subject of an express representation and warranty set forth in this ARTICLE III, or (ii) Parent can demonstrate the commission of Fraud or an intentional misrepresentation by or on behalf of the Company when such information or such statements were provided or otherwise made; provided, that notwithstanding the foregoing, Parent understands and hereby acknowledges and agrees that neither Parent nor Merger Sub shall have any right to bring (and hereby expressly waives to the fullest extent allowable under applicable Law the right to file, bring or make) any lawsuit or other claims against the Company under this Agreement or otherwise arising out of any forward looking, predictive or prospective information or statements.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company, as of the date hereof, as follows:

4.1. Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite corporate or limited liability company power, as applicable. Each of Parent and Merger Sub has full corporate or limited liability company, as applicable, power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which Parent or Merger Sub is or will be a party and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of Parent and Merger Sub and no other corporate or limited liability company proceedings on the part of Parent and Merger Sub are or will be necessary to authorize the execution, delivery and performance of this Agreement or any Ancillary Document or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub in accordance with its terms.

4.2. No Conflicts; Required Filings Consents.

(a) None of the execution and delivery by each of Parent and Merger Sub of this Agreement or the Ancillary Documents to which it is a party, the consummation of the Contemplated Transactions by Parent and Merger Sub or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will conflict with, or result in any violation of, material breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, acceleration or cancellation under, give rise to or accelerate any Liability, payment or right under, or require the consent of any third party under (i) the organizational documents of Parent or Merger Sub; (ii) any Contract or Permit to which Parent or any of its Subsidiaries is a party or subject; (iii) any Order applicable to Parent or any of its Subsidiaries; or (iv) any Law as applied to Parent or any of its Subsidiaries or any of their properties or assets, except, in the case of (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of any of Parent or Merger Sub in connection with its execution and delivery of this Agreement or the Ancillary Documents to which it is a party or the compliance by Parent or Merger Sub with any of the provisions hereof or thereof, or the consummation of the Contemplated Transactions by Parent or Merger Sub, except for (i) such filings as may be required by any applicable federal or state securities or “blue sky” laws or Nasdaq, (ii) the Certificate of Merger or (iii) such other approvals the failure of which to obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

4.3. No Prior Merger Sub Operations. Merger Sub is a wholly owned, direct subsidiary of Parent. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.4. No Brokers. Neither Parent nor Merger Sub has any Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

4.5. SEC Filings. All statements, reports, schedules, forms and other documents (including amendments, exhibits and all other information incorporated by reference therein) required to have been filed or furnished by Parent with the SEC since August 9, 2022 and prior to the date of this Agreement (the “Parent SEC Documents”) have been so filed or furnished with the SEC on a timely basis. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such later filing), (i) each of the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of NASDAQ, each as in effect on the date such Parent SEC Documents were filed or furnished, and (ii) none of the Parent SEC Documents (as amended or superseded by any amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents.

4.6. Litigation. As of the date hereof, there is no Litigation pending or, to the knowledge of Parent, threatened against or affecting Parent that could, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect on Parent, and Parent is not subject to or bound by any Order that would prevent or otherwise interfere with the ability of Parent to consummate the Contemplated Transactions, or to otherwise perform its obligations under this Agreement or any Ancillary Document to which Parent is or will be a party.

4.7. Absence of Changes.

(a) Since August 9, 2022, except to the extent related to the Contemplated Transactions, Parent and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practices.

(b) Since August 9, 2022, there has not occurred any Event which has resulted, or would reasonably be expected to result, in a Parent Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

4.8. Valid Issuance. All shares of Parent Common Stock to be issued pursuant to this Agreement will be, when issued in accordance with the terms of this Agreement, (a) duly authorized, validly issued, fully paid and nonassessable and (b) assuming the accuracy of the representations and warranties made by the Company and LGCS Holdco, issued in compliance with applicable securities laws.

4.9. Tax Matters. None of Parent, Merger Sub or any of their respective Affiliates has taken any action that would reasonably be expected to prevent or impede the Merger from being treated as a “reorganization” within the meaning of Code Section 368.

4.10. Solvency. Parent is not entering into this Agreement or the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors.

4.11. Investigation. Parent agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Group Companies. Except to the extent Parent has otherwise advised the Company in writing, as of the date hereof, neither Parent nor any of its Affiliates or representatives is aware of any of the representations or warranties contained in ARTICLE III being untrue or incorrect.

4.12. Foreign Person. Parent is not a “foreign person” as defined by the Committee on Foreign Investment in the United States at 31 C.F.R. § 800.224.

4.13. No Additional Representations. Except as expressly set forth in this Article IV, neither Parent, Merger Sub nor any other Person (including any Representative of Parent or Merger

Sub) makes or has made any other representation or warranty with respect to Parent, Merger Sub or any Subsidiary of Parent (including their respective business, operations, properties, or Liabilities), express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Without limiting the foregoing, neither Parent nor Merger Sub (including any Representative of Parent or Merger Sub) makes or has made any representation or warranty to the Company, any Company securityholder, the Stockholders’ Representative or any other Person with respect to (i) any projections, forecasts, estimates or budgets heretofore delivered to or made available to the Company, any Company securityholder, the Stockholders’ Representative or any of their Representatives of future revenues, expenses or expenditures or future results of operations of Parent and its Subsidiaries, or (ii) except as expressly covered by a representation and warranty contained in this Article IV, any other information or documents (financial or otherwise) made available to the Company, any Company securityholder, the Stockholders’ Representative or any of their respective Representatives with respect to Parent or any of Parent’s Subsidiaries. The Company and Stockholders’ Representative expressly acknowledge and agree that none of the Company or Stockholder’ Representative nor any of their respective agents, employees or Representatives is relying on any other representation or warranty of Parent or Merger Sub or any of their respective agents, employees or Representatives, including regarding the accuracy or completeness of any such other representations and warranties, whether express or implied. Notwithstanding the foregoing, Parent and Merger Sub hereby acknowledge that during the course of the due diligence investigation of Parent and Merger Sub conducted by or on behalf of the Company in connection with the Company’s consideration of the Contemplated Transactions, the Parent and Merger Sub provided information and made statements to the Company and its Representatives regarding Parent and Merger Sub and their respective business, operations, financial condition and other matters. The Company and Stockholders’ Representative understands and hereby acknowledges and agrees that neither the Company nor the Stockholders’ Representative shall have any right to file, bring or make (and hereby expressly waives to the fullest extent allowable under applicable Law the right to file, bring or make) any lawsuit or other claims against Parent or Merger Sub under this Agreement or otherwise as a result of any inaccuracies in any such information or statements unless and solely to the extent that such information or statements (i) are the subject of an express representation and warranty set forth in this Article IV, or (ii) the Company or Stockholders’ Representative can demonstrate the commission of fraud or an intentional misrepresentation by or on behalf of Parent or Merger Sub when such information or such statements were provided or otherwise made; provided, that notwithstanding the foregoing, the Company and Stockholders’ Representative understands and hereby acknowledges and agrees that neither the Company nor Stockholder’s Representative shall have any right to bring (and hereby expressly waives to the fullest extent allowable under applicable Law the right to file, bring or make) any lawsuit or other claims against Parent or Merger Sub under this Agreement or otherwise arising out of any forward looking, predictive or prospective information or statements.

ARTICLE V
Covenants

5.1. Conduct of the Company.

(a) Except as otherwise expressly contemplated by this Agreement (including without limitation, related to the LGCS Restructuring) or as consented to in writing by Parent (such consent not be unreasonably withheld, conditioned, or delayed), during the period from the date hereof to the Closing Date, the Company and LGCS Holdco shall, and shall cause each of the other Group Companies to, use commercially reasonable efforts to conduct its business and operations in the ordinary course and in a manner consistent with past practice in all material respects.

(b) Without limiting the generality of the foregoing, except as (i) otherwise expressly contemplated by this Agreement (including without limitation, related to the LGCS Restructuring), (ii) required by applicable Law (including any COVID-19 Measures), (iii) set forth on Section 5.1 of the Company Disclosure Schedule or (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned, or delayed), during the period from the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, the Company and LGCS Holdco shall not, and shall cause each of the other Group Companies not to:

(i) modify or amend any of the organizational documents of the Group Companies (excluding the LGCS Restructuring in accordance with this Agreement);

(ii) issue, authorize the issuance of, split, redeem, combine, reclassify, repurchase, or otherwise acquire any Equity Securities of the Group Companies (excluding the LGCS Restructuring in accordance with this Agreement);

(iii) declare or pay any cash or non-cash dividend or make any cash or non-cash distribution in respect of any Equity Securities of the Group Companies or any repurchase, redemption or other reacquisition of any Equity Securities of the Group Companies (excluding the LGCS Restructuring in accordance with this Agreement);

(iv) incur any Indebtedness or Liens (other than Permitted Liens), or modify any existing Indebtedness, or assume, guarantee or endorse, otherwise become responsible for, the obligations for any person for Indebtedness, except for in each case, in the ordinary course of business consistent with past practice;

(v) amend, renew or terminate any Material Contract or Real Property Lease or any provision thereof, or enter into any lease of real property, or enter into any agreement to purchase real property;

(vi) enter into any Contract that purports to limit, curtail or restrict (1) the kinds of businesses in which a Group Company or its existing Restricted Affiliates may conduct their respective businesses, (2) the Persons with whom it or its existing Restricted Affiliates can compete or to whom it or its existing Restricted Affiliates can sell products or deliver services, or (3) the acquisition of any business;

(vii) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other means, any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof (excluding the LGCS Restructuring in accordance with this Agreement);

(viii) divest, sell, transfer, lease, license, mortgage, pledge or otherwise dispose of, or encumber any asset of the Group Companies, other than Permitted Liens and in the ordinary course of business consistent with past practice (excluding the LGCS Restructuring in accordance with this Agreement);

(ix) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of a Group Company (excluding the planned dissolution of certain of the Subsidiaries and the LGCS Restructuring in accordance with this Agreement);

(x) enter into or adopt any employee benefit plan or employment or severance agreement, or amend any Plan, except to the extent required by Law, as expressly contemplated by this Agreement, except to the extent required by any Plan disclosed in Section 3.19(a) of the Company Disclosure Schedule;

(xi) hire any new officers or employees or terminate the services of any existing officers or employees other than for cause (excluding any terminations related to any reduction in force previously discussed by the parties), make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, equity or equity-based, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of the Group Companies, except to the extent required by any Plan disclosed in Section 3.19(a) of the Company Disclosure Schedule, or to reclassify any Personnel from exempt to non-exempt (or vice versa) or to reclassify any service provider as a contractor to an employee (or vice versa);

(xii) (i) negotiate, modify, extend or enter into a collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Group Company;

(xiii) waive or release any noncompetition, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Group Company or current or former employee or independent contractor thereof;

(xiv) file or cause to be filed any Tax Return with respect to any Group Company other than in accordance with past practice (except as otherwise required by applicable Law), amend any Tax Return, enter into any closing agreement, settle, concede, compromise or abandon any Tax claim or assessment, surrender any right to claim a Tax refund, make, revoke, or change any Tax election, change any Tax method of accounting, change any annual Tax accounting period or agree to extend the statute of limitations in respect of any Taxes, fail to pay any Tax as it becomes due, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any action or omit to take any action or enter into any transaction that would have the effect of increasing the Tax Liabilities or reducing any Tax assets of the Company or any Group Company, as applicable, in respect of any taxable period beginning after the Closing Date or any Straddle Period;

(xv) change the Accounting Principles, accounting policies or procedures of a Group Company;

(xvi) change the fiscal year of a Group Company;

(xvii) settle or compromise any pending or threatened Litigation in such a manner as to create any material obligations on the Group Companies that would not be fully performed prior to the Closing;

(xviii) fail to invoice customers and collect accounts receivable, timely pay Taxes and other Liabilities when due and pay or perform other material obligations when due, in each case in the ordinary course and in a manner consistent with past practice;

(xix) accelerate the collection of accounts receivable, other than in the ordinary course of business and in a manner consistent with past practice;

(xx) cancel or terminate any of the Insurance Policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to or greater than the coverage under such cancelled, terminated or lapsed Insurance Policies are in full force and effect;

(xxi) enter into any Affiliate Agreement; or

(xxii) authorize, agree, resolve, or consent to any of the foregoing.

Notwithstanding the foregoing, (i) nothing in this Agreement, including this Section 5.1, will prohibit any Group Companies or any of its respective Affiliates from, or otherwise require any consent of Parent for, taking or not taking any COVID-19 Measures; provided that the Company Entities will, to the extent reasonably practicable, use commercially reasonable efforts to consult with Parent prior to taking any such action, and (ii) nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control the Group Companies or any of their respective Affiliates’ operations prior to the Closing.

5.2. Access to Information. Subject to applicable Law (including any COVID-19 Measures), and upon reasonable prior notice, during the period from the date hereof through the earlier to occur of the Closing Date and the termination of this Agreement, the Company and LGCS Holdco shall, and shall use commercially reasonable efforts to cause the other Group Companies to, provide Parent, Merger Sub, and their respective authorized representatives reasonable access during regular business hours to all offices, books and records of the Group Companies as Parent may reasonably request to the extent reasonably required in connection with the consummation of the Contemplated Transactions or the preparation for the integration of the Company by Parent after the Closing; provided, that (a) Parent and its representatives shall take such action to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Group Companies, (b) the Group Companies shall not be required to take any action which would constitute a waiver of or reasonably be expected to jeopardize the attorney-client or other privilege or contravene any Law or binding Contract, (c) no Group Company will be required to supply Parent with any information that, in the reasonable judgment of such Group Company, such Group Company is under a contractual or legal obligation not to supply; provided that the Company and LGCS Holdco shall, to the extent applicable and practicable, use commercially reasonable efforts to cause such Group Company to use its commercially reasonable efforts to obtain a waiver of such obligation or otherwise take such action as is needed to enable Parent to have access to such information, (d) the Group Companies will not be required to provide access to or to disclose such portions of documents or information relating to pricing or other matters that are highly sensitive where such access or disclosure is reasonably likely to result in a violation of applicable antitrust Laws for the Group Companies or any of their respective Affiliates, (e) the Group Companies will not be required to provide access, to the extent the Group Companies reasonably determine, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee or Representatives of any Group Companies or Parent, and (f) the Group Companies shall not be required to provide access that would deviate from any Group Companies’ standard security, safety and confidentiality protocols.

5.3. Consents; Approvals; Efforts, Regulatory and Other Authorizations.

(a) Subject to the terms and conditions of this Agreement, each of the Company, LGCS Holdco, Parent, and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all things reasonably necessary under applicable Law to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including, but not limited to (a) preparing and filing as promptly as reasonably practicable with any Governmental Authority all documentation necessary to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (b) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, waivers and other confirmations, in each case, required to be made with or obtained from any Governmental Authority that are necessary, proper or advisable to consummate the Contemplated Transactions by this Agreement (collectively, the “Regulatory Approvals”); provided that neither the Company, LGCS Holdco, Parent, Merger Sub, nor their respective Affiliates shall have any obligation to make payments to any third party in connection with obtaining any Regulatory Approvals, (c) obtaining the consents, waivers, approvals, orders and authorizations (the “Third-Party Approvals”) under Contracts of the Company set forth on Schedule 7.1(l) that require any such consent, waiver, approval, order or authorization, (d) subject to receipt of an executed representation letter in the form previously provided by the Parent, taking all actions necessary to facilitate the removal of any restrictive legends attached to the Lookingglass-ZF Stock and to facilitate the transfer and distribution of the Lookingglass-ZF Stock and (e) fulfilling all conditions to this Agreement (provided that the foregoing shall in no event be interpreted to require any party to waive any condition precedent to its obligations to close the Contemplated Transactions). Each applicable party shall furnish to the other parties all reasonably necessary information required for any application or other filing to be made pursuant to any applicable Law to a Governmental Authority in connection with the

Contemplated Transactions. The Company and LGCS Holdco shall each use commercially reasonable efforts to collect accredited investor questionnaires from each of its Stockholders prior to Closing.

(b) Each of Parent, LGCS Holdco and the Company agree to promptly inform the other party of any material communication made to or received from any Governmental Authority related to this Agreement and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with any Governmental Authority concerning the Contemplated Transactions, to the extent permitted by Law. To the extent practicable and permitted by Law, each of Parent, LGCS Holdco and the Company shall: (i) promptly notify the other of, and if in writing, promptly furnish the outside legal counsel for the other with copies of (or, in the case of oral communications, advise the other of the contents of) any material communication to such party from a Governmental Authority relating to the Contemplated Transactions and permit the other to review and discuss in advance (and to consider in good faith any comments made by the other in relation to) any proposed material communication to a Governmental Authority, provided, that materials may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) for competitive concerns and (4) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; and (ii) keep the other reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Contemplated Transactions and/or any notices sent pursuant to this Section 5.3, including providing the other with reasonable advance notice to participate in all material meetings and/or calls.

(c) In furtherance and not in limitation of the foregoing, each of Parent, LGCS Holdco and the Company agree to use commercially reasonable efforts to take promptly any and all steps and actions necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers that may be required by any Governmental Authority, so as to enable the parties to close the Contemplated Transactions as soon as practicable.

(d) In furtherance and not in limitation of the foregoing, the Company and LGCS Holdco shall use its commercially reasonable efforts to obtain the adoption of this Agreement by its stockholders to the extent required by the DGCL and the Company’s organizational documents and LGCS Holdco’s organizational documents for the consummation of the Merger. Without limiting the generality of the foregoing, as promptly as practicable following the execution and delivery of this Agreement, and in any event no later than two (2) days after execution and delivery of this Agreement, the Company shall submit this Agreement to the Company’s stockholders for adoption by Written Consent of the Company’s stockholders, which shall be solicited in accordance with the requirements of the DGCL, the Company Charter, the LGCS Holdco Charter and any other applicable organizational documents in order to obtain the necessary approval under the DGCL. In addition, without limiting the generality of the first sentence of this Section 5.3, if the LGCS Reorganization occurs more than sixty (60) days after the date of the Written Consent, LGCS Holdco shall (i) promptly resubmit this Agreement to LGCS Holdco’s Stockholders for adoption by written consent of LGCS Holdco’s Stockholders, which shall be solicited in accordance with the requirements of the DGCL, the LGCS Holdco Charter and the bylaws of LGCS Holdco in order to obtain the necessary approval under the DGCL and (ii) take any other actions required under applicable Law as a result of such Stockholder action, including delivering notice of such action to Stockholders under Section 228(e) of the DGCL and the bylaws of LGCS Holdco.

5.4. Tax Matters.

(a) Allocation of Taxes for a Straddle Period. For any Straddle Period, Taxes shall be attributable to the portion of such period ending on the Closing Date in an amount equal to: (i) in the case of any gross receipts, income, payroll, employment or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Company at the end of the Closing Date (unless otherwise required by applicable Tax Law) and (ii) in the case of any Taxes other than those described in clause (i), the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period. For purposes of a Tax that is imposed as a result of the application of any rule under Subpart F of Subchapter N of the Code, the taxable period shall be assumed to end on the Closing Date using a “closing of the books” method.

(b) Tax Returns for Straddle Periods and Pre-Closing Periods.

(i) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Group Companies (including any former Subsidiary of any Group Company, with respect to the period of time during which such entity was a Subsidiary of such Group Company) for taxable periods ending on or before the Closing Date including with respect to the Specified Tax Matters. All such Tax Returns shall be prepared in a manner consistent with past practice with respect to the Group Companies, unless otherwise required by applicable Law or this Agreement. Parent shall provide drafts of each such Tax Return to the Stockholders’ Representative for the Stockholders’ Representative’s review and comment at least thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions) or, in the case of Tax Returns filed on a more frequent than annual basis, as soon as reasonably practicable but at least five (5) days prior to the due date for filing such Tax Return. For the avoidance of doubt, any Tax Return that is normally filed on an annual basis, but that is required to be filed for a period of less than one (1) year due to a termination or other event (e.g., a “stub” period income Tax Return of any Group Company for the period ending on the Closing Date) shall not be considered a Tax Return filed on a more frequent than annual basis. Parent shall incorporate all reasonable comments made in writing by the Stockholders’ Representative at least fifteen (15) days prior to the due date for filing such Tax Return or, in the case of Tax Returns filed on a more frequent than annual basis, at least two (2) days prior to the due date of such Tax Return.

(ii) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Group Companies for the Straddle Period. Parent shall provide drafts of each such Tax Return to the Stockholders’ Representative for the Stockholders’ Representative’s review and comment at least thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions) or, in the case of Tax Returns filed on a more frequent than annual basis, as soon as reasonably practicable but at least five (5) days prior to the due date for filing such Tax Return. Parent shall incorporate all reasonable comments made in writing by the Stockholders’ Representative at least fifteen (15) days prior to the due date for filing such Tax Return or, in the case of Tax Returns filed on a more frequent than annual basis, at least two (2) days prior to the due date of such Tax Return.

(c) Cooperation. Subject to the other provisions of this Section 5.4, the Surviving Limited Liability Company, the Stockholders’ Representative and Parent shall cooperate fully, as and to the extent reasonably requested by any party hereto, in connection with all Tax matters. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Surviving Limited Liability Company and the Stockholders’ Representative (to the extent in its possession) agree (x) to retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, the Surviving Limited Liability Company or the Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (y) to give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Surviving Limited Liability Company or the Stockholders’ Representative, as the case may be, shall allow the other to take possession of such books and records.

(d) Transfer Taxes. Transfer Taxes arising with respect to the Contemplated Transactions shall be borne equally by the Stockholders and Parent. The party required under applicable Law shall, at its own expense, (i) timely prepare all necessary Tax Returns with respect to all such Transfer Taxes, (ii) provide a draft copy of such Tax Returns and other documentation to the other party at least ten (10) days prior to the due date for such Tax Returns for its review and comment and shall incorporate all reasonable comments made by such other party, and (iii) timely file or cause to be filed all such Tax Returns, and the other party shall reasonably cooperate with the filing party as may be necessary to effectuate such filings and promptly pay to the filing party an amount equal to the non-filing party’s share of any Transfer Taxes (determined as described above). Notwithstanding anything herein to the contrary, any Transfer Taxes arising with respect to the LGCS Restructuring shall be borne solely by the Stockholders and the Stockholders shall, at their own expense, (x) timely prepare all necessary Tax Returns with respect to all such Transfer Taxes, (y) provide a draft copy of such Tax Returns and other documentation to the other party at least ten (10) days prior to the due date for such Tax Returns for its review and comment and shall incorporate all reasonable comments made by such other party, and (z) timely file or cause to be filed all such Tax Returns.

(e) Tax Sharing Agreements. All Tax Sharing Agreements with respect to or involving a Group Company (including any former Subsidiary of any Group Company) shall have been terminated no later than the Closing Date and, after the Closing Date, the Surviving Limited Liability Company shall not be bound thereby or have any liability thereunder. The Stockholders and the Group Companies shall take all actions necessary to terminate such Contracts.

(f) Tax Carryforwards. The Stockholders’ Representative agrees to cooperate with Parent and provide any relevant information requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on LGCS Holdco’ Tax loss carryforwards under

Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to LGCS.

(g) [Intentionally omitted.]

(h) Tax Refunds. Parent may, at its option, cause the Group Companies to elect, where permitted by applicable Law, to carry forward or carry back any Tax attribute carryover that would, absent such election, be carried back to a Pre-Closing Tax Period. The amount of any refunds of Taxes paid by a Group Company for any Pre-Closing Tax Period actually received (net of any Tax liabilities or increase in Tax liabilities imposed on Parent, any Group Company or any Affiliate thereof resulting from such refund and any reasonable out of pocket third-party costs or expenses incurred in connection with obtaining and receiving such refund) shall be for the account of the Stockholders. Notwithstanding the foregoing, the Stockholders shall not be entitled to: (i) any such refunds to the extent that any such refunds were taken into account as an asset in the calculation of Merger Consideration; (ii) any such refund to the extent such refund relates to a carryback of a Tax attribute from any period ending after the Closing Date; (iii) any such refund that is applied against a liability of any Group Company in respect of which the Stockholders would have had an indemnification obligation hereunder but for such application; or (iii) any refund for Tax that gives rise to a payment obligation by any of the Group Companies to any Person under applicable Law or pursuant to a provision of a Contract or other agreement entered into on or prior to the Closing. The amount of any refund of Taxes of the Group Companies for any Straddle Period shall be equitably apportioned between the Stockholders, on the one hand, and Parent, on the other hand, in accordance with the principles set forth in Section 5.4(a). Parent shall pay (or cause to be paid) to the Stockholders’ Representative the amounts described in the second sentence of this Section 5.4(h) within thirty (30) days after the actual receipt of the Tax refund giving rise to Parent’s obligation to make payment hereunder with respect thereto. Notwithstanding the foregoing, (i) no Tax refunds shall be paid to Stockholders’ Representative during the pendency of any Tax audit, Tax claim or any other action that may result in an assessment of Taxes against any Group Company or its Affiliates with respect to any Pre-Closing Tax Period and (ii) if Parent, any Group Company or any of their Affiliates is required to return any refund to the applicable Taxing Authority, Stockholders’ Representative shall return such refund, together with any associated interest and related out-of-pocket costs reasonably incurred by the Parent, the Group Companies or their Affiliates, no later than five (5) days after the Parent, the Group Companies or their Affiliates provide notice to Stockholders’ Representative that return of such refund is required.

(i) Tax Proceedings. Stockholders’ Representative shall have the right, at its sole expense, to conduct and control any audit, examination, litigation or other proceeding with respect to Taxes that involves any of the Group Companies if the audit, examination, ligation, or other proceedings related solely to the Taxes or Tax Returns of the Group Companies for a taxable period ending on or prior to the Closing Date which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under this Agreement (each a “Tax Proceeding”); provided, however, that (i) the Stockholders’ Representative shall diligently prosecute such Tax Proceeding in good faith, (ii) the Stockholders’ Representative shall keep Parent reasonably informed of the status of developments with respect to such Tax Proceeding, (iii) the Stockholders’ Representative shall not settle, discharge, or otherwise dispose of any such Tax Proceeding without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned, or delayed, and (iv) Parent shall have the right to fully participate at its own cost in any such Seller Contest. Parent shall control and shall have the right to discharge, settle, or otherwise dispose of, at its own expense, all Tax Proceedings that the Stockholders’ Representative does not elect to control. Notwithstanding any other provision herein, Parent agrees to cooperate with Stockholders’ Representative to the extent reasonably requested by Stockholders’ Representative in the conduct and control of any Tax Proceeding. In the event of any conflict between this Section 5.4(h) and Section 8.4, this Section 5.4(h) shall control.

(j) Intended Tax Treatment.

(i) The Parties intend that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which the Parties are parties under Section 368(b) of the Code (the “Intended Tax Treatment”). The Merger shall be reported by the Parties for all applicable Tax purposes in accordance with the Intended Tax Treatment, and the Parties will not take any inconsistent position on any Tax Return or during the course of any action, audit, or other similar proceeding with respect to Taxes, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). Each of the Parties agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(ii) The Stockholders’ Representative shall promptly notify Parent if, at any time before the Effective Time, the Stockholders’ Representative becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. Parent shall promptly notify the Stockholders’ Representative if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

(iii) Each of the Parties shall use its commercially reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment, and no such Party shall take or cause to be taken or knowingly fail to take or cause to be taken any action which could reasonably be expected to prevent or impede the Intended Tax Treatment. The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment.

(k) Plan of Reorganization. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(l) Deferred Revenue. The Parties acknowledge and agree that, for applicable U.S. federal and state income Tax purposes, the Group Companies will recognize deferred revenue attributable to the Group Companies (if any) as of the Closing Date, and will not take any U.S. federal or state income Tax reporting position that could cause Parent or any Affiliate of Parent to be deemed to recognize taxable income on any such deferred revenue in any taxable period beginning after the Closing Date or portion of any Straddle Period beginning after the Closing Date.

(m) Specified Tax Matters. At the time of filing, Parent shall pay (i) the Taxes, penalties and interest required to be paid to the applicable Taxing Authorities for the Tax Returns related to the Specified Tax Matters and (ii) the fees and costs of the tax preparer of such Tax Returns. Following the filing of such Tax Returns and the payment of the Taxes, penalties and interest related thereto, Parent agrees to use commercially reasonable efforts to have the Company’s tax preparer seek potential refunds from other Taxing Authorities that may be payable to the Company with respect to the Specified Tax Matters. Parent shall only be required to pursue such Tax refunds to the extent that such efforts are set forth in the fee quote and scope of services received by the Company prior to the Closing from the Company’s tax preparer. Parent shall consult in good faith with the Stockholders’ Representative prior to filing any Tax Returns or paying any Taxes related to the Specified Tax Matters.

5.5. Confidentiality.

(a) The Company, Parent and Merger Sub, hereby acknowledge and agree that the Non-Disclosure Agreement, dated December 26, 2022 (the “NDA”), between Parent and the Company shall remain in full force and effect until two (2) years after the Closing Date and that any books and records, data and other information provided to the Company, the Stockholders’ Representative, the Stockholders, Parent and Merger Sub between the date hereof and the Closing shall be considered Evaluation Material (as such term is defined in the NDA) and afforded all protections provided therein. From and after the Closing Date, the provisions of the NDA applicable to information of, or pertaining to, the Company shall constitute “Evaluation Material” of Parent, rather than of the Company.

(b) Notwithstanding anything to the contrary in the foregoing (including in the NDA), a party hereto shall be permitted to disclose any and all terms (i) to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), (ii) to any Governmental Authority or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of the primary exchange on which such party is then listed, (iii) to Persons to which such party is otherwise incurring Transaction Expenses (but only to the extent reasonably necessary for such Person to perform its services in connection therewith), (iv) as reasonably necessary for the Company to obtain the Requisite Approval and the other consents and approvals of the Stockholders and other third parties contemplated by this Agreement, (v) in connection with enforcing its rights or defending itself against any claims hereunder and (vi) as otherwise permitted by Section 5.7.

5.6. Exclusivity. From the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, no Group Company shall solicit, encourage or facilitate any inquiries, proposals regarding, continue or enter into negotiations with respect to, or enter into or consummate any agreement or understanding in connection with any proposal regarding, any purchase or other acquisition of all or any portion of the assets or properties of Group Companies (other than the sale of products or services in the ordinary course of business and in a manner consistent with past practice) or any Equity Securities of any Group Company, any merger, business combination or recapitalization involving a Group Company, the liquidation, dissolution or reorganization of a Group Company (except the planned dissolution of Subsidiaries), or any similar transaction (except the LGCS Restructuring), and the Company shall use commercially reasonable efforts to cause the other Group Companies and its and their respective Representatives to refrain from any of the foregoing. The Company or LGCS Holdco shall promptly notify Parent if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated or continued with, the Group Companies, the Stockholders or their respective Representatives.

5.7. Public Announcements. The timing and content of all press releases or public announcements regarding any aspect of this Agreement, any Ancillary Document, or the Contemplated Transaction to the financial community, government agencies or the general public shall be mutually agreed upon in advance by Parent and the Company or LGCS Holdco (if prior to the Closing) or the Stockholders’ Representative (if after the Closing). Notwithstanding the foregoing, each such party may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law or any listing agreement with any national securities exchange to which such party is subject; provided, that such party shall consult with the other party prior to any such announcement to the extent practicable, and shall in any event promptly provide the other party with copies of any such announcement and limit such announcement to matters required by Law or any listing agreement with any national securities exchange to which such party is subject. Notwithstanding the foregoing, following the Closing and the public announcement of the Merger, the Stockholders’ Representative shall be permitted to announce publicly that it has been engaged to serve as the Stockholders’ Representative in connection herewith as long as such announcement does not disclose any of the other material terms of the Contemplated Transaction, unless such disclosure is in accordance with the terms of this Section 5.7.

5.8. Notice of Developments. From the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement, to the extent permitted by Law, the Company shall promptly notify Parent of any notice or other written communication from any Governmental Authority in connection with or relating to the Contemplated Transactions provided that no disclosure by the Stockholders’ Representative pursuant to this Section 5.8 or any other communication from the Stockholders’ Representative after the date hereof, shall be deemed to amend or supplement the Company Disclosure Schedule or exhibits attached hereto or the representations and warranties contained in this Agreement to prevent or cure any misrepresentation or breach of warranty.

5.9. Termination of Affiliated Loans. The Company shall cause all Affiliated Loans to be repaid, satisfied, discharged, or terminated (along with the release of any related liens) at or prior to the Closing. Except as set forth on Section 5.9 of the Company Disclosure Schedule, the Company shall also cause all Affiliate Agreements to be terminated at or prior to Closing.

5.10. Information Statement; Stockholders’ Written Consent.

(a) As promptly as reasonably practicable after the date of this Agreement, and in any event no later than five (5) Business Days after the date of this Agreement or such date as the Company and Parent mutually agree, the Company shall prepare, with the cooperation of Parent, and cause to be mailed, distributed or otherwise made available to its Stockholders that did not execute the Written Consent approving the Company Stockholder Matters, and any holders of Warrants, with an information statement containing disclosures about the Company, the Contemplated Transactions and Parent that are in a form which is reasonably acceptable to Parent and that meets the requirements of Rule 502(b) of Regulation D (the “Information Statement”). The Company and Parent shall commercially reasonably cooperate with each other and provide, and direct their respective Representatives to provide the other party and its Representatives with, true, correct and complete information regarding such party or its Subsidiaries that is required by Law to be included in the Information Statement, and Parent shall be permitted to reasonably request information be included in the Information Statement.

(b) Reasonably promptly following the receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to each Company Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the board of directors of the Company unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement and the Contemplated Transactions in accordance with Section 228(e) of the DGCL and the bylaws of the Company. The Stockholder Notice shall be accompanied by a copy of Section 262 of the DGCL.

(c) All materials submitted to the Company Stockholders in accordance with this Section 5.10 shall be subject to Parent’s advance review.

5.11. Director and Officer Indemnification.

(a) For a period of six (6) years following the Effective Time, the Surviving Limited Liability Company shall not take any action to waive, eliminate or amend in any manner adverse to any Company Indemnified Persons (as defined below) any rights to indemnification, advancement of expenses, exculpation and limitation of liability now existing in favor of any individual who is or prior to the Effective Time, was a director, officer, employee or agent, or similar functionary, of a Group Company or who, at the request of a Group Company, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Company Indemnified Persons”).

(b) Effective as of the Closing, the Company shall obtain a “tail” officers’ and directors’ liability insurance policy with a period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing liability insurance (the “Company D&O Tail Policy”). The costs and expenses associated with obtaining the Company D&O Tail Policy shall be deemed a Transaction Expense of the Company.

(c) This Section 5.11 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by, each Company Indemnified Person and their respective successors, heirs and representatives.

5.12. Form 8-K Filing. Parent shall as promptly as practicable after the execution of this Agreement, file with the SEC, a current report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement; provided, that Parent shall permit LGCS Holdco and its counsel to review and shall consider in good faith such reasonable comments of LGCS Holdco to such Form 8-K prior to filing. Parent shall prepare and use commercially reasonable efforts to provide to LGCS Holco for review at least one (1) Business Day prior to the Closing, a draft Form 8-K announcing the Closing (“Transaction Form 8-K”); provided, that Parent shall permit LGCS Holdco and its counsel to review and shall consider in good faith such reasonable comments of LGCS Holdco to such Transaction Form 8-K prior to filing. Prior to Closing, Parent, LGCS Holdco and the Company shall prepare the press release announcing the consummation of the Contemplated Transactions hereby (“Press Release”). Following the Closing, Parent shall distribute the Press Release and shall file the Transaction Form 8-K.

5.13. No Parent Securities Transactions. Except with respect to the ZF Stock Distribution and the use of Lookingglass-ZF Stock to satisfy any Transaction Expenses prior to Closing, the Group Companies shall not engage in any transactions involving the securities of Parent prior to two (2) Business Days following the issuance of the Press Release. Each of LGCS Holdco and the Company shall use its commercially reasonable efforts to require each of its officers, directors, employees, contractors and representatives having knowledge of the Contemplated Transactions to comply with the foregoing requirement.

5.14. LGCS Restructuring.

(a) At least two (2) Business Days prior to the Closing Date, the Company and LGCS Holdco will cause the LGCS Restructuring Merger to be consummated.

(b) At least one (1) Business Day prior to the Closing Date, LGCS Holdco will cause the Company to consummate the LGCS Restructuring Conversion. Notwithstanding anything to the contrary in this Agreement, other than the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware, neither LGCS Holdco nor the Company or any other Group Company shall be obligated prior to Closing to obtain any Consent of, or registration, declaration or filing with, or Permit from, any Governmental Entity or other Person to reflect the LGCS Restructuring Conversion, and any such Consents, registrations, declarations, filings and Permits shall be the sole obligation of Parent on behalf of the Company following the Closing.

(c) The Company and LGCS Holdco agree that, taken together, the LGCS Reorganization will be treated for United States federal income Tax purposes (and, to the extent applicable, for purposes of any similar state, local or foreign Law) as a reorganization described in Section 368(a)(1)(F) of the Code.

(d) Prior to Closing, the Parties agree that the Company shall be permitted to satisfy certain Transaction Expenses using the shares of Lookingglass-ZF Stock. At least one (1) Business Day prior to the Closing Date, the Company will distribute the Lookingglass-ZF Stock to LGCS Holdco, which in turn will distribute the Lookingglass-ZF Stock to the stockholders of LGCS Holdco in partial satisfaction of the liquidation preferences of certain Stockholders in accordance with the LGCS Holdco Charter.

5.15. Awards under the Parent Equity Plan. Promptly, and in any event no later than thirty (30) days, after consummation of the Closing, in accordance with the Parent Equity Plan,

Parent shall cause the Administrator or applicable Committee (as such terms are defined in the Parent Equity Plan) to grant Awards (as defined in the Parent Equity Plan) covering at least four hundred thousand (400,000) shares of Parent Common Stock in the aggregate to the individuals, and in accordance with the terms and conditions, set forth on Schedule 5.15 attached hereto. Awards under the preceding sentence covering at least two hundred thousand (200,000) shares of Parent Common Stock shall be issued in the form of Restricted Stock Units (as defined in the Parent Equity Plan) (the “Parent Equity Plan Bonus Pool”). Parent agrees to issue from the Stock Consideration Shares the remaining two hundred thousand (200,000) shares of Parent Common Stock under the Parent Equity Bonus Pool in the form of Restricted Stock Units (as defined in the Parent Equity Plan) (the “Seller Bonus Pool Shares”). The Seller Bonus Pool Shares shall be subject to vesting as set forth on Schedule 5.15 for continuing employees of the Company listed on Schedule 5.15 and such employees will be required to execute Parent’s standard form of Restricted Stock Unit Agreement related thereto. The Seller Bonus Pool Shares shall be subject to vesting as set forth on Schedule 5.15 for the first five individuals listed on Schedule 5.15 and such Persons shall be required to (i) execute Parent’s standard form of Restricted Stock Unit Agreement related thereto (except that the customary vesting provisions therein shall be omitted in their entirety) and (ii) enter into a transition services agreement with Parent related thereto, substantially in the form provided to such individuals as of the date hereof.

5.16. Intentionally Omitted.

5.17. Update of Allocation Statement. Within three (3) Business Days prior to Closing, the Company shall deliver, and within three (3) Business Days prior to each Merger Consideration Payment Date, the Stockholders’ Representative shall deliver, to Parent an updated Allocation Statement, based upon the VWAP ending five (5) Business Days prior to the Closing or the applicable Merger Consideration Payment Date, as applicable. Four (4) Business Days prior to each Merger Consideration Payment Date, Parent shall (i) deliver to the Stockholders’ Representative an accurate calculation of the VWAP ending five (5) Business Days prior to such Merger Consideration Payment Date. The Company or the Stockholders’ Representative, as applicable, shall provide Parent with such information as Parent reasonably requests in order to assure that the Allocation Statement is properly calculated based on the number of Merger Consideration shares to be distributed on such Merger Consideration Payment Date, the applicable VWAP and the LGCS Holdco Charter. The Parent and its Subsidiaries and the Exchange Agent shall be entitled to rely on each updated Allocation Statement and the information provided pursuant to this Section 5.17 in making payments through the Exchange Agent of the Merger Consideration. The Parent and its Subsidiaries and the Exchange Agent shall not be responsible for the calculations, or the determinations underlying such calculations in any Allocation Statement or in the information provided pursuant to this Section 5.17.

5.18. Payoff Closing Indebtedness. At or prior to Closing, Parent shall (a) pay in cash all Closing Indebtedness owed to the party listed on Schedule 5.18(a) hereto pursuant to the payoff letter provided by the Company in Section 7.1(o) and (b) satisfy all Closing Indebtedness owed to the party listed on Schedule 5.18(b) hereto by paying such party an amount in cash set forth on Schedule 5.18 and the remaining amount, up to a maximum of $3,332,765.38 pursuant to a convertible note substantially in the form attached hereto as Exhibit D, pursuant to the payoff letter provided by the Company in Section 7.1(o). The Company acknowledges and agrees that the principal amount outstanding under each of the loans described in clauses (a) and (b) above shall not be increased from and after the date hereof through the Closing and no amendments to such loans shall be entered into by the Company from and after the date hereof through the Closing. At or prior to Closing, the Company shall pay in cash all Estimated Closing Indebtedness other than as described in clauses (a) and (b) above in accordance with the instructions set forth in the Closing Date Statement, which shall reduce the Estimated Closing Indebtedness and Company Cash on the Closing Statement.

5.19. Payoff Transaction Expenses. At or prior to Closing, the Company shall pay in cash all Estimated Closing Transaction Expenses in accordance with the instructions set forth in the Closing Date Statement, which shall reduce the Estimated Closing Transaction Expenses and Company Cash on the Closing Statement.

5.20. Czechia Filing. The Company shall use commercially reasonable efforts to take the actions listed on Schedule 5.20, including filing applicable documents with the applicable Governmental Authority in Czechia for LGCS Europe.

5.21. Funding of Specified Tax Matters Reserve. At or prior to Closing, the Company shall ensure that there is cash in the Company’s bank accounts (following satisfaction of the Company’s payment obligations as of Closing under Section 5.18 and Section 5.19) in an amount no less than the Specified Tax Matters Reserve.

5.22. Security Deposits. After Closing, Parent agrees to use commercially reasonable efforts to (i) seek to obtain, to the extent the Company is eligible to receive, the security deposits listed on Schedule 1.1(b) for the Company, and (ii) cause the release to the Company of the cash collateral accounts listed on Schedule 1.1(b) (including, without limitation, by terminating and/ or closing the credit facilities associated with such cash collateral accounts).

ARTICLE VI
Conditions to Closing

6.1. Conditions to the Obligations of the Company and LGCS Holdco. The obligations of the Company and LGCS Holdco to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub shall be true and correct (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifications) as of the Closing Date, except for those representations of Parent and Merger Sub made as of a specified date, which shall be measured only as of such specified date, in each case except where the failure of such representations or warranties to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Parent and Merger Sub at or prior to the Closing.

(c) Deliveries. The Company shall have received the deliveries contemplated by Section 7.2 that are required to be delivered on or before the Closing Date.

(d) No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

(e) Certificate of Merger. Parent shall have filed the Certificate of Merger with the Secretary of the State of the State of Delaware.

(f) LGCS Reorganization. The LGCS Reorganization shall have been consummated in accordance with this Agreement.

(g) Requisite Approval. The Requisite Approval shall have been obtained.

6.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Parent):

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications) as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be measured only as of such specified date, in each case except where the failure of such representations or warranties to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance. The Company and LGCS Holdco shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Company and LGCS Holdco at or prior to the Closing.

(c) Deliveries. Parent shall have received the deliveries contemplated by Section 7.1 that are required to be delivered on or before the Closing Date.

(d) No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect has occurred and is continuing with respect to the Group Companies, taken as a whole.

(e) No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order or notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions.

(f) Requisite Approval. The Requisite Approval shall have been obtained and the Written Consent shall have been delivered to Parent (no later than two (2) days following the execution and delivery of this Agreement), which Written Consent shall remain in full force and effect as of the Closing.

ARTICLE VII
Deliveries by LGCS Holdco and the Company at Closing

7.1. Deliveries by LGCS Holdco and the Company at Closing. On or prior to the Closing Date, LGCS Holdco and the Company shall deliver or cause to be delivered to Parent:

(a) (i) A properly completed and duly executed IRS Form W-9 from LGCS Holdco, and (ii) an affidavit certifying that interests in the Group Companies are not “United States real property interests” (within the meaning of Section 897 of the Code), dated as of the Closing Date, signed under penalties of perjury, and otherwise in form and substance as required by Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with the notice to the IRS required by Treasury Regulations Section 1.897-2(h)(2).

(b) An officer’s certificate signed by the chief executive officer of LGCS Holdco to the effect set forth in Section 6.2(a) (Representations and Warranties) and Section 6.2(b) (Performance).

(c) A certificate, signed by the secretary of LGCS Holdco and dated as of the Closing Date, certifying that (i) attached thereto is a true, correct and complete copy of (A) the certificate of incorporation and bylaws of LGCS Holdco and (B) the Certificate of Conversion, Certificate of Formation, and Operating Agreement of the Company as in effect on the date of such certification, (ii) attached thereto is a true, correct and complete copy of the resolutions adopted by the board of directors of LGCS Holdco and the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents, and that such resolutions are in full force and effect, and (iii) attached thereto is a true, correct and complete copy of resolutions of the Stockholders duly authorizing and adopting the execution, delivery and performance of this Agreement and the Ancillary Documents, and that such resolutions are in full force and effect.

(d) Certificates of the Secretary of State (or equivalent) of the applicable states of incorporation or formation, as applicable, which certificates shall be of a reasonably recent date, as to the good standing (or equivalent) of each Group Company.

(e) Evidence, in a form and substance reasonably satisfactory to Parent, that the agreements set forth on Section 3.8 and Section 3.9 of the Company Disclosure Schedule have been terminated, except for the agreements set forth on Section 5.9 of the Company Disclosure Schedule.

(f) Duly executed resignations, in form and substance reasonably satisfactory to Parent, effective immediately upon the Closing, of all of the officers, directors and managers of each Group Company.

(g) [Intentionally Omitted].

(h) True, correct and, where applicable, as-filed copies of the LGCS Reorganization documents identified on Schedule 7.1(h).

(i) Copies of all filed dissolution documents for the dissolution of each of the Company Subsidiaries, except for Lookingglass Cyber Solutions Europe s.ro., in form and substance reasonably satisfactory to Parent, duly executed by the parties thereto; provided, for the avoidance of doubt, the Company and LGCS Holdco shall not be required to deliver evidence that such dissolution documents have been accepted or approved by such jurisdictions prior to Closing occurring.

(j) Evidence, in form and substance reasonably satisfactory to Parent, of the distribution (the “CloudShield Distribution”) by the Company to certain Stockholders of the intellectual property listed on Schedule 7.1(j) (the “CloudShield IP”).

(k) A license issued to the Company that is non-transferrable, fully paid-up and royalty free regarding use of the CloudShield IP, substantially in the form attached hereto as Exhibit C.

(l) Third Party Approvals, in form and substance reasonably satisfactory to Parent, for the Contracts set forth on Schedule 7.1(l).

(m) Evidence, in form and substance reasonably satisfactory to Parent, that LGCS Holdco and the Company have cancelled all Company Equity Plans and Options and provided any required notification to each holder thereof.

(n) Termination agreements, in form and substance reasonably satisfactory to Parent, by and among LGCS Holdco or the Company, on the one hand, and the applicable Stockholders, on the other hand, regarding termination of the Voting Agreement, the Investors’ Rights Agreement, the Co-Sale Agreement and any and all other agreements and side letters between the Company and any Stockholders requested to be terminated by Parent.

(o) Payoff letters, in each case, in form and substance reasonably satisfactory to Parent with respect to the Closing Indebtedness, (A) setting forth the amount required to repay in full all such Indebtedness, (B) providing for a release of all security interests granted by the Company and its Subsidiaries to the holders of such Indebtedness upon satisfaction of the conditions set forth therein and (C) including a customary commitment by the holders of such Indebtedness (or such agent or trustee on behalf thereof) to execute and provide documentation and filings reasonably necessary to evidence the release or termination of such security interests.

(p) A payoff and release letter, in form and substance reasonably satisfactory to Parent, from Perella Weinberg Partners to the Company evidencing payment-in-full for its services in exchange for Lookingglass-ZF Stock.

7.2. Deliveries by Parent and Merger Sub at Closing. On the Closing Date, Parent shall deliver or cause to be delivered to LGCS Holdco an officer’s certificate signed by the chief executive officer of Parent to the effect set forth in Section 6.1(a) and 6.1(b).

ARTICLE VIII
Indemnification

8.1. Survival of Representations and Covenants. Subject to the limitations and other provisions of this Agreement, (i) the representations and warranties of the Company and LGCS Holdco in ARTICLE III of this Agreement and (ii) claims for indemnification pursuant to this Article VIII shall survive the Closing and shall expire at until 5:00 p.m. Eastern time on the date that is twelve (12) months following the Closing Date; provided, that any claim involving Fraud regarding any representation or warranty of the Company shall survive the Closing until thirty (30) days after the date on which the statute of limitations applicable to such claim shall have expired. The representations and warranties of Parent and Merger Sub in Article IV of this Agreement and pursuant to any certificate to be delivered pursuant to Article VII of this Agreement, and all covenants and agreements of Parent and Merger Sub that require performance in full prior to the Closing, shall not survive the Closing (for clarity, the operation of this sentence shall in no way limit or affect the ability of the Stockholders’ Representative to seek specific performance of Parent’s obligations under Article II pursuant to Section 10.12 hereof on behalf of the Stockholders). All covenants and agreements of the Company and LGCS Holdco contained in this Agreement that require performance in full prior to the Closing (and any rights arising out of any breach of such covenants and agreements) (each, a “Pre-Closing Covenant”), in each case, shall terminate and be of no further force and effect effective at the Closing and shall not survive the Closing for any purpose hereunder and neither the Company, nor any of their respective Affiliates, shall have any liability whatsoever with respect to any Pre-Closing Covenants. The covenants and agreements of the parties in this Agreement that by their terms apply or are to be performed, in whole or in part, at or after the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing and shall remain in full force and effect for the period provided in such covenants and agreements, if any, or until fully performed. Notwithstanding the foregoing, with respect to any claim asserted in writing by a Parent Indemnitee pursuant to this Article VIII prior to the expiration date of the applicable survival period set forth in this Section 8.1 the indemnification obligations hereunder with respect to such claim, and the claim so asserted, shall survive until finally resolved in accordance with this Article VIII.

8.2. Indemnification of Parent Indemnitees. From and after the Closing, subject to the provisions of this Article VIII, the Stockholders shall (a) jointly, to the extent of the Indemnity Shares, and (ii) in the case of Fraud, as to any amounts exceeding the Indemnity Shares, severally against only such Stockholder who committed such Fraud, and not jointly, indemnify, from and after the Closing, Parent, its Affiliates, and their respective officers, directors, employees, stockholders, members, partners, agents, representatives, successors and assigns (collectively, “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all claims, judgements, losses, Liabilities, Taxes, damages, deficiencies, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation which any Parent Indemnitee actually suffered but excluding (A) any losses based upon (x) diminution of value and damages based on any multiplier of the Company’s earnings, income or cash flow or (y) any other premium or valuation methodology and (B) punitive damages, except to the extent awarded against a Parent Indemnitee in connection with a third party claim (hereafter individually a “Loss” and collectively “Losses”) arising out of or relating to:

(a) Any breach of any representation or warranty made by the Company or LGCS Holdco in ARTICLE III of this Agreement;

(b) Any breach of any covenant or agreement of the Company or LGCS Holdco contained in this Agreement prior to Closing;

(c) Any Transaction Expenses of the Group Companies or Indebtedness of the Group Companies to the extent not (i) paid, satisfied and discharged on or prior to the Closing, or (ii) otherwise taken into account in the calculation of the Closing Consideration Shares;

(d) Any claim from Stockholders resulting from any inaccuracies in the Allocation Statement;

(e) The LGCS Restructuring or the LGCS Reorganization;

(f) Any Pre-Closing Taxes; or

(g) The matters listed on Section 8.2(g) of the Company Disclosure Schedule.

8.3. Certain Limitations.

(a) The Stockholders shall not be required to indemnify the Parent Indemnitees with respect to any claim under Section 8.2(a) or Section 8.2(g) unless and until the aggregate amount of all Losses for such claims exceeds an amount equal to three hundred fifty thousand dollars ($350,000), in which event the Parent Indemnitees shall be entitled to recover Losses only in excess thereof; provided, that the foregoing limitation shall not apply to (i) a claim for indemnification to the extent such claim is based upon Fraud, or (ii) a claim pursuant to item 3 on Schedule 8.2(g).

(b) The sole and exclusive remedy of the Parent Indemnitees with respect to any and all Losses based upon, arising out of, or related to this Agreement or the Contemplated Transactions, shall be via offset against the Indemnity Shares pursuant to Section 8.6 provided, however, to the extent such claim is based upon Fraud and exceeds the amount of Indemnity Shares, Parent Indemnitees may seek recovery directly from the Stockholder who committed such Fraud pursuant to Section 8.2 regarding any such excess amount; provided, further, however, that with respect to any and all Losses based upon, arising out of, or related to the Special Indemnity, the sole and exclusive remedy of the Parent Indemnitees with respect to such Losses shall be via offset against the Special Indemnity Shares pursuant to Section 8.7.

(c) The amount of any Losses for which the Parent Indemnitees claim indemnification under this Agreement shall be reduced by any insurance proceeds or other third party reimbursements actually received in connection with such Losses (net of any costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery).

(d) For purposes of this Article VIII, for the sole purpose of determining Losses actually suffered with respect to any breach of any representation or warranty (and not for purposes of determining whether or not any breaches of representations or warranties have occurred) the representations and warranties in ARTICLE III shall not be deemed to be qualified by any materiality, Company Material Adverse Effect or other similar qualifications contained in or otherwise applicable to such representation or warranty.

8.4. Procedure.

(a) Direct Claims. If Parent Indemnitee has a claim for indemnification hereunder for any claim other than a claim asserted by a third party, the Parent Indemnitee shall, as promptly as is practicable, give written notice to the Stockholders’ Representative of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim. The Parent Indemnitee shall also provide such information and documentation with respect to any such claim that is reasonably available. The failure to make timely delivery of such written notice by the Parent Indemnitee to the Stockholders’ Representative shall not relieve the Stockholders from any liability under this Article VIII with respect to such matter, except to the extent the Stockholders’ Representative is actually materially prejudiced by failure to give such notice or to the extent the applicable survival period delineated in Section 8.1 has expired. If the Stockholders’ Representative does not notify the Parent Indemnitee within twenty (20) days that the Stockholders’ Representative disputes such claim and the amount of such claim shall be conclusively deemed an indemnifiable Loss of the Stockholders pursuant hereto. In case an objection is made in writing by the Stockholders’ Representative prior to the expiration of such twenty (20) day period, the Stockholders’ Representative and the Parent Indemnitee shall attempt in good faith for a period of twenty (20) days to agree upon the rights of the respective parties with respect to such claim. If the Parent Indemnitee and Stockholders’ Representative so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of liability for such claim of the Stockholders’ Representative shall be prepared and signed by the Parent Indemnitee and the Stockholders’ Representative. If the Parent Indemnitee and Stockholders’ Representative are unable to so agree, either party shall be permitted to pursue resolution of such dispute in accordance with Section 10.11.

(b) Third-Party Actions.

(i) If Parent Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Stockholders with respect to a claim asserted by a third party, then the Parent Indemnitee shall promptly deliver to the Stockholders’ Representative a written notice describing, to the extent practicable, such matter in reasonable detail, and shall also provide such information and documentation with respect to any such claim that is reasonably available. The failure to make timely delivery of such written notice by the Parent Indemnitee to the Stockholders’ Representative

shall not relieve the Stockholders from any liability under this Article VIII with respect to such matter, except to the extent the Stockholders’ Representative is actually materially prejudiced by failure to give such notice or to the extent the applicable survival period delineated in Section 8.1 has expired. The Stockholders’ Representative shall have the right, at its option, exercisable within fifteen (15) Business Days after the date of such notice to assume the defense of any such matter with its own counsel and at its sole cost and expense; provided, (x) such counsel shall be reasonably satisfactory to the Parent Indemnitee, and (y) the Stockholders’ Representative shall not have any right to assume the defense of any such matter if (1) the third party claimant is a then-current material customer of the Parent Indemnitee or its Affiliates, (2) the Parent Indemnitee reasonably believes an adverse determination with respect to such matter would be materially detrimental to or materially injure the reputation and future business prospects of the Parent Indemnitee or its Affiliates, (3) such matter is criminal in nature, (4) such matter seeks injunctive relief or other non-monetary equitable remedies against the Parent Indemnitee, or (5) such matter seeks damages in excess of the amount for which the Parent Indemnitee could obtain indemnification from the Stockholders pursuant to this Article VIII.

(ii) If the Stockholders’ Representative elects to assume the defense of and indemnification for any such matter in accordance with this Section 8.4(b), then:

(A) notwithstanding anything to the contrary contained in this Agreement, the Stockholders’ Representative, on behalf of the Stockholders, shall not be required to pay or otherwise indemnify the Parent Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Parent Indemnitee in connection with such matter following the Stockholders’ Representative election to assume the defense of such matter, unless (x) the Stockholders’ Representative fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Parent Indemnitee, (y) the Parent Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to the Parent Indemnitee that are not available to the Stockholders’ Representative, or (z) the Parent Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Parent Indemnitee and the Stockholders’ Representative may have different, conflicting, or adverse legal positions or interests;

(B) except in connection with any Litigation where any Parent Indemnitee is adverse to the Stockholders, the Parent Indemnitee shall, at its own expense, make available to the Stockholders’ Representative all books, records and other documents and materials that are under the direct or indirect control of the Parent Indemnitee or any its agents and that the Stockholders’ Representative considers necessary or desirable for the defense of such matter, and reasonably cooperate with, and make its employees and advisors available or otherwise render reasonable assistance to, the Stockholder’s Representative and its agents; and

(C) the Stockholder’s Representative shall not settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Parent Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment, in each case without the written consent of the Parent Indemnitee, which shall not be unreasonably withheld or delayed.

(iii) If the Stockholders’ Representative (x) elects not to assume the defense of and indemnification for such matter (or fails to notify the Parent Indemnitee of such election within the period set forth in this Section 8.4(b)), (y) elects to assume the defense of and indemnification for such matter but then fails to diligently conduct such defense, or (z) is not entitled to assume the defense of such matter pursuant to Section 8.4(b)(i), then the Parent Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Stockholder’s Representative; provided, the Parent Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Stockholder’s Representative, such consent not to be unreasonably withheld or delayed.

(iv) The procedures in this Section 8.4(b) shall not apply to direct claims of a Parent Indemnitee which are addressed in Section 8.4(a) (Direct Claims).

(c) Stockholders’ Representative. All notices to be provided to the Stockholders as indemnitors pursuant to this Section 8.4 shall be provided to the Stockholders’ Representative and the Stockholders’ Representative shall act on behalf of the Stockholders that are indemnitors under this Section 8.4.

8.5. Tax Treatment. The parties hereto agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

8.6. Indemnity Shares Offset.

(a) Upon a Parent Indemnitee becoming entitled to recover Losses in respect of any indemnification claim finally determined in the Parent Indemnitee’s favor pursuant to this Article VIII, Parent shall be entitled to withhold from the delivery of Merger Consideration to the Exchange Agent in advance and in contemplation of the Merger Consideration Payment Date on the 18-month anniversary of the Closing, the number of shares of Parent Common Stock obtained by dividing, the aggregate amount of Losses in respect of any indemnification claim finally determined in the Parent Indemnitee’s favor pursuant to this Article VIII, divided by the VWAP of Parent Common Stock ending five (5) Business Days prior to the Merger Consideration Payment Date on the 18-month anniversary of the Closing.

(b) If prior to the Merger Consideration Payment Date on the 18-month anniversary of the Closing, any Parent Indemnitee properly and timely notified the Stockholders’ Representative of an indemnification claim in accordance with this Article VIII and such claim remains unresolved as of the date of the Merger Consideration Payment Date on the 18-month anniversary of the Closing (each, a “Pending Claim”), then Parent shall be entitled to withhold from the delivery of Merger Consideration to the Exchange Agent on the 18-month anniversary of the Closing, a number of additional shares of Parent Common Stock obtained by dividing, the aggregate amount of Losses claimed in such Pending Claims, divided by the VWAP ending five (5) Business Days prior to the Merger Consideration Payment Date on the 18-month anniversary of the Closing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be entitled to withhold an aggregate number of shares pursuant to Sections 8.6(a) and (b) in excess of the number of Indemnity Shares.

(d) Five (5) Business Days prior to the Merger Consideration Payment Date on the 18-month anniversary of the Closing, Parent shall deliver written notice to the Stockholders’ Representative setting forth the number of shares of Merger Consideration, if any, to be withheld by Parent pursuant to this Sections 8.6(a) and 8.6(b).

(e) Upon the full and final resolution of a Pending Claim, if the value of the Indemnity Shares withheld by the Parent with respect to such Pending Claim pursuant to Section 8.6(b) exceeds the number of shares of Parent Common Stock obtained by dividing the aggregate amount of Losses a Parent Indemnitee is entitled to recover with respect to such claim by the VWAP ending five (5) Business Days prior to such resolution, then Parent shall deliver to the Exchange Agent that number of Indemnity Shares for further distribution to the Stockholders equal to the amount of such excess. The Parent shall provide the Stockholders’ Representative (i) notice of such excess, as soon as practicable, and (ii) the VWAP ending five (5) Business Days prior to the date such Pending Claim was resolved. The Stockholders’ Representative will prepare an Allocation Statement for such distribution within fifteen (15) days of such notice from Parent, and provide such to the Parent and the Exchange Agent.

8.7. Special Indemnity Shares.

(a) Upon the Company’s receipt of a written Tax deficiency notice or other similar notice from a Taxing Authority related to any Special Indemnity that is received prior to July 31, 2025, Parent shall promptly provide such notice to the Stockholders’ Representative, and Parent may submit an indemnification claim pursuant to Section 8.4(b) in respect of such Special Indemnity. If prior to the Merger Consideration Payment Date on July 31, 2025, any Parent Indemnitee properly and timely notified the Stockholders’ Representative of an indemnification claim in accordance with this Article VIII regarding the Special Indemnity and such claim remains unresolved as of the date of the Merger Consideration Payment Date on July 31, 2025 (each, a “Special Indemnity Pending Claim”), then (A) Parent shall be entitled to withhold from the delivery of Merger Consideration to the Exchange Agent on July 31, 2025, a number of Special Indemnity Shares obtained by dividing, the aggregate amount of Losses claimed in such Special Indemnity Pending Claim, divided by the VWAP ending five (5) Business Days prior to the Merger Consideration Payment Date on July 31, 2025, and (B) on July 31, 2025, Parent shall issue to the Exchange Agent for further distribution to the Stockholders a number of shares of Parent Common Stock equal to the Special Indemnity Shares minus the amount of shares withheld pursuant to clause (A) of this Section 8.7(b).

(b) Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be entitled to withhold an aggregate number of shares pursuant to this Section 8.7 in excess of the number of Special Indemnity Shares.

(c) Five (5) Business Days prior to the Merger Consideration Payment Date on July 31, 2025, Parent shall deliver written notice to the Stockholders’ Representative setting forth the number of Special Indemnity Shares, if any, to be withheld by Parent pursuant to this Section

8.7. For the avoidance of doubt, if the Company has not received a written Tax deficiency notice or other similar notice from a Taxing Authority regarding the Special Indemnity on or before July 31, 2025, no indemnification claims in respect of any Special Indemnity may be made by any Parent Indemnitee pursuant to this Article VIII and all Special Indemnity Shares shall be issued by Parent to the Exchange Agent on July 31, 2025 for further distribution to the Stockholders.

(d) Upon the full and final resolution of a Special Indemnity Pending Claim, if the value of the Special Indemnity Shares withheld by Parent with respect to such Special Indemnity Pending Claim pursuant to Section 8.7(a) exceeds the number of shares of Parent Common Stock obtained by dividing the aggregate amount of Losses a Parent Indemnitee is entitled to recover with respect to such claim by the VWAP ending five (5) Business Days prior to such resolution, then Parent shall deliver to the Exchange Agent that number of Special Indemnity Shares for further distribution to the Stockholders equal to the amount of such excess. Parent shall provide the Stockholders’ Representative (i) notice of such excess, as soon as practicable, and (ii) the VWAP ending five (5) Business Days prior to the date such Special Indemnity Pending Claim was resolved. The Stockholders’ Representative will prepare an Allocation Statement for such distribution within fifteen (15) days of such notice from Parent, and provide such to Parent and the Exchange Agent.

(e) For the avoidance of doubt, the limitation set forth in Section 8.3(a) shall not apply to Parent’s recourse against the Stockholders under Section 8.2 for the Special Indemnity.

8.8 Exclusive Remedy. Each party hereto acknowledges and agrees that, from and after the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy for breaches of representations and warranties contained in this Agreement, the failure or non-performance of any covenants or agreements contained in this Agreement, and any other claim pursuant to this Agreement or in connection with the Contemplated Transactions, and offset against the Indemnity Shares (and the Special Indemnity Shares solely with respect to the Special Indemnity) shall be the sole and exclusive recovery of the Parent Indemnitees, except for (a) the remedies arising from claims based on Fraud, (b) the equitable and other remedies available to the parties pursuant to Section 10.12 (Specific Performance), and (c) the dispute resolution mechanisms set forth in Section 2.9 (Post-Closing Adjustment) with respect to the final determination of the Closing Consideration Shares.

ARTICLE IX
Termination

9.1. Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) at any time, by mutual written agreement of the Company and Parent;

(b) by Parent, at any time prior to the Closing, if (i) the Company is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured (to the extent such breach is curable) by twenty (20) Business Days after Parent has given written notice of such breach to the Company and (iii) such breach, if not cured, would render the conditions set forth in Section 6.2 incapable of being satisfied; provided, that the Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if its material breach of any representations, warranties, covenants or other agreements contained in this Agreement resulted or would result in the failure of a condition set forth in Section 6.1 to be satisfied;

(c) by the Company, at any time prior to the Closing, if (i) Parent or Merger Sub is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured (to the extent such breach is curable) by the earlier of twenty (20) Business Days after the Company has given written notice of such breach to Parent or three (3) Business Days prior to the End Date and (iii) such breach, if not cured, would render the conditions set forth in Section 6.1 incapable of being satisfied; provided, that neither Company nor LGCS Holdco shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if its material breach of any representations, warranties, covenants or other agreements contained in this Agreement that resulted or would result in the failure of a condition set forth in Section 6.2 to be satisfied;

(d) by written notice by either the Company or Parent to the other, at any time after the forty-fifth (45th) day following the date this Agreement is fully executed (the “End Date”) if the Closing shall not have occurred on or prior to such End Date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a the primary cause of or resulted in the failure of the Closing to occur on or before such date; or

(e) by either Parent or the Company if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order or taken any other action the effect of which is to permanently restrain, enjoin or otherwise prohibit the Contemplated Transactions; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a material cause of or resulted in such Order or action and such action or inaction constitutes a breach of this Agreement.

9.2. Procedure and Effect of Termination. In the event of the termination of this Agreement validly in accordance with the terms of this Agreement, written notice thereof shall be given by a terminating party to the other parties, this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 9.1, no party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 9.2 (Procedure and Effect of Termination), Section 5.7 (Public Announcements), Article X (Miscellaneous) and by the provisions of the NDA, in accordance with their respective terms; provided, that nothing herein shall relieve a defaulting or breaching party from any Liability arising out of its willful breach of any provision of this Agreement prior to the time of such termination.

ARTICLE X
Miscellaneous

10.1. Stockholders’ Representative.

(a) Appointment of Stockholders’ Representative. By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Stockholder shall be deemed to have approved Glenn Rieger as of the Closing as the representative, agent and attorney-in-fact for each of the Stockholders in connection with this Agreement and the agreements ancillary thereto to take any and all actions and make decisions required or permitted to be taken by the Company pursuant to this Agreement, and to act as Stockholders’ Representative under this Agreement and the Ancillary Documents in accordance with the terms of this Section 10.1 and the Ancillary Documents (the “Stockholders’ Representative”). In the event of the resignation, death or incapacity of the Stockholders’ Representative, a successor Stockholders’ Representative reasonably satisfactory to Parent shall thereafter be appointed by a majority-in-interest of the Stockholders by execution of an instrument in writing delivered by such Stockholders to Parent.

(b) Authority. Without limiting the foregoing, the Stockholders’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Stockholders in connection with (i) the indemnity provisions of Article VIII as they relate to the Stockholders generally and (ii) such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including, without limitation, (i) in connection with the Merger Consideration owing to the Stockholders under this Agreement, (ii) to terminate, amend, waive any provision of, or abandon, this Agreement or any of the Ancillary Documents, (iii) to act as the representative of the Stockholders to review all claims and disputes or question the accuracy thereof, (iv) to negotiate and compromise on their behalf with Parent any claims asserted thereunder and to authorize payments to be made with respect thereto, (v) to take such further actions as are authorized in this Agreement or the Ancillary Documents, and (vi) in general, to do all things and perform all acts, including, without limitation, executing and delivering all agreements (including the Ancillary Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Stockholders’ Representative to be necessary in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions. Parent and Merger Sub shall be entitled to rely on such appointment and to treat the Stockholders’ Representative as the duly appointed representative of each Stockholder under this Agreement. After the Closing, notices given to the Stockholders’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Stockholders for all purposes under this Agreement.

(c) Extent and Survival of Authority. The appointment of the Stockholders’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Section 10.1 shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of or direction from such Stockholder. The death or incapacity, or dissolution or other termination of existence, of any Stockholder shall not terminate the authority and agency of the Stockholders’ Representative, unless otherwise provided under Law. Parent, Merger Sub and any other party to an Ancillary Document in dealing with the Stockholders’ Representative may reasonably rely, without inquiry, upon any act of the Stockholders’ Representative as the act of the Stockholders, if such decision or action was in accordance with this Section 10.1.

(d) Release from Liability; Indemnification. The Stockholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders shall indemnify the Stockholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholders’ Representative from any funds or shares that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while the Stockholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

10.2. Expenses. Unless provided otherwise in the Ancillary Documents, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

10.3. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by email, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

If to the Group Companies or the Stockholders (prior to the Closing):

Lookingglass Cyber Solutions, Inc.

10740 Parkridge Blvd, Suite 200

Reston, Virginia 20191

Attn: Bryan S. Ware

Email: bware@lookingglasscyber.com

With a copy (which shall not constitute notice) to:

King & Spalding

1650 Tysons Boulevard, Suite 400

McLean, Virginia 22102

Attn: Charles W. Katz

Email: ckatz@kslaw.com

Attn: Jeremy M. Schropp

Email: jschropp@kslaw.com

If to Parent, Merger Sub, the Surviving Limited Liability Company, or the Group Companies (after the Closing):

ZeroFox Holdings, Inc.

1834 S. Charles Street

Baltimore, Maryland 21230

Attn: James C. Foster

Chief Executive Officer and President

and

Tim Bender

Chief Financial Officer

Email: foster@zerofox.com

tim@zerofox.com

With a copy (which shall not constitute notice) to:

Venable LLP

750 E. Pratt Street, Suite 900

Baltimore, Maryland 21202

Attn: Anthony J. Rosso

Email: ajrosso@venable.com

and

Venable LLP

Rockefeller Center

151 West 42nd Street

New York, NY 10036

Attn: Jeffrey N. Ostrager

Email: jnostrager@venable.com

If to the Stockholders’ Representative:

Glenn Rieger

c/o Newspring

555 East Lancaster Avenue, Suite 444

Radnor, PA 19087

Email: grieger@newspringcapital.com

With a copy (which shall not constitute notice) to:

King & Spalding

1650 Tysons Boulevard, Suite 400

McLean, Virginia 22102

Attn: Charles W. Katz

Email: ckatz@kslaw.com

Attn: Jeremy M. Schropp

Email: jschropp@kslaw.com

10.4. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware, including all matters of construction, validity and performance.

10.5. Entire Agreement. This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the NDA, and the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior Contracts or agreements, understandings, documents, and statements among the parties whether oral or written.

10.6. Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent, to the extent permitted by Law: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement. The parties further agree that if any provision of this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision of this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

10.7. Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified without an instrument in writing signed by each of the parties hereto; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

10.8. Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure of a party to exercise any right pursuant to this Agreement, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights under this Agreement until the applicable statute of limitation period has run. Any agreement by a party to any extension or waiver will be valid only if set forth in writing and signed by such party.

10.9. Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise, except with respect to (i) the Stockholders pursuant to Section 2.5(i) (ii) the Company Indemnified Persons pursuant to Section 5.10 and (iii) the Company Group pursuant to Section 10.15 all of whom are intended third-party beneficiaries of this Agreement for the purposes of and with respect to such Section.

10.10. Assignability. This Agreement shall not be assigned by the Company or LGCS Holdco without the prior written consent of Parent and Merger Sub. Prior to Closing, this Agreement shall not be assigned by Parent or Merger Sub without the prior written consent of the Company; provided, that Parent or Merger Sub may assign their rights and obligations under this Agreement without such required consent to an Affiliate, which assignment shall not relieve Parent or Merger Sub of their obligations hereunder.

10.11. Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum or (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

10.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

10.13. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.14. Further Assurances. If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

10.15. Privilege.

(a) Each party acknowledges and agrees, on its own behalf and on behalf of its directors, owners, stockholders, equityholders, officers, employees and Affiliates, that each of the Company and LGCS Holdco is a client of King & Spalding LLP, and King & Spalding LLP has not represented Parent in connection with the preparation, negotiation and execution of this Agreement. After the Closing, it is possible that King & Spalding LLP will represent the Stockholders or their Affiliates and/or the Stockholders’ Representative (other than the Group Companies) (“Permissible K&S Clients”) in connection with the Contemplated Transactions and any claims arising out of or relating to this Agreement or the Ancillary Documents. Each party agrees that King & Spalding LLP (or any successor) may represent all or a portion of the Permissible K&S Clients in the future in connection with issues that may arise under this Agreement or any Ancillary Document and any claims arising out of or relating to this Agreement or any Ancillary Document or the transactions contemplated hereby and thereby. King & Spalding LLP (or any successor) may serve as counsel to all or a portion of the Permissible K&S Clients in connection with any litigation, claim or obligation arising out of or relating to this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby. Each Party consents thereto, and waives any conflict of interest arising therefrom, and each Party shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each Party acknowledges that the consent and waiver set forth in this Section 10.15 are voluntary and have been carefully considered and that the Parties have consulted with counsel or have been advised that they should do so in connection with this consent and waiver.

(b) The Parties agree that all communications among King & Spalding LLP, on the one hand, and the Company and any member of the Company Group and the Company, on the other hand, that relate in any way to the Contemplated Transactions (including communications regarding the process conducted by the Company and the Company Group leading up to the Contemplated Transactions) and the negotiation, documentation and consummation thereof shall be deemed to be attorney-client confidences that belong solely to the Company Group and not to Parent or the Company. Accordingly, neither Parent nor the Company shall have access to any such communications or to the files of King & Spalding LLP relating to such engagement. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Company Group shall be the sole holder of the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege with respect to such communications and such engagement, (ii) to the extent that files of King & Spalding LLP in respect of such communications or engagement constitute property of the client, only the Company Group (and not Parent or the Company) shall hold such property rights, and (iii) King & Spalding LLP shall have no duty to reveal or disclose any such attorney-client communications or files to Parent or the Company by reason of any attorney-client relationship between King & Spalding LLP and Company or otherwise. This Section 10.15(b) is for the benefit of the Company Group, and the Company Group is the intended beneficiary of this Section 10.15(b). This Section 10.15(b) will be irrevocable, and no term of this Section 10.15(b) may be amended, waived or modified without the prior written consent of Company.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ZEROFOX HOLDINGS, INC.

By: /s/ James C. Foster
James C. Foster
Chief Executive Officer and President

LGCS ACQUISITION HOLDCO, LLC

By: ZEROFOX HOLDINGS, INC., Managing Member

By: /s/ James C. Foster

James C. Foster
Chief Executive Officer and President

LOOKINGGLASS CYBER SOLUTIONS, INC.

By: /s/ Bryan S. Ware
Bryan S. Ware
Chief Executive Officer

LGCS HOLDCO, INC.

By: /s/ Bryan S. Ware
Bryan S. Ware
Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

LGCS MERGER SUB, INC.

By: /s/ Bryan S. Ware
Bryan S. Ware
Chief Executive Officer

/s/ Glenn Rieger

Glenn Rieger, solely in his capacity as

Stockholders’ Representative

[Signature page to Agreement and Plan of Merger]